UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

HARRIS CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HARRIS CORPORATION

1025 West NASA Boulevard

Melbourne, Florida 32919

September 10, 2013

Dear Fellow Shareholder:

On behalf of your Board of Directors, we are pleased to invite you to attend the 2013 Annual Meeting of Shareholders of Harris Corporation. The meeting will be held at the Harris Customer Briefing Center located at 1025 West NASA Boulevard in Melbourne, Florida, on Friday, October 25, 2013, starting at 1:00 p.m., local time.

The accompanying Notice of 2013 Annual Meeting of Shareholders and Proxy Statement describe the matters to be acted on at the meeting, which include:

•	election of the 13 nominees for director named in the accompanying Proxy Statement for a one-year term;

•	an advisory vote to approve the compensation of our named executive officers;

•	ratification of the appointment of our independent registered public accounting firm for fiscal year 2014; and

•	such other business as may properly come before the meeting or any adjournments or postponements thereof.

Your Board of Directors unanimously recommends a vote FOR the election of its nominees for director, FOR advisory approval of the compensation of our named executive officers and FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2014. These matters are discussed in greater detail in the accompanying Proxy Statement.

Following the voting, we will report on our operations and future plans. There also will be an open discussion period during which your questions and comments will be welcome.

The attendance of shareholders at our annual meetings has been helpful in maintaining communication and understanding. We hope you will be able to join us. Whether or not you plan to attend, it is important that your shares be represented and voted at the meeting. You can ensure that your shares are represented and voted at the meeting by submitting your proxy/voting instruction over the Internet or by telephone. If you received paper copies of the proxy materials by mail, you can also submit your proxy/voting instruction by mail by using the traditional proxy card that was included. Instructions for these convenient ways to vote are set forth on both the Notice of Internet Availability of Proxy Materials and the proxy/voting instruction card.

Sincerely,

Thomas A. Dattilo Chairman of the Board	William M. Brown President and Chief Executive Officer

YOUR VOTE IS IMPORTANT. PLEASE SUBMIT YOUR PROXY/VOTING INSTRUCTION

OVER THE INTERNET OR BY TELEPHONE.

YOU CAN ALSO COMPLETE, SIGN, DATE AND PROMPTLY RETURN

YOUR PROXY/VOTING INSTRUCTION CARD IF YOU RECEIVED PROXY MATERIALS BY MAIL.

HARRIS CORPORATION

1025 West NASA Boulevard

Melbourne, Florida 32919

Notice of

2013 Annual Meeting of Shareholders

to be held on October 25, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDER MEETING TO BE HELD ON OCTOBER 25, 2013:

The Proxy Statement and 2013 Annual Report to Shareholders are available at:

harris.com/proxy

TO THE HOLDERS OF COMMON STOCK

OF HARRIS CORPORATION:

NOTICE IS HEREBY GIVEN that the 2013 Annual Meeting of Shareholders of Harris Corporation will be held at Harris Corporation’s Customer Briefing Center located at 1025 West NASA Boulevard, Melbourne, Florida, on Friday, October 25, 2013, at 1:00 p.m., local time, for the following purposes:

1.	to elect as directors the 13 nominees named in the accompanying Proxy Statement for a one-year term expiring at the 2014 Annual Meeting of Shareholders;

2.	to hold an advisory vote to approve the compensation of our named executive officers as disclosed in the accompanying Proxy Statement;

3.	to ratify the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2014; and

4.	to consider and act upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The accompanying Proxy Statement more fully describes these items. We have not received notice of other matters that may be properly presented at the Annual Meeting.

Only holders of common stock of record at the close of business on August 30, 2013 are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. No ticket is required for admission to the Annual Meeting. For security purposes, however, you may be required to present evidence of your share ownership and a valid, government-issued photo identification, such as a driver’s license or passport, to gain admission to the Annual Meeting. Packages, boxes, handbags, briefcases and other items may be inspected.

We are pleased to be furnishing proxy materials over the Internet for most of our shareholders as permitted by Securities and Exchange Commission rules. These rules allow us to provide you with the information you need while conserving natural resources and lowering the costs of delivery. Please submit your proxy/voting instruction over the Internet or by telephone by following the instructions about how to view the proxy materials on your Notice of Internet Availability of Proxy Materials. If you received your proxy materials by mail, you may submit your proxy/voting instruction over the Internet or by telephone or by completing, signing, dating and promptly mailing your proxy/voting instruction card that was included. If you attend the Annual Meeting, you may vote in person.

By Order of the Board of Directors

Scott T. Mikuen

Senior Vice President,

General Counsel and Secretary

Melbourne, Florida

September 10, 2013

IMPORTANT NOTICE

Your vote is important. If you do not expect to attend the Annual Meeting of Shareholders or if you plan to attend but wish to vote by proxy, please submit your proxy/voting instruction over the Internet or by telephone. If you received printed proxy materials by mail, you can also submit your proxy/voting instruction by completing, signing, dating and promptly mailing the proxy/voting instruction card that was included and for which a postage-paid return envelope is provided.

HARRIS CORPORATION

2013 ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

Proxy Statement

for

2013 Annual Meeting of Shareholders

to be held on October 25, 2013

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Why am I receiving this

proxy statement?

We are making this proxy statement available to you over the Internet or delivering paper copies of this proxy statement to you by mail in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Harris Corporation (which we refer to as “Harris,” “Company,” “we,” “our” or “us”) and the solicitation of voting instructions by the Harris Corporation Retirement Plan Trustee, in each case for use at the 2013 Annual Meeting of Shareholders to be held on October 25, 2013, and at any adjournments or postponements thereof.

On September 12, 2013, we will commence mailing the Notice of Internet Availability of Proxy Materials to most of our shareholders, and we will also commence mailing to some of our shareholders, and make available electronically over the Internet to all of our shareholders: (1) the Notice of 2013 Annual Meeting of Shareholders and this proxy statement, and (2) a copy of our 2013 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the fiscal year ended June 28, 2013 and our audited financial statements. If you receive your proxy materials by mail, you also will receive an accompanying proxy/voting instruction card.

What is a proxy?

A proxy is your legal designation of another person to vote the shares you own. That other person is called a proxy. If you designate someone as your proxy, the document in which you make that designation is also called a proxy.

What is a proxy statement?

This document is a proxy statement. It is a document that we are required by law to provide to you when we ask you to name a proxy to vote your shares. We encourage you to read this proxy statement carefully.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a paper copy of the proxy materials?

The rules of the Securities and Exchange Commission (the “SEC”) permit us to furnish proxy materials over the Internet. As a result, we are mailing to most of our shareholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy materials. All shareholders receiving the Notice of Internet Availability of Proxy Materials will have the ability to access our proxy materials over the Internet and, if desired, to request to receive a paper copy of our proxy materials by mail. Instructions on how to access our proxy materials over the Internet or to request a paper copy may be found in the Notice of Internet Availability of Proxy Materials. In addition, the Notice of Internet Availability of Proxy Materials contains instructions on how you may request to access future proxy materials electronically on an ongoing basis.

Why didn’t I receive a notice in

the mail about the Internet availability of

the proxy materials?

We are providing some of our shareholders, including shareholders who have previously requested to receive paper copies of our proxy materials, with paper copies of our proxy materials instead of a Notice of Internet Availability of Proxy Materials.

In addition, we are providing a Notice of Internet Availability of Proxy Materials by e-mail to those shareholders who have previously elected delivery of proxy materials electronically. Those shareholders should have received an e-mail containing a link to the website where our proxy materials are available and a link to the proxy voting website.

How can I access the proxy materials over the Internet?

Your Notice of Internet Availability of Proxy Materials or proxy/voting instruction card will contain instructions on how to (1) view our proxy materials for the 2013 Annual Meeting over the Internet and (2) instruct us to send future proxy materials to you electronically by e-mail. Our proxy materials are also available on our website at harris.com/proxy.

Choosing to access future proxy materials electronically will help us conserve natural resources and reduce the cost of distributing our proxy materials. If you choose to access future proxy materials electronically, you will receive an e-mail with instructions containing a link to the website where our proxy materials are available and a link to the proxy voting website. Your election to access proxy materials by e-mail will remain in effect until you terminate it.

How may I obtain a paper copy of

the proxy materials?

Shareholders receiving a Notice of Internet Availability of Proxy Materials will find instructions about how to obtain a paper copy of our proxy materials on their Notice of Internet Availability of Proxy Materials. Shareholders receiving notice of the availability of proxy materials by e-mail will find instructions about how to obtain a paper copy of our proxy materials as part of that e-mail. Shareholders who do not receive a Notice of Internet Availability of Proxy Materials or an e-mail regarding the availability of proxy materials will receive a paper copy of our proxy materials by mail.

What is the purpose of the meeting?

The purpose of the 2013 Annual Meeting of Shareholders is to obtain shareholder action on the matters outlined in the notice of meeting included with this proxy statement. These matters include: (1) election of the 13 nominees for director named in this proxy statement for a one-year term expiring at the 2014 Annual Meeting of Shareholders; (2) an advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement; and (3) ratification of the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2014. This proxy statement provides you with detailed information about each of these matters. In addition, at the 2013 Annual Meeting, our management will report on our operations and future plans and respond to questions from shareholders.

What is a record date and

who is entitled to vote at the meeting?

A record date is the date, as of the close of business on which, shareholders of record are entitled to notice of and to vote at a meeting. The record date for the 2013 Annual Meeting is August 30, 2013. The record date was established by our Board as required under the laws of Delaware, our state of incorporation. Thus, owners of record of shares of Harris common stock as of the close of business on August 30, 2013 are entitled to receive notice of and to vote at the 2013 Annual Meeting and at any adjournments or postponements thereof.

How many shares can be voted and

what is a quorum?

You are entitled to one vote for each share of Harris common stock that you owned as of the close of business on August 30, 2013, and you may vote all those shares. Only our common stock has voting rights. On the record date, there were 106,340,902 shares of our common stock outstanding and entitled to vote at the 2013 Annual Meeting and approximately 5,277 holders of record.

A quorum is the minimum number of shares that must be represented in person or by proxy in order for us to conduct the 2013 Annual Meeting. The attendance in person or by proxy of holders of a majority of the shares of common stock entitled to vote at the 2013 Annual Meeting, or 53,170,452 shares of our common stock based on the record date of August 30, 2013, will constitute a quorum to hold the 2013 Annual Meeting. If you grant your proxy over the Internet, by telephone or by your proxy/voting instruction card, your shares will be considered present at the 2013 Annual Meeting and counted toward the quorum.

What different methods can I

use to vote?

You have a choice of voting:

•	Over the Internet;
•	By telephone;
•	By mail; or
•	In person at the Annual Meeting.

Even if you plan to attend the Annual Meeting, we encourage you to vote over the Internet, by telephone or by mail. Please carefully read the instructions below on how to vote your shares. Because the instructions vary depending on how you own your shares and the method you use to vote, it is important that you follow the instructions that apply to your particular situation.

If you vote over the Internet or by telephone, you should not return a proxy/voting instruction card.

What is the difference between a

“record holder” and a

“beneficial owner” holding

shares in “street name”?

You are a “record holder” if your shares are registered in your name, in which case you either hold a stock certificate or have an account directly with our transfer agent, Computershare Shareowner Services. Your shares are held in “street name” if your shares are registered or held in the name of your broker, bank or other nominee, in which case you are considered the “beneficial owner” of such shares.

How do I vote if I am a “record holder” (my shares are registered in my name)?

Voting over the Internet

Voting over the Internet is easy, fast and available 24 hours a day. Shareholders who have received a Notice of Internet Availability of Proxy Materials by mail may submit proxies over the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials. Shareholders who may have received notice of the Internet availability of the proxy materials by e-mail may submit proxies over the Internet by following the instructions included in the e-mail. Shareholders who have received a paper copy of a proxy/voting instruction card by mail may submit proxies over the Internet by following the instructions on the proxy/voting instruction card. You will be able to confirm that the Internet voting system has properly recorded your vote. Your vote will be counted immediately, and there is no need to return a proxy/voting instruction card.

Voting by telephone

Voting by telephone is also easy, fast and available 24 hours a day. Shareholders who live in the United States and Canada may submit proxies by telephone by calling toll-free 1-800-690-6903. Shareholders who have received a Notice of Internet Availability of Proxy Materials by mail must have the control number that appears on the notice available when voting. Shareholders who may have received a Notice of Internet Availability of Proxy Materials by e-mail must have the control number included in the e-mail when voting. Shareholders who have received a paper copy of a proxy/voting instruction card by mail must have the control number that appears on the proxy/voting instruction card available when voting. You will be able to confirm that the telephone voting system has properly recorded your vote. Your vote will be counted immediately, and there is no need to return a proxy/voting instruction card.

Voting by mail

You can save us expense by voting over the Internet or by telephone. Alternatively, if you received a paper copy of a proxy/voting instruction card, you can vote by mail by completing, signing, dating and promptly mailing your proxy/voting instruction card in the accompanying postage-paid return envelope.

Voting in person at the meeting

If you plan to attend the Annual Meeting, you can vote in person. To vote in person at the Annual Meeting, you will need to bring with you to present at the Annual Meeting evidence of your share ownership and a valid, government-issued photo identification, such as a driver’s license or passport.

How do I vote if I am a “beneficial owner” holding my shares in “street name”?

Voting over the Internet, by telephone or by mail

If your shares are registered or held in the name of your broker, bank or other nominee (“street name”), you have the right to direct your broker, bank or other nominee on how to vote your shares by using the method specified by your broker, bank or other nominee. In addition to voting by mail, a large number of brokerage firms and banks are participating in Internet or telephone voting programs. These programs provide eligible “street name” shareholders the opportunity to vote over the Internet or by telephone. Voting forms will provide instructions for shareholders whose brokerage firms or banks are participating in these programs.

Voting in person at the meeting

If your shares are registered or held in the name of your broker, bank or other nominee and you plan to attend the Annual Meeting in order to vote in person, you should contact your broker, bank or other nominee to obtain a broker’s proxy and bring it with you to the Annual Meeting, together with a valid, government-issued photo identification, such as a driver’s license or passport, and your account statement or other evidence of your share ownership.

Can I revoke my proxy or change my vote?

If your shares are registered in your name (“record holder”), you may revoke your proxy or change your vote at any time before your shares are voted at the Annual Meeting. There are several ways you can do this:

•	By sending a written notice of revocation to our Secretary at Harris Corporation, 1025 West NASA Boulevard, Melbourne, Florida 32919;

•	By duly signing and delivering a proxy/voting instruction card that bears a later date;

•	By subsequently voting over the Internet or by telephone as described above; or

•	By attending the Annual Meeting and voting in person by ballot.

If your shares are held in “street name,” you may revoke your proxy or change your vote by submitting new voting instructions to your broker, bank or other nominee.

What are my voting choices and what is the required vote on the matters proposed?

By giving us your proxy, you authorize our management to vote your shares at the 2013 Annual Meeting or at any adjournments or postponements thereof in the manner you indicate in your voting instructions.

Proposal 1:	Election of Directors

With respect to the proposal to elect 13 nominees for director for a one-year term expiring at the 2014 Annual Meeting of Shareholders, you may:

•	Vote “For” the election of one or more of the nominees for director named in this proxy statement;

•	Vote “Against” the election of one or more of the nominees for director named in this proxy statement; or

•	“Abstain” from voting as to the election of one or more of the nominees for director named in this proxy statement.

Pursuant to our By-Laws and Corporate Governance Principles, the voting standard for the election of our directors is a majority voting standard in uncontested elections and a plurality voting standard in contested elections. We have nominated 13 directors for election at the 2013 Annual Meeting, and because we did not receive advance notice under our By-Laws of any shareholder nominees for director, the 2013 election of directors is an uncontested election. To be elected in an uncontested election under a majority voting standard, a director nominee must receive more “For” votes than “Against” votes. Abstentions and any broker non-votes will have no effect on the election of directors because only votes cast “For” or “Against” a nominee will be counted. If an incumbent director nominee does not receive a greater number of “For” votes than “Against” votes, he or she must promptly offer to tender his or her resignation following certification of the vote. Our Corporate Governance Committee shall make a recommendation to our Board regarding action to be taken with respect to such offer to resign. If our Board does not accept the resignation, the nominee will continue to serve as a director until the next Annual Meeting and until his or her successor shall be duly elected and qualified, or until his or her prior death, resignation, retirement or removal from office. For additional information regarding the majority voting standard, see “Majority Voting for Directors” beginning on page 25.

Proposal 2:	An Advisory Vote to Approve the Compensation of our Named Executive Officers

With respect to the advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement, you may:

•	Vote “For” approval of the compensation of our named executive officers;

•	Vote “Against” approval of the compensation of our named executive officers; or

•	“Abstain” from voting on the proposal.

The affirmative vote of a majority of the shares present or represented at the Annual Meeting and entitled to vote on this proposal will be required to approve, on an advisory basis, the compensation of our named executive officers. Abstaining from voting on this proposal will have the effect of a vote against approval of the compensation of our named executive officers. Any broker non-votes will have no effect on the approval of the compensation of our named executive officers.

The vote on this proposal is advisory, and the result of the vote on this proposal is not binding on Harris, our Management Development and Compensation Committee or our Board. However, our Management Development and Compensation Committee and our Board will consider the voting results when making future decisions regarding compensation for our named executive officers.

Proposal 3:	Ratification of the Appointment of Independent Registered Public Accounting Firm

With respect to the proposal to ratify the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2014, you may:

•	Vote “For” ratification;

•	Vote “Against” ratification; or

•	“Abstain” from voting on the proposal.

The affirmative vote of a majority of the shares present or represented at the Annual Meeting and entitled to vote on this proposal will be required to ratify our Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2014. Abstaining from voting on this proposal will have the effect of a vote against ratification of the appointment of our independent registered public accounting firm. Because brokers, banks or other nominees are permitted under New York Stock Exchange (“NYSE”) rules to vote on this proposal even if such broker, bank or other nominee does not receive voting instructions, we do not expect broker non-votes on this proposal.

How do I vote shares held in

the Harris Retirement Plan?

If you are a participant in the Harris Corporation Retirement Plan (“Retirement Plan”) and you own shares of Harris common stock through the Retirement Plan, your voting instruction covers the shares of Harris common stock you own through the Retirement Plan. You may provide voting instructions for those shares to the trustee of the Retirement Plan over the Internet, by telephone or by mail as described above. If you do not provide voting instructions for those shares, then as directed by the terms of the Retirement Plan, those shares will be voted by the trustee in the same proportion as the shares for which other participants have timely provided voting instructions.

How do I vote shares held in the Harris Dividend Reinvestment Plan?

If you are a participant in the Harris Dividend Reinvestment Plan (“DRIP”) administered by Computershare Trust Company, N.A., your voting instruction covers the shares of Harris common stock held in your DRIP account. Computershare Trust Company, N.A., as the DRIP administrator, is the shareholder of record of Harris common stock owned through the DRIP and will not vote those shares unless you provide it with voting instructions, which you may do over the Internet, by telephone or by mail as described above.

What are the Harris Board’s voting recommendations and what happens if I return an unmarked proxy/voting instruction card?

If you properly execute and return a proxy/voting instruction card with no votes marked, your shares will be voted as recommended by our Board. Our Board’s recommendations are set forth together with the description of each proposal in this proxy statement. In summary, our Board unanimously recommends a vote:

•	FOR the election of all 13 of the nominees for director named in this proxy statement for a one-year term expiring at the 2014 Annual Meeting of Shareholders (see Proposal 1);

•	FOR approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement (see Proposal 2); and

•	FOR the ratification of the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2014 (see Proposal 3).

Could other matters be decided at the meeting?

At the date of this proxy statement, our Board did not know of any matters to be raised at the Annual Meeting other than those referred to in this proxy statement and did not intend to bring before the Annual Meeting any matter other than the proposals described in this proxy statement. With respect to other matters that may properly be brought before the Annual Meeting or any adjournments or postponements thereof, your shares will be voted at the discretion of the proxy holders.

How will my shares be voted if I do not

provide instructions to my broker?

It is possible for a proxy to indicate that some of the shares represented are not being voted with respect to certain proposals. This occurs, for example, when a broker, bank or other nominee does not have discretion under NYSE rules to vote on a matter without instructions from the beneficial owner of the shares and has not received such instructions. In these cases, non-voted shares will not be considered present and entitled to vote with respect to that matter, although they may be considered present and entitled to vote for other purposes and will be counted in determining the presence of a quorum. Under NYSE rules, brokers, banks or other nominees have discretionary voting power to vote without receiving voting instructions from the beneficial owner on “routine” matters, but not on “non-routine” matters. Under NYSE rules as currently in effect, “routine” matters include, among other things, the ratification of the appointment of an independent registered public accounting firm. The proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm is the only proposal set forth in this proxy statement that is considered “routine” under NYSE rules. This means that if you hold your shares through a broker, bank or other nominee, and you do not provide voting instructions by the 10th day before the Annual Meeting, your broker, bank or other nominee has the discretion to vote your shares on the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2014. Under NYSE rules, the proposal to elect the 13 nominees for director named in this proxy statement and the proposal to approve, on an advisory basis, the compensation of our named executive officers are not “routine” and your broker, bank or other nominee will not have the discretion to vote your shares on such proposals.

What does it mean if I receive more

than one Notice of Internet Availability of

Proxy Materials or more than one

proxy/voting instruction card?

If you receive more than one Notice of Internet Availability of Proxy Materials or more than one proxy/voting instruction card, you own shares of Harris common stock in multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is Computershare Shareowner Services, which may be reached by telephone at 1-888-261-6777 or over the Internet at www.computershare.com/investor.

Who pays for the solicitation of proxies?

We actively solicit proxy participation. We will bear the cost of soliciting proxies, including the cost of preparation, assembly, printing and mailing. In addition to this proxy statement, we request and encourage brokers, custodians, nominees and others to make available or supply proxy materials to our shareholders, and, upon request, we will reimburse them for their expenses. Our officers, directors and employees may, by letter, telephone or e-mail, or in person, make additional requests for the return of proxies, although we do not reimburse our own officers, directors or employees for soliciting proxies. We also have engaged Georgeson Inc. to assist in the solicitation of proxies for a fee of $10,000 plus reimbursement of out-of-pocket expenses. We also will reimburse brokers and other custodians, nominees and fiduciaries for forwarding proxy and solicitation materials to our shareholders in accordance with the fee schedule approved by the NYSE.

Will there be a webcast of the

Annual Meeting of Shareholders?

Our 2013 Annual Meeting of Shareholders will be webcast live on October 25, 2013. You may visit the Investor Relations section of our website at harris.com/investors to access the webcast of the Annual Meeting. The webcast will enable you to listen only. You will not be able to ask questions or vote your shares via the webcast. A replay of the webcast also will be available on our website through November 25, 2013. The information contained on our website is not incorporated by reference into this proxy statement.

Who will tabulate and oversee the vote?

Representatives of Broadridge Investor Communication Solutions, Inc. will tabulate and oversee the vote.

Do I need an admission ticket to

attend the Annual Meeting?

All shareholders are welcome to attend the Annual Meeting. No ticket is required for admission to the Annual Meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. If you attend, please note that you may be asked to present evidence of your share ownership and a valid, government-issued photo identification, such as a driver’s license or passport. For the safety of attendees, all packages, boxes, handbags, briefcases and other items are subject to inspection.

Where can I find the voting results

of the Annual Meeting?

We intend to announce the preliminary voting results at the Annual Meeting and to disclose final results in a current report on Form 8-K, which we will file with the SEC and make available through the Investor Relations section of our website at harris.com/investors within four business days of the Annual Meeting (or if final results are not available at that time, within four business days of the date on which final results become available).

PROPOSAL 1:    ELECTION OF DIRECTORS

Our Restated Certificate of Incorporation provides that our Board shall consist of not less than eight or more than 13 directors, the exact number of directors to be determined from time to time by our Board. The authorized number of directors is presently fixed at 13. All of our directors are standing for election for one-year terms expiring at the 2014 Annual Meeting of Shareholders.

Based on the recommendation of our Corporate Governance Committee, our Board has nominated the 13 incumbent members of our Board (Ms. Katen, Ms. Kenne and Messrs. Brown, Chiarelli, Dattilo, Growcock, Hay, Joshi, Kaufman, Rickard, Stoffel, Swienton and Tookes) for a new one-year term expiring at the 2014 Annual Meeting of Shareholders. On August 23, 2013, our Board increased the authorized number of directors from 12 to 13 and appointed Mr. Joshi as a director, effective September 1, 2013, for a term expiring at our 2013 Annual Meeting of Shareholders. In accordance with our Restated Certificate of Incorporation, a director holds office until the Annual Meeting of Shareholders for the year in which that director’s term expires, and until that director’s successor is elected and qualified, subject, however, to his or her prior death, resignation, retirement or removal from office. Vacancies may be filled by the remaining directors.

Proxies will be voted for the election of each of Ms. Katen, Ms. Kenne and Messrs. Brown, Chiarelli, Dattilo, Growcock, Hay, Joshi, Kaufman, Rickard, Stoffel, Swienton and Tookes to serve for a one-year term expiring at the 2014 Annual Meeting of Shareholders, unless otherwise specified in the proxy/voting instruction card or Internet or telephone voting instructions. Each of the nominees has consented to stand for election. If any nominee becomes unavailable for election, which is not currently anticipated by us, proxies instructing a vote for that nominee may be voted for a substitute nominee selected by our Board or, in lieu thereof, our Board may determine to leave the vacancy temporarily unfilled or reduce the number of directors in accordance with our By-Laws.

None of our directors (including each of the nominees) is related to any other director or to any executive officer of Harris or its subsidiaries, by blood, marriage or adoption.

Biographical summaries of the nominees, as well as information on their experience, qualifications, attributes and skills that our Board has determined support their nomination and service as a director of Harris, appear on subsequent pages, and data with respect to the number of shares of our common stock beneficially owned by each of them as of August 30, 2013 is set forth in the table on page 30.

Under NYSE rules, brokers, banks or other nominees are prohibited from voting for or against director nominees without receiving voting instructions from the beneficial owner of the shares. We, therefore, urge you to vote your shares.

NOMINEES FOR ELECTION

William M. Brown, 50, is our President and Chief Executive Officer. Prior to joining Harris in November 2011, Mr. Brown was Senior Vice President, Corporate Strategy and Development, of United Technologies Corporation (“UTC”). Earlier, he served five years as President of UTC’s Fire & Security Division. In all, Mr. Brown spent 14 years with UTC, holding U.S. and international roles at various divisions, including Carrier Corporation’s Asia Pacific Operations and the Carrier Transicold division. Before joining UTC in 1997, he worked for McKinsey & Company as a senior engagement manager. He began his career as a project engineer at Air Products and Chemicals, Inc.

Mr. Brown has been a member of the Board since December 2011.

Mr. Brown serves on the board of directors of the Fire Department of NYC (FDNY) Foundation and the board of trustees of Florida Polytechnic University. He is a member of the National Security Telecommunications Advisory Committee and was recently appointed to the United States-Brazil CEO Forum.

Qualifications Statement:    Our Board nominated Mr. Brown for election as a director based upon his current role as our Chief Executive Officer and the terms of his employment agreement (failure to nominate him would constitute “constructive termination”), as well as his extensive leadership and management skills. Mr. Brown’s prior service as a senior executive of UTC, a large international public company, including as President of UTC’s Fire & Security Division and his management and leadership positions at UTC’s Carrier Corporation, including as President of its Asia Pacific Operations, provide him with extensive knowledge of complex strategic, operational, management and financial issues faced by a large company with international operations. This experience brings our Board important knowledge and expertise related to strategic planning, global supply chain and procurement, productivity and lean manufacturing initiatives, international sales, marketing and operations, domestic and international mergers and acquisitions, regulatory challenges, and enterprise risk management. His more recent role as UTC’s Senior Vice President, Corporate Strategy and Development and his prior role as a consultant also provide him with additional experience and knowledge related to global strategic planning, mergers and acquisitions, economic analysis and operational improvement projects. His engineering and finance education and experience provide him with knowledge relevant to many of our businesses and our overall capital structure and financial processes.

Peter W. Chiarelli, General U.S. Army (Ret.), 63, retired in March 2012 from the U.S. Army, where he most recently served as Vice Chief of Staff, the Army’s second-highest-ranking officer, with responsibility for oversight of the day-to-day operations of the Army and for leading the Army’s budget planning and execution and its efforts to modernize its equipment, procedures and formations. During his nearly 40 years of service with the U.S. Army, Mr. Chiarelli held several other senior officer positions, including Senior Military Assistant, Secretary of Defense, serving as principal military advisor to the Secretary of Defense; Commander of the Multi-National Corps – Iraq, serving as the senior tactical commander of U.S. and Coalition troops in Iraq; Division Commander, Fort Hood, Texas and Baghdad, Iraq; U.S. Army Chief of Operations, Training and Mobilization; and Executive Officer, Supreme Allied Commander, Europe, serving as principal military assistant and advisor to the Supreme Allied Commander, Europe. He also commanded troops at all levels from platoon to Multi-National Corps. Since his retirement from the U.S. Army, Mr. Chiarelli serves as Chief Executive Officer of One Mind for Research, a non-profit organization bringing together healthcare providers, researchers and academics to cure brain disorders.

Mr. Chiarelli has been a member of our Board since August 2012 and is a member of our Business Conduct and Corporate Responsibility Committee.

Qualifications Statement:    Mr. Chiarelli had a distinguished career in the U.S. Army prior to joining our Board in August 2012. His vast U.S. and global military leadership experience provides him with an understanding of and appreciation for the complexities of both the U.S. and international militaries, defense communities and defense industries, which brings our Board important knowledge and expertise in these areas and makes him a valuable strategic advisor to our U.S. Government businesses. Mr. Chiarelli’s responsibility as a senior U.S. Army officer also provides him with experience addressing complex operational and strategic issues, managing significant operating budgets and handling legislative and public affairs and with an extensive background in military operations and national security, which adds to our Board’s skills and furthers our Board’s knowledge and expertise in these areas. Mr. Chiarelli’s recent experience serving as Chief Executive Officer of a healthcare-oriented non-profit organization, together with his healthcare-related leadership experience in the U.S. Army, furthers our Board’s appreciation and understanding of medical research, the healthcare industry and military healthcare.

Thomas A. Dattilo, 62, is our Chairman. Since January 2013 he has served as Chairman and Senior Advisor to Portfolio Group, a privately-held provider of outsourced financial services to automobile dealerships specializing in aftermarket extended warranty and vehicle service contract programs. He is also an advisor and consultant to various private investment firms. He served as a Senior Advisor for Cerberus Operations and Advisory Company, LLC, a unit of Cerberus Capital Management, a private investment firm, from June 2007 until June 2009. Prior to joining Cerberus, Mr. Dattilo was most recently Chairman, President and Chief Executive Officer of Cooper Tire & Rubber Company, which specializes in the design, manufacture and sale of passenger and truck tires.

He joined Cooper in January 1999 as President and Chief Operating Officer and served as Chairman, President and Chief Executive Officer from 2000 until 2006. Prior to joining Cooper, he held senior positions with Dana Corporation. His last position with Dana was President of its sealing products group.

Mr. Dattilo has been a member of our Board since August 2001. He became Chairman on January 1, 2012. He is also Chairperson of our Management Development and Compensation Committee and a member of our Audit Committee.

Mr. Dattilo also is a director of Solera Holdings, Inc. (since January 2013) and of Haworth, Inc. (since 2010). He is past Chairman of the Rubber Manufacturers Association and past Chairman of the Board of Trustees of the Manufacturers Alliance for Productivity and Innovation. Mr. Dattilo served as a director of Cooper Tire & Rubber Company from 1999 to 2006 and Alberto-Culver Company from 2006 to May 2011.

Qualifications Statement:    Mr. Dattilo’s prior service as a senior executive of large, publicly traded companies, including as a former Chairman, President and Chief Executive Officer of Cooper Tire & Rubber Company and as an executive of a manufacturing company, provides him with extensive knowledge of complex operational, management, financial, strategic and governance issues faced by a large global public company. This experience brings our Board important knowledge and expertise related to global supply chain and distribution, mergers and acquisitions, lean manufacturing and related initiatives, international operations, human resources and talent management, accounting and internal controls, and investor relations. His more recent experience as an advisor to private investment firms also provides him with additional experience and knowledge related to strategic planning, capital raising, mergers and acquisitions, and economic analysis. Based on his senior executive experience and his service on other public company boards, Mr. Dattilo brings to our Board a strong understanding of public company governance and executive compensation.

Terry D. Growcock, 67, is retired Chairman of the Board and Chief Executive Officer of The Manitowoc Company, Inc., a diversified industrial manufacturer of cranes and foodservice equipment and a provider of ship building and ship repair services. He joined Manitowoc in 1994 as Executive Vice President and General Manager of Manitowoc Ice. He became President of Manitowoc Foodservice Group in 1995 and served in that capacity until his promotion to President, Chief Executive Officer and a member of the Board of Directors of The Manitowoc Company, Inc. in 1998. He was named Chairman of the Board of Directors and Chief Executive Officer of Manitowoc in October 2002. Mr. Growcock retired as Chief Executive Officer of Manitowoc in May 2007 and as Chairman of the Board in December 2008.

Mr. Growcock has been a member of our Board since August 2005 and is a member of our Business Conduct and Corporate Responsibility Committee and our Management Development and Compensation Committee.

Mr. Growcock also is a director of Carlisle Companies Incorporated (since 2008) and Harsco Corporation (since 2008) and an advisory member of the Kelley School of Business at Indiana University. Mr. Growcock served as a director of The Manitowoc Company, Inc. from 1998 to 2008.

Qualifications Statement:    Mr. Growcock’s prior service as a senior executive of The Manitowoc Company, Inc., including as former Chairman, President and Chief Executive Officer and as an executive in several of Manitowoc’s business units, provides him with extensive knowledge of complex operational, management, financial and governance issues faced by a large industrial manufacturing company with international operations. This experience brings our Board important knowledge and expertise related to domestic and international merger and acquisition transactions, joint ventures and strategic alliances, international sales, marketing and operations, global procurement, lean manufacturing and related initiatives, human resources and talent management, global compliance, and strategic planning. He also has experience with government projects and with the government procurement process as well as international trade. Mr. Growcock also has gained a strong understanding of public company governance and executive compensation through his senior executive experience and his service on several public company boards.

Lewis Hay III, 57, is Executive Chairman of NextEra Energy, Inc., one of the nation’s leading electricity-related services companies and the largest renewable energy generator in North America. He was elected President and Chief Executive Officer and a director of NextEra Energy, Inc. in June 2001 and Chairman of the Board in January 2002. Mr. Hay retired as Chief Executive Officer of NextEra Energy, Inc. in July 2012. Mr. Hay also is Chairman of NextEra Energy’s two primary subsidiaries, Florida Power & Light Company and NextEra Energy Resources, LLC. Mr. Hay relinquished the title of President of NextEra Energy in December 2006 and Chief Executive Officer of Florida Power & Light Company in July 2008. He joined NextEra Energy as Vice President, Finance and Chief Financial Officer in 1999. From March 2000 until December 2001 he served as President of NextEra Energy Resources LLC.

Mr. Hay has been a member of our Board since February 2002 and is Chairperson of our Corporate Governance Committee and a member of our Management Development and Compensation Committee.

In addition to being a director of NextEra Energy, Inc. (since 2001), Mr. Hay is a director of Capital One Financial Corporation (since 2003), WellPoint, Inc. (since July 2013), the Institute of Nuclear Power Operations and the Edison Electric Institute, where he previously served as Chairman. He is a member of the Business Board of Advisors at Carnegie Mellon University’s Tepper School of Business and the Florida Council of 100. Mr. Hay is a former member of the Business Roundtable. Mr. Hay also served on the President’s Council on Jobs and Competitiveness from 2011 to 2013.

Qualifications Statement:    Mr. Hay’s service as a senior executive of a large, publicly traded company, including as NextEra Energy, Inc.’s Chairman and former Chief Executive Officer and previously as its Chief Financial Officer, and his prior experience as a chief financial officer of another large company, as well as his nine years of experience as a strategy consultant, provide him with extensive knowledge of complex strategic, operational, management, regulatory, financial and governance issues faced by a large public company. This experience brings our Board important knowledge and expertise related to strategic planning, capital raising, financial planning, enterprise risk management, accounting and internal controls, mergers and acquisitions, and investor relations. His science and engineering education and training have provided him with knowledge and experience relevant to some of our businesses. Mr. Hay also brings to us a strong understanding of executive compensation and public company governance as he serves on the boards of several publicly held companies.

Vyomesh I. Joshi, 59, retired in April 2012 as Executive Vice President, Imaging and Printing Group of Hewlett-Packard Company (“HP”), a company engaged in personal computing and access devices, imaging and printing-related products and services and information technology software and solutions. Mr. Joshi joined HP in 1980 as a research and development engineer and went on to hold a series of management positions with increasing responsibility, including serving as Executive Vice President of HP’s Imaging and Printing Group from 2002 to 2012. During his career, he oversaw some of HP’s most successful global commercial enterprises.

Mr. Joshi has been a member of our Board since September 1, 2013.

Mr. Joshi also is a director of Wipro Limited (since 2012) and served as a director of Yahoo! Inc. from 2005 to 2012. He also is a member of the Dean’s Advisory Council at The Rady School of Management at the University of California, San Diego.

Qualifications Statement:     Mr. Joshi’s prior service as a senior executive of HP, including as Executive Vice President, Imaging and Printing Group, and his more than 30 years of experience focused on strategy and technology provide him with extensive knowledge of complex strategic, research and development, operational, management and financial issues faced by a large publicly traded, technology-driven company with global operations. This experience brings to our Board important knowledge and expertise related to strategic planning, technology innovation, research and development, new product introductions, global manufacturing and operations, supply chain and distribution, joint ventures and strategic alliances, and human resources and talent management. His scientific and engineering education and training have provided him with knowledge and experience relevant to some of our businesses. Mr. Joshi also has gained an understanding of public company governance and operations through his service on other public company boards.

Karen Katen, 64, is a Senior Advisor to Essex Woodlands, a healthcare growth equity and venture capital firm. She joined Essex Woodlands in October 2007. Ms. Katen retired in March 2007 as Vice Chairman of Pfizer Inc., a research-based, global pharmaceutical company. Ms. Katen joined Pfizer in 1974 and held a series of management positions with increasing responsibility, including serving as President of Pfizer Global Pharmaceuticals and Executive Vice President of Pfizer from 2001 to 2005 and President of Pfizer Human Health, the company’s principal operating group, from 2005 to 2007. She has also served as Chairman of the Pfizer Foundation, a charitable foundation affiliated with Pfizer.

Ms. Katen has been a member of our Board since December 1994 and is a member of our Business Conduct and Corporate Responsibility Committee and our Corporate Governance Committee.

Ms. Katen also is a director of The Home Depot, Inc. (since 2007), Air Liquide (since 2008) and Catamaran Corporation (since December 2012) and a member of the Global Advisory Board of Takeda Pharmaceutical Company Limited, and the chairperson of the RAND Corporation’s Health Board of Advisors. Ms. Katen is a trustee for the University of Chicago and is a council member of the Booth Graduate School of Business at the University of Chicago. Ms. Katen served as a director of General Motors Corporation from 1997 to 2009. Ms. Katen is also a director at the New York Botanical Garden.

Qualifications Statement:    Ms. Katen’s prior service as a senior executive officer of Pfizer Inc., including as Vice Chairman, as President of Pfizer’s principal operating group and as an executive in other operations, provides her with extensive knowledge of complex strategic, operational, management, regulatory, research and development, financial and governance issues faced by a large public company with international operations. This experience brings our Board important knowledge and expertise related to strategic planning, supply chain, marketing, research and development, new product introductions, operations, human resources, international trade, regulatory challenges, enterprise risk management, mergers and acquisitions, and investor relations. In addition, Ms. Katen brings to our Board a wide range of experience as a board member of some of the largest U.S.-based companies, including extensive experience with governance matters.

Stephen P. Kaufman, 71, has been a Senior Lecturer of Business Administration at the Harvard Business School since January 2001. He is a retired Chairman and Chief Executive Officer of Arrow Electronics, Inc., a distributor of semiconductors and computer products. He became President and Chief Operating Officer of Arrow in 1985, Chief Executive Officer in 1986, and Chairman in 1994. He retired in September 2002. Previously, Mr. Kaufman was a partner at McKinsey & Company, an international management consulting firm.

Mr. Kaufman has been a member of our Board since December 1999 and is a member of our Audit Committee and our Finance Committee.

Mr. Kaufman also is a director of KLA-Tencor Corporation (since 2002). Mr. Kaufman served as a director of Thermo Fischer Scientific Inc. from 2007 to 2010, Freescale Semiconductor, Inc. from July 2004 to December 2006 and again from July 2007 to November 2009, Arrow Electronics, Inc. from 1984 to 2003 and Polaroid Corporation from 1997 to 2001.

Qualifications Statement:    Mr. Kaufman’s prior service as a senior executive of Arrow Electronics, Inc., including as former Chairman and Chief Executive Officer as well as Chief Operating Officer, together with his experience as a strategy consultant, provides him with extensive knowledge of complex strategic, operational, management, financial and governance issues. This experience brings our Board important knowledge and expertise related to strategic planning, capital raising, financial planning, domestic and international mergers and acquisitions, global procurement and distribution, and human resources and talent management. His more recent experience as a Senior Lecturer at the Harvard Business School also provides him with insight on evolving business development techniques and trends. In addition, Mr. Kaufman brings our Board a wide range of experience, including extensive experience in governance and executive compensation matters, based on more than 25 years of service on public company boards.

Leslie F. Kenne, Lieutenant General USAF (Ret.), 65, retired in September 2003 from the U.S. Air Force, where she had a 32-year military career and had most recently been Deputy Chief of Staff for Warfighting Integration at Air Force headquarters in Washington, D.C. Previously, she commanded the Electronic Systems Center at Hanscom Air Force Base in Massachusetts. She also directed a number of major procurement programs, including the F-16 and Joint Strike Fighter programs. Since her retirement from the U.S. Air Force, Ms. Kenne is a private independent consultant for various defense companies and/or agencies.

Ms. Kenne has been a member of our Board since April 2004 and is Chairperson of our Business Conduct and Corporate Responsibility Committee and a member of our Finance Committee.

Ms. Kenne also is a director of Unisys Corporation (since 2006) and Oshkosh Corporation (since 2010). Ms. Kenne served as a director of EDO Corporation from 2004 to 2007.

Qualifications Statement:    Ms. Kenne had a distinguished career in the U.S. Air Force prior to joining our Board in 2004. Her responsibility as a senior Air Force officer provides her with experience managing significant operating budgets and addressing complex operational and strategic issues and with first-hand experience on large government projects and the government procurement process. Ms. Kenne’s experience also provides her with an appreciation for the complexities of both the U.S. Military and the defense industry, which brings to our Board important knowledge and expertise in these areas and makes her a valuable strategic advisor to our U.S. Government businesses. Her experience also brings to our Board important knowledge and expertise regarding program development, resourcing and other aspects of managing major U.S. Department of Defense programs as well as operations and systems engineering. Ms. Kenne’s recent experience serving as a compliance monitor for large organizations brings to our Board an in-depth appreciation and understanding of business conduct and compliance matters that are particularly relevant for a U.S. Government contractor. Ms. Kenne also has gained an understanding of public company governance and operations through her service on several public company boards.

David B. Rickard, 66, retired from CVS Caremark Corporation, a retail pharmacy chain and provider of healthcare services and pharmacy benefits management, in December 2009. Prior to his retirement, Mr. Rickard was the Executive Vice President, Chief Financial Officer and Chief Administrative Officer. He held this position since joining CVS in September 1999. Prior to joining CVS, he was Senior Vice President and Chief Financial Officer of RJR Nabisco Holdings Corporation from March 1997 to August 1999. Previously, he was Executive Vice President of International Distillers and Vintners Americas.

Mr. Rickard has been a member of our Board since October 2001 and is Chairperson of our Audit Committee and a member of our Finance Committee.

Mr. Rickard also is a director of Jones Lang LaSalle Incorporated (since 2007) and Dollar General Corporation (since 2010), and chairs the Audit Committee of each of these boards. He is also a former member of the Financial Accounting Standards Advisory Council (extended term).

Qualifications Statement:    Mr. Rickard’s prior service as the Chief Financial Officer and the Chief Administrative Officer of CVS Caremark Corporation and his more than 37 years of experience in various businesses adds important experience to our Board in terms of corporate finance, strategic planning, banking relationships, operations, complex information technology and other systems, acquisition evaluation and integration, enterprise risk management and investor relations. His finance education and experience also have provided him with knowledge and expertise particularly relevant to our capital structure and related credit and finance matters. His experience with complex financial and accounting functions, including service as a chief financial officer for complex organizations and as the chairman of the audit committees of two other publicly traded companies, contributes perspectives on the functioning of audit committees and internal control-related matters that are beneficial to our Board and Audit Committee. Based on this experience, our Board has determined that Mr. Rickard is an Audit Committee financial expert. Based on his senior executive experience and his service on other public company boards, Mr. Rickard also brings to us an understanding of public company governance.

Dr. James C. Stoffel, 67, is a General Partner of Trillium International, a private equity company. He was an executive at Eastman Kodak Company, a film and digital imaging company, until April 2005, having served as Senior Vice President, Chief Technical Officer since 2000, and Director of Research and Development, after joining the firm in 1997 as Vice President, Director Electronic Imaging Products Research and Development. Prior to joining Kodak, he was with Xerox Corporation for more than 20 years, serving as Vice President of Corporate Research and Technology, Vice President and General Manager of the Advanced Imaging Business Unit, Vice President and Chief Engineer, as well as other executive positions.

Dr. Stoffel has been a member of our Board since August 2003 and is a member of our Business Conduct and Corporate Responsibility Committee and our Corporate Governance Committee.

Dr. Stoffel also is a director of Aviat Networks, Inc. (since 2007) and currently serves as Aviat’s Lead Independent Director. He also serves on the President’s Advisory Council at the University of Notre Dame and is Chairman of the advisory board of ASTRI, Hong Kong.

Qualifications Statement:    Dr. Stoffel’s prior service as a senior executive of large, publicly traded, technology-driven companies, including as a Chief Technical Officer and Director of Research and Development at Eastman Kodak Company, and his more than 30 years of experience focused on technology development, provide him with an extensive knowledge of complex technical research and development projects and management, financial and governance issues faced by a large public company with international operations. This experience brings to our Board important knowledge and expertise related to research and development, new product introductions, strategic planning, manufacturing, operations and corporate finance. He also provides our Board with experience and perspective related to classified programs. His more recent experience as an advisor to, and general partner in, private equity firms provides him with additional experience and knowledge related to strategic planning, capital raising, mergers and acquisitions, and economic analysis. His scientific and engineering education and training have provided him with knowledge and experience relevant to many of our businesses. Dr. Stoffel also has gained an understanding of public company governance and executive compensation through his service on public company boards, including as a lead independent director.

Gregory T. Swienton, 63, is retired Chairman and Chief Executive Officer of Ryder System, Inc., a logistics and transportation services company. He joined Ryder in June 1999 as President and Chief Operating Officer, and was named Chief Executive Officer in November 2000 and Chairman in May 2002. He retired as Chief Executive Officer of Ryder in December 2012 and as Chairman in May 2013. Prior to joining Ryder, he was Senior Vice President-Growth Initiatives of Burlington Northern Santa Fe Corporation (“BNSF”). He held senior positions with BNSF and the former Burlington Northern Railroad from 1994 to 1999, and various executive and management positions with DHL Worldwide Express from 1982 to 1994.

Mr. Swienton has been a member of our Board since February 2000 and is Chairperson of our Finance Committee and a member of our Audit Committee.

Mr. Swienton also is a director of Lennox International Inc. (since 2010). Mr. Swienton served as a director of Ryder System, Inc. from June 1999 to May 2013.

Qualifications Statement:    Mr. Swienton’s service as a senior executive of large, publicly traded companies, including as Ryder System, Inc.’s Chairman and Chief Executive Officer and previously as its President and Chief Operating Officer, and his more than 40 years experience in large, global businesses, including long-term overseas assignments, provides him with extensive knowledge of complex strategic, operational, financial, management and governance issues faced by a large public company. This experience brings our Board important knowledge and expertise in terms of supply chain, logistics, domestic and international operations, business development, corporate finance, banking, human resources and talent management, accounting and internal controls, safety management, enterprise risk management, complex information technology and investor relations. His finance education and experience also have provided him with knowledge and expertise particularly relevant to our capital structure and related credit and finance matters.

Hansel E. Tookes II, 65, retired from Raytheon Company, a company engaged in defense and government electronics, space and airborne systems, information technology, technical services and business and special mission aircraft, in December 2002. He joined Raytheon in September 1999 as President and Chief Operating Officer of its Raytheon Aircraft Company subsidiary, a commercial, military and regional aircraft manufacturing company. He was appointed Chief Executive Officer of Raytheon Aircraft Company in January 2000 and Chairman in August 2000. He became President of Raytheon International in May 2001. Prior to joining Raytheon in 1999, he served United Technologies Corporation as President of its Pratt & Whitney Large Military Engines Group since 1996. He joined United Technologies Corporation in 1980 and held a variety of senior leadership positions. Mr. Tookes was a Lieutenant Commander and pilot in the U.S. Navy and later served as a commercial pilot with United Airlines.

Mr. Tookes has been a member of our Board since April 2005 and is a member of our Corporate Governance Committee and our Management Development and Compensation Committee.

Mr. Tookes also is a director of Corning Incorporated (since 2001), NextEra Energy, Inc. (since 2005) and Ryder System, Inc. (since 2002).

Qualifications Statement:    Mr. Tookes’ prior service as a senior executive of large international public aerospace and defense companies, including as Chief Executive Officer, President and Chief Operating Officer of Raytheon Aircraft Company and his prior management and leadership positions at Pratt & Whitney, adds important experience to our Board in terms of operations, manufacturing, regulatory issues, performance excellence, global compliance, business development, technology-driven business environments, accounting and internal controls, and enterprise risk management. He also has extensive experience on large aerospace and defense government projects and with the government procurement process, including experience with major U.S. Department of Defense programs, which brings our Board important knowledge and experience in these areas and makes him a valuable strategic advisor to our U.S. Government businesses. His science, engineering and business education and training also have provided him with knowledge and experience relevant to many of our businesses. In addition, he brings to our Board significant and broad public company governance experience, including service on several other public company boards.

Recommendation Regarding Proposal 1

To be elected in an uncontested election of directors, a nominee must receive more “For” votes than “Against” votes. Abstentions and any broker non-votes will have no effect on the election of directors because only votes cast “For” or “Against” a nominee will be counted.

Our Board of Directors unanimously recommends that you vote “FOR” the election of each of the nominees in this uncontested election of directors. If not otherwise specified, proxies will be voted “FOR” the election of each of the nominees as recommended by our Board.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board of Directors

Our business, property and affairs are managed under the direction of our Board. Members of our Board are kept informed of our business through discussions with our Chief Executive Officer and other officers, by reviewing materials provided to them or requested by them, by visiting our offices and plants and by participating in meetings of our Board and its committees.

Corporate Governance Principles

Our Board has long been focused on and committed to responsible and effective corporate governance. Our Board has adopted Corporate Governance Principles that trace their history to 1960 and have evolved and been revised over time. Our Corporate Governance Committee is responsible for overseeing the Corporate Governance Principles and reporting and making recommendations to our Board concerning corporate governance matters. Our Board regularly reviews our Corporate Governance Principles and updates them periodically in response to changing regulatory requirements and evolving governance practices. Our Corporate Governance Principles address matters including Board composition, director independence, selection of a Chairman, designation, selection and responsibilities of a Lead Independent Director, selection of Board nominees, Board membership criteria, majority voting for directors, mandatory retirement, director compensation, stock ownership guidelines, prohibitions on hedging and pledging transactions, meetings, executive sessions of independent directors, access to management, committees of our Board, evaluation of the performance of our Chief Executive Officer, succession planning, director responsibilities, orientation and continuing education, and self-evaluation of our Board and Board committees. A copy of our Corporate Governance Principles is available on the Corporate Governance section of our website at harris.com/corporate_governance/.

Director Independence

Our Corporate Governance Principles require us to have a board of directors with at least two-thirds of independent directors. Our Board has, and has had for many years, a substantial majority of independent directors. Our Board has adopted Director

Independence Standards to assist in the evaluation of the independence of each of our directors. Our Board assesses the independence of our directors and examines the nature and extent of any relationships between us and our directors, their families and their affiliates. A copy of our Director Independence Standards is available on the Corporate Governance section of our website at harris.com/corporate_governance/.

For a director to be considered independent, our Board must affirmatively determine that a director does not have any direct or indirect material relationship with us, other than as a director. A director will not be considered independent if, within the preceding three years:

•	The director was an employee, or an immediate family member of the director was employed as an executive officer, of Harris; or

•

The director, or an immediate family member of the director, received more than $120,000 during any 12-month period in direct compensation from Harris, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service with Harris); except that compensation received by an immediate family member of the director for services as a non-executive employee of Harris need not be considered in determining independence under this test; or

•

The director was a partner with or employed by a present or former internal or external auditor of Harris, or an immediate family member of the director is a current partner of such a firm, or the director has an immediate family member who is a current employee of an internal or external auditor of Harris and personally worked on the Harris audit within the last three years; or

•

The director, or an immediate family member of the director, was employed as an executive officer of another company where any of Harris’ present executives at the same time served on that company’s compensation committee; or

•	The director currently is an executive officer of or employed by another company, or an immediate family member of the director currently is employed as an executive officer of such other company, that has made payments to, or received payments from, Harris for property or services (not including charitable contributions) in an amount which, in any single fiscal year, exceeds the greater of (a) $1 million or (b) 2% of such other company’s consolidated gross revenues.

Our Board has determined that the following relationships will not be considered to be material relationships that would impair a director’s independence:

•

If a director of Harris is an executive officer or an employee, or an immediate family member of a director of Harris is an executive officer, of another company that makes payments to, or receives payments from, Harris for property or services in an amount which, in any single fiscal year, does not exceed the greater of (a) $1 million or (b) 2% of the consolidated gross annual revenues of such other company, as applicable; or

•

If a director of Harris or an immediate family member of a director of Harris is an executive officer of another company that is indebted to Harris, or to which Harris is indebted, and the total amount of the borrower company’s indebtedness to the other company is less than 2% of the consolidated assets of the company wherein the director or immediate family member serves as an executive officer; or

•

If a director of Harris is an executive officer of another company in which Harris owns an equity interest, and the amount of the equity interest is less than 5% of the total equity of such other company; or

•

If a director of Harris, or the spouse of a director of Harris, serves as a director, officer or trustee of a charitable organization, and within the preceding three years, Harris’ discretionary contributions to the organization in any single fiscal year are less than the greater of (a) $1 million or (b) 2% of that organization’s consolidated gross annual revenues; or

•	If a director or a director’s immediate family members own Harris shares.

Pursuant to our Corporate Governance Principles, the Board undertook a review of director independence in August 2013, which included a review of the responses of the directors to questions regarding each director’s commercial, industrial, banking, consulting, legal, accounting, charitable and family relationships, and discussions with the directors and nominees. Based upon the NYSE listing standards and our Director Independence Standards, our Board has affirmatively determined in its business judgment that all of our directors (including each nominee for election), with the exception of Mr. Brown, our President and Chief Executive Officer, are independent and have no direct or indirect material relationship with Harris, other than as a director, that will impair the director’s independence.

Related Person Transaction Policy

Our Board has adopted a written policy and procedures for the review, approval and ratification of transactions among Harris and our directors, executive officers and their related interests. This policy supplements the conflicts of interest policies set forth in our Standards of Business Conduct and our Directors’ Standards of Business Conduct and our other internal procedures. Under the policy, all related person transactions (as defined in the policy) are to be reviewed by our Corporate Governance Committee. Our Corporate Governance Committee may approve or ratify related person transactions if, in its business judgment, it determines that the transaction is in, or is not inconsistent with, the best interests of Harris and our shareholders. This may include situations where we provide or receive products or services to or from related persons on an arm’s-length basis on terms comparable to those provided to or received from unrelated third parties. Any director who participates in or is the subject of an existing or potential related person transaction may not participate in the approval or ratification decision-making process of our Corporate Governance Committee.

Under the policy, and consistent with SEC rules, a related person transaction is any transaction, arrangement or relationship in which Harris was, is or will be a participant, where the amount involved exceeds $120,000 and in which a related person had, has or will have a direct or indirect material interest. A related person includes any of our directors, nominees for director or executive officers, any person who is known to be the beneficial owner of more than 5% of any class of our common stock, an immediate family member of any person described above and any firm, corporation or other entity controlled by any person described above. The policy requires each director and executive officer annually to complete a questionnaire to identify their related interests and persons, and to notify us of changes in that information. Before entering into a proposed related person transaction, the related person or involved business area of Harris is requested to notify our Secretary of the facts and circumstances of the potential transaction. If the Secretary determines that the proposed transaction is a related person transaction, it shall be submitted to our Corporate Governance Committee for review and consideration. A related person transaction entered into without our Corporate Governance Committee’s prior approval will not violate this policy or be unenforceable, so long as the transaction is brought to our Corporate Governance Committee promptly after it is entered into or after it becomes apparent that the transaction is covered by this policy and is ratified by our Corporate Governance Committee.

Based on its holdings as reported on a Schedule 13G/A filed with the SEC, BlackRock, Inc. beneficially owned more than 5% of our common stock as of August 30, 2013. BlackRock, Inc. and certain of its affiliates provided asset management services in fiscal 2013 for our Retirement Plan, for which participants paid or will pay approximately $769,000.

Based on its holdings as reported on a Schedule 13G/A filed with the SEC, T. Rowe Price Associates, Inc. beneficially owned more than 5% of our common stock as of August 30, 2013. T. Rowe Price Associates, Inc. and certain of its affiliates provided asset management services in fiscal 2013 for our Retirement Plan, for which participants paid or will pay approximately $1,341,000.

The agreements with each of BlackRock, Inc. and T. Rowe Price Associates, Inc. were negotiated on an arm’s-length basis and the ownership of our common stock plays no role in the business relations between us and BlackRock, Inc. or T. Rowe Price Associates, Inc. In addition, we believe that the agreements represent standard terms and conditions for asset management services. In accordance with our related persons transaction policy, our Corporate Governance Committee reviewed, ratified and approved such services.

Board Leadership Structure and

Lead Independent Director

Board Leadership Structure.    Our Board’s leadership is currently structured as follows: an independent, non-executive Chairman of the Board; a separate Chief Executive Officer (“CEO”) who serves on our Board; a robust standing committee structure comprised solely of independent directors; and engaged and independent Board members who conduct candid and constructive discussions and deliberations. Our Board elects a Chairman from among the directors. Our Board combines or separates the positions of Chairman and CEO based on what its members believe best serves the needs of Harris and our shareholders at any particular time based on the then-existing facts and circumstances. Although our Board has generally combined these positions, our Board determined to separate the positions in connection with the CEO transition to Mr. Brown in November 2011 and appointed Mr. Dattilo as non-executive Chairman, effective January 1, 2012, to provide the Board with independent leadership during the CEO transition and permit Mr. Brown as incoming CEO to concentrate on our business operations. Prior to separating the positions of Chairman and CEO, our Board designated a lead independent director. Our Board believes it is fundamentally wrong to permanently and inflexibly separate or combine the positions of Chairman of the Board and CEO. Our Board believes that its members possess considerable experience and unique knowledge of the challenges and opportunities Harris faces, and therefore, are in the best position to evaluate the needs of Harris and how best to organize the capabilities of our directors and senior management to meet those needs.

Lead Independent Director.    At all times while our Chairman is not independent, our independent directors will designate one of our independent Board members to serve as Lead Independent Director, which position will be rotated annually among the chairpersons of each of our standing committees (unless our independent directors determine otherwise). The duties and authority of our Lead Independent Director include: presiding at all meetings of our Board at which our Chairman is not present, including executive sessions of our independent directors; serving as liaison between our Chairman and our independent directors; approving the information sent to our Board and the meeting agendas for our Board; approving meeting schedules to assure there is sufficient time for discussion of all agenda items; to call meetings of our independent directors; if requested by major shareholders, to ensure that he or she is available for consultation and direct communication consistent with our policies regarding shareholder communications; and such other responsibilities and duties as our Board may determine from time to time. The designation of a Lead Independent Director is not intended to inhibit communications among our directors or between any of them and our Chairman.

Because we currently have an independent Chairman, we have not designated a Lead Independent Director.

Board Meetings and Attendance

General.    In fiscal 2013, our Board held 9 meetings, and the standing committees of our Board held a total of 29 meetings. Each director attended at least 75% of the meetings of our Board and committees on which he or she served. All of the directors taken together attended an average of 98% of such meetings of our Board and committees on which they served. In addition to meetings at our corporate headquarters, our Board periodically holds meetings at other facilities and locations.

Attendance at Annual Meetings of Shareholders.    We typically schedule a Board meeting in conjunction with our Annual Meeting of Shareholders. In the absence of unavoidable conflict, all Board members are expected to attend each Annual Meeting of Shareholders. All 12 of our Board members then serving as directors attended our 2012 Annual Meeting of Shareholders.

Executive Sessions of Independent Directors

Our Board and its standing committees meet throughout the year on a set schedule and also hold special meetings and may act by written consent from time to time as appropriate. Executive sessions of independent directors are provided for in the agenda for each regularly scheduled Board meeting. Our non-executive Chairman of the Board chairs these executive sessions of independent directors. Executive sessions of independent directors are also provided for in the agenda for each regularly scheduled standing committee meeting (other than quarterly earnings review meetings of the Audit Committee).

Board Committees and Committee Charters

Our Board currently has five standing committees to assist in the discharge of its responsibilities. These committees are our Audit Committee, our Business Conduct and Corporate Responsibility Committee, our Corporate Governance Committee, our Finance Committee and our Management Development and Compensation Committee. The committees regularly report their activities and actions to our full Board, generally at the next Board meeting following the committee meeting. Our Board has adopted a written charter for each committee, copies of which are available on the Corporate Governance section of our website at harris.com/corporate_governance/. The charter of each of our Audit Committee, Corporate Governance Committee and Management Development and Compensation Committee complies with the NYSE corporate governance requirements. There are no NYSE requirements with respect to the charters of our Business Conduct and Corporate Responsibility Committee or Finance Committee. Copies of all such charters and our Corporate Governance Principles also are available to shareholders free of charge upon written request to our Secretary at Harris Corporation, 1025 West NASA Boulevard, Melbourne, Florida 32919. The principal functions of each standing committee are summarized below.

Audit Committee

Our Audit Committee oversees our independent registered public accounting firm and accounting and internal control matters. Our Audit Committee also assists our Board in fulfilling its responsibilities to oversee, among other things:

•	The integrity of our financial statements;

•	Our compliance with relevant legal and regulatory requirements;

•	Our independent registered public accounting firm’s qualifications and independence; and

•	The performance of our independent registered public accounting firm and our internal audit function.

The purposes and responsibilities of our Audit Committee also include:

•	Directly appointing, compensating, retaining, terminating and overseeing the work of our independent registered public accounting firm;

•

Pre-approving, or adopting appropriate procedures to pre-approve, all audit services, internal control-related services and non-audit services to be provided by our independent registered public accounting firm;

•

Reviewing and discussing with our independent registered public accounting firm and our management any major issues regarding accounting principles and financial statement presentations, including any significant changes in the selection or application of accounting principles, and major issues concerning the adequacy of our internal controls and any special steps adopted in light of any material control deficiencies, and the effect of regulatory and accounting initiatives as well as off-balance sheet structures on our financial statements;

•	Reviewing and discussing the process by which our management assesses and manages exposure to risk, including key credit risks, liquidity risks, market risks, financial risks and operational risks;

•

Reviewing and discussing our earnings press releases, including the use of “pro forma” or adjusted non-GAAP results, and the types of financial information and earnings guidance we disclose to analysts and rating agencies; and

•

Reviewing and discussing with our independent registered public accounting firm and our management quarterly and year-end operating results, reviewing our interim financial statements prior to their inclusion in our Quarterly Reports on Form 10-Q, and recommending to our Board the inclusion of our annual financial statements in our Annual Reports on Form 10-K.

A more detailed description of our Audit Committee’s purposes and responsibilities is contained in its charter.

Our Board has determined in its business judgment that each member of our Audit Committee is independent within the meaning of the NYSE listing standards, the Sarbanes-Oxley Act of 2002 and related SEC rules and our Director Independence Standards.

Our Board also has determined in its business judgment that each of the members of our Audit Committee satisfies the “financial literacy”

requirements of the NYSE and has “accounting or related financial management expertise” and that David B. Rickard, Chairperson of our Audit Committee, satisfies the “audit committee financial expert” criteria, as that term is defined by SEC rules, and is independent of Harris.

Our Audit Committee held nine meetings in fiscal 2013, including meeting regularly with Ernst & Young LLP and our internal auditors, both privately and with management present.

Business Conduct and Corporate Responsibility Committee

The purposes and responsibilities of our Business Conduct and Corporate Responsibility Committee include:

•	Oversight of our business conduct program and compliance with sound ethical business practices and legal requirements in connection with our business;

•	Oversight of our policies, procedures and programs with respect to environmental, health and safety matters;

•	Reviewing our support of charitable, civic, educational and philanthropic contributions and activities; and

•

Reviewing and acting on, as appropriate, strategic issues and trends relating to corporate citizenship and responsibility, including social, political and public policy issues that may have an impact on our operations, financial performance or public image.

A more detailed description of our Business Conduct and Corporate Responsibility Committee’s purposes and responsibilities is contained in its charter.

Our Board has determined in its business judgment that each member of our Business Conduct and Corporate Responsibility Committee is independent within the meaning of the NYSE listing standards and our Director Independence Standards. Our Business Conduct and Corporate Responsibility Committee held two meetings in fiscal 2013.

Corporate Governance Committee

The purposes and responsibilities of our Corporate Governance Committee include:

•	Identifying individuals believed to be qualified to become Board members consistent with criteria approved by our Board, and recommending nominees to stand for election at annual meetings of shareholders or to fill vacancies;

•	Adopting a policy and procedure for consideration of candidates for director recommended by our shareholders;

•	Developing, implementing and overseeing our Corporate Governance Principles and monitoring trends and evolving practices in corporate governance;

•	Developing, reviewing and recommending director compensation and benefit plans;

•	Reviewing and making recommendations to our Board concerning the structure, size, composition and operation of our Board and its committees;

•	Recommending standing committees of our Board and committee assignments;

•	In consultation with our Chairman and our Lead Independent Director, if one has been designated, setting meeting schedules for our Board and recommending meeting schedules for our Board’s committees;

•	Reviewing and approving related person transactions in accordance with relevant policies;

•	Reviewing and making recommendations to our Board regarding shareholder proposals; and

•	Facilitating our Board’s annual evaluation of its performance and effectiveness.

A more detailed description of our Corporate Governance Committee’s purposes and responsibilities is contained in its charter and our Corporate Governance Principles.

For additional information regarding the role of our Corporate Governance Committee and our director compensation process and procedures, including the role of compensation consultants relating to director compensation, see the “Director Compensation and Benefits” section of this proxy statement beginning on page 26.

Our Board has determined in its business judgment that each member of our Corporate Governance Committee is independent within the meaning of the NYSE listing standards and our

Director Independence Standards. Our Corporate Governance Committee held eight meetings in fiscal 2013.

Finance Committee

Our Finance Committee is authorized to review periodically our financial position, capital structure, working capital, capital transactions, debt ratings, and bank and lender relationships, and the financial and investment aspects of our benefit plans, including our Retirement Plan. Our Finance Committee annually reviews and approves our capital asset plan and capital expenditures and also reviews our dividend policy and share repurchase policy and makes recommendations to our Board relating to such policies. A more detailed description of our Finance Committee’s purposes and responsibilities is contained in its charter. Our Board has determined in its business judgment that each member of our Finance Committee is independent within the meaning of the NYSE listing standards and our Director Independence Standards. Our Finance Committee held three meetings in fiscal 2013.

Management Development and Compensation Committee

The purposes and responsibilities of our Management Development and Compensation Committee include:

•

Reviewing and evaluating plans for our management training and development and organizational structure and management succession, and recommending to our Board for its approval individuals for election as executive officers and other corporate officers;

•	Overseeing and reviewing our overall compensation philosophy and establishing the compensation and benefits of our executive officers;

•

Reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluating our Chief Executive Officer’s performance in light of those goals, and together with all independent directors of our Board, determining and approving our Chief Executive Officer’s annual salary, cash and equity incentives and other benefits based on this evaluation;

•	Reviewing and approving the annual salary, cash and equity incentives and other benefits of our other executive officers;

•

Reviewing and approving the use and the terms of employment, separation, severance and change in control agreements and any special arrangements in the event of termination of employment, death or retirement of executive officers (together, in the case of our Chief Executive Officer, with all independent directors of our Board);

•	Administering our equity-based compensation plans;

•

Reviewing and discussing the “Compensation Discussion and Analysis” section in this proxy statement with our management and making a recommendation to our Board on the inclusion of the “Compensation Discussion and Analysis” section in this proxy statement; and

•

Retaining (after considering the independence and any conflicts of interest of compensation consultants) and terminating compensation consultants, including approving such consultants’ fees and other retention terms.

A more detailed description of our Management Development and Compensation Committee’s purposes and responsibilities is contained in its charter.

Our Management Development and Compensation Committee has delegated to our Chief Executive Officer the authority to make equity grants to employees who are not executive officers, subject to an annual maximum number of shares and options that may be granted, and annually reviews these awards.

For additional information regarding the role of our Management Development and Compensation Committee and our executive compensation process and procedures, including the role of executive officers and compensation consultants in recommending the amount or form of executive compensation, see the “Compensation Discussion and Analysis” section of this proxy statement beginning on page 31.

Our Board has determined in its business judgment that each member of our Management Development and Compensation Committee is independent within the meaning of the NYSE listing standards, SEC rules and our Director Independence Standards. Our Management Development and Compensation Committee held seven meetings in fiscal 2013.

The Board’s Role in Risk Oversight

The responsibility for the day-to-day management of risk lies with our management, and our management continually monitors the material risks facing Harris, including strategic risk, financial risk, operational risk, and legal and compliance risk. We have in place an enterprise risk management (“ERM”) process that, among other things, is designed to identify material risks across Harris with input from each business unit and function. Under our ERM process, which is coordinated through a cross-functional management committee, various material business risks are regularly identified, assessed and prioritized. The top risks to Harris, and any mitigation plans associated with those risks, are reported to our Board. In addition, in order to ensure dissemination of information about identified risks to management and throughout Harris, our management ERM committee regularly provides reports to our senior executives. Our ERM process has been reviewed by our Board and is the subject of oversight and regular review by our Audit Committee. We also manage risk through numerous controls and processes embedded in our operations, and such controls and processes are reviewed from time to time with our Board and/or its relevant committees.

Risk considerations also are raised in the context of a range of matters that are reported by management to our Board or one of its committees for review. For example, elements of risk are discussed by our full Board in presentations concerning Company-wide and business unit annual operating plans, three-year strategic plans, merger and acquisition opportunities, market environment updates, regular operations updates and other strategic discussions. Elements of risk related to financial reporting, internal audit, internal control over financial reporting, auditor independence and related areas of accounting, taxation, law and regulation are regularly reviewed by our Audit Committee. Elements of risk related to various aspects of U.S. and international regulatory compliance, business conduct, social responsibility, environmental matters and export/import controls are regularly reviewed by our Business Conduct and Corporate Responsibility Committee. Elements of risk related to governance issues are regularly reviewed by our Corporate Governance Committee. Elements of risk related to liquidity, financial arrangements, capital structure and our ability to access the capital markets are regularly reviewed by our Finance Committee. Our Finance Committee also reviews risks related to our retirement plans and their related investments. Elements of risk related to compensation policies and practices and talent management and succession planning are regularly reviewed by our Management Development and Compensation Committee. Each committee also regularly provides reports to our full Board.

Committee Membership

The current committee members for each of the five standing committees of our Board of Directors are as follows, with the chairperson listed first:

Audit	Business Conduct and Corporate Responsibility	Corporate Governance	Finance	Management Development and Compensation
David B. Rickard Thomas A. Dattilo Stephen P. Kaufman Gregory T. Swienton	Leslie F. Kenne Peter W. Chiarelli Terry D. Growcock Karen Katen Dr. James C. Stoffel	Lewis Hay III Karen Katen Dr. James C. Stoffel Hansel E. Tookes II	Gregory T. Swienton Stephen P. Kaufman Leslie F. Kenne David B. Rickard	Thomas A. Dattilo Terry D. Growcock Lewis Hay III Hansel E. Tookes II

Director Retirement

We do not impose term limits for directors. It is our policy that a director who would be age 72 or older at the time of election shall not stand for re-election. A director also is expected to offer to tender automatically his or her resignation in the event of retirement or other significant change in employment position or employer, and our Board then will determine whether such director’s continued Board membership under the new circumstances is in the best interests of Harris and our shareholders, free from conflicts of interest and otherwise appropriate.

Communications with Members of our

Board of Directors

General.    Shareholders and other interested persons who wish to communicate with a member or members of our Board, including the Chairman, the Lead Independent Director, if one has been designated, the chairperson of any standing committee of our Board or the independent directors as a group, may do so by sending an e-mail message to the intended recipient(s) c/o Secretary at corporate.secretary@harris.com. Shareholders and others also may write to the intended recipient(s), c/o Secretary, Harris Corporation, 1025 West NASA Boulevard, Melbourne, Florida 32919. Our Secretary will review each such communication, and if it is related to the duties and responsibilities of our Board and its committees, it will be forwarded to the appropriate recipient(s). Our Board has instructed our Secretary not to forward communications the Secretary deems unduly hostile, threatening, illegal or similarly inappropriate (such as surveys, spam, junk mail, resumes, service or product inquiries or complaints, solicitations or advertisements). Our Secretary will periodically provide our Board a summary of all communications received that were not forwarded to the intended recipient(s) (other than surveys, spam, junk mail, resumes, service or product inquiries or complaints, solicitations or advertisements) and will make those communications available to any director upon request. The Chairman, the Lead Independent Director, if one has been designated, or other director in receipt of a communication for which he or she was the intended recipient will determine whether it will be sent to our full Board or a committee. If a communication is determined to be a complaint or concern pertaining to accounting, internal control or auditing matters, it will be handled in accordance with the procedures discussed below under “Accounting, Internal Control, Auditing and Certain Other Matters.”

Accounting, Internal Control, Auditing and Certain Other Matters.    Our Audit Committee has established procedures for the receipt, retention and treatment of complaints and concerns regarding accounting, internal accounting controls or auditing matters, financial reporting or disclosure matters, and other matters relating to actual or alleged violations or potential violations of any law, rule or regulation relating to securities or to fraud against shareholders. Any of our employees may communicate concerns about any of these matters to such employee’s supervisor, manager or business standards advisor, or to the Vice President, Internal Audit and Compliance or the Director of Business Conduct or certain other individuals, or on a confidential and anonymous basis by way of e-mail or our toll-free hotline numbers listed on our website and in our Standards of Business Conduct. Other persons with such complaints or concerns may contact our Vice President, Internal Audit and Compliance or Director of Business Conduct at 1025 West NASA Boulevard, Melbourne, Florida 32919. Upon receipt of a complaint or concern, a determination will be made whether it pertains to accounting, internal control, auditing, financial reporting or disclosure matters, and if it does, it will be handled in accordance with the procedures established by our Audit Committee. A copy of these procedures is available on the Corporate Governance section of our website at harris.com/corporate_governance/.

Standards of Business Conduct

All Harris employees, including the Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and other senior officers, are required to abide by the Harris Standards of Business Conduct, originally adopted in 1987, to help ensure that our business is conducted in a consistently ethical and legal manner. All directors are required to abide by our Directors’ Standards of Business Conduct. These standards of business conduct form the foundation of a comprehensive business conduct program that includes compliance with all laws and corporate policies and procedures, an open relationship among employees that contributes to good business conduct, and an abiding belief that we should conduct all business dealings with integrity, honesty and responsibility. Our business conduct policies cover many topics, including: employment; confidentiality; environmental, health and safety; insider trading; corporate opportunities; antitrust; export control; boycotts; government contracts; international business practices; political contributions; entertainment and gifts; and use of Company assets. Employees are required to report any conduct they believe in good faith to be a violation of any of our business conduct policies.

Our Standards of Business Conduct and our Directors’ Standards of Business Conduct are posted on our website at harris.com/about/business-conduct.aspx and also are available free of charge by written request to our Director of Business Conduct, Harris Corporation, 1025 West NASA Boulevard, Melbourne, Florida 32919. Any amendment to, or waiver from, our Standards of Business Conduct that is required to be disclosed to shareholders will be posted on our website within four business days following such amendment or waiver.

Director Nomination Process and Criteria,

and Board Diversity

Our Board is responsible for approving nominees to stand for election as directors. Our Corporate Governance Committee assists our Board in this process and identifies individuals it believes to be qualified to become Board members and recommends nominees.

It is a long-standing policy of our Board to consider director nominees recommended by shareholders. A shareholder who wishes to recommend a nominee for our Corporate Governance Committee’s consideration must include at least the following information about the proposed nominee: name, age, business or residence address, principal occupation or employment, and the written consent of the nominee to be named in the proxy statement as a nominee and to serve as a director if elected. The required information should be sent to our Secretary at 1025 West NASA Boulevard, Melbourne, Florida 32919. Our Secretary will forward properly submitted shareholder-recommended nominations to the Chairperson of our Corporate Governance Committee for consideration at a future Corporate Governance Committee meeting. Individuals recommended by shareholders in accordance with these procedures will be evaluated and considered by our Corporate Governance Committee in the same manner as it evaluates other proposed nominees.

In addition to recommending nominees for consideration to our Corporate Governance Committee, shareholders also may directly propose nominees for consideration at an annual meeting of our shareholders. The requirements and procedures to be followed by shareholders for directly nominating directors are discussed beginning on page 80 under “Shareholder Proposals for the 2014 Annual Meeting of Shareholders.”

Our Corporate Governance Committee also has a process for considering, reviewing and evaluating incumbent directors as potential nominees for re-election. Pursuant to this process, prior to the annual meeting, each current director discusses participation on our Board and its committees and other relevant matters with our Chairman. Each current director is also requested to discuss any concerns or issues regarding continued membership on our Board with the Chairperson of our Corporate Governance Committee. In addition, our Corporate Governance Committee reviews each current director’s experience, qualifications, attributes, skills, tenure, contributions, other directorships, attendance record, any changes in employment status and other information it deems helpful in considering and evaluating the director for nomination.

Our Corporate Governance Principles contain Board membership criteria that apply to all nominees for a position on our Board. Our Board, based upon the recommendation of our Corporate Governance Committee (which recommendation will be based on the criteria set forth below, regardless of whether the nominee is recommended by shareholders or is identified by our Corporate Governance Committee or otherwise), will select nominees considering the following criteria:

•	Demonstrated ability and sound judgment that usually will be based on broad experience;

•	Personal qualities and characteristics, accomplishments and reputation in the business community, professional integrity, educational background, business experience and related experience;

•	Willingness to objectively appraise management performance;

•

Current knowledge and contacts in the businesses in which we participate and in our industry or other industries relevant to our businesses, giving due consideration to potential conflicts of interest;

•	Ability and willingness to commit adequate time to Board and committee matters, including attendance at Board, committee and annual shareholder meetings;

•	The number of other boards on which the individual serves;

•

Compatibility of the individual’s experience, qualifications, attributes, skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of Harris and the interests of our shareholders; and

•	Diversity of viewpoints, background, experience, gender, race, ethnicity and similar demographics.

Our Board values diversity as a factor in selecting nominees to serve on our Board. Although we have adopted no specific policy on diversity, our Corporate Governance Committee considers the Board membership criteria in selecting nominees for directors, including “diversity of viewpoints, background, experience, gender, race, ethnicity and similar demographics.” Such considerations may also include personal characteristics, functional background, executive or professional experience, and international experience. As a general matter, our Board considers diversity in the context of our Board as a whole and takes into account the personal characteristics and experience of current and prospective directors to facilitate Board deliberations and decisions that reflect a broad range of perspectives.

Our Corporate Governance Committee has as a general matter retained a third-party search firm to assist in identifying and evaluating potential nominees, and all of our current independent directors have been identified and/or evaluated using this process.

Majority Voting for Directors

Pursuant to our By-Laws and Corporate Governance Principles, the voting standard applicable for the election of our directors in uncontested elections is a majority voting standard. An uncontested election of directors is an election in which the number of properly nominated nominees does not exceed the number of director positions to be filled. In contested director elections, the plurality voting standard will apply, which means the nominees receiving the greatest numbers of votes will be elected to serve as directors.

To be elected in an uncontested election under the majority voting standard, a director nominee must receive more “For” votes than “Against” votes. Abstentions and any broker non-votes will have no effect in an uncontested election of directors because only votes cast “For” or “Against” a nominee will be counted. If an incumbent director nominee does not receive a greater number of “For” votes than “Against” votes, he or she must promptly offer to tender his or her resignation following certification of the vote. Our Corporate Governance Committee shall consider the resignation offer and shall recommend to our Board the action to be taken. Our Board shall take action within 90 days following certification of the vote, unless such action would cause us to fail to comply with NYSE independence or other legal requirements, in which event our Board shall take action as promptly as practicable while continuing to meet such requirements. Our Board also will promptly publicly disclose its decision and the reasons therefor. If our Board does not accept the resignation, the nominee will continue to serve as a director until the next annual meeting and until his or her successor shall be duly elected and qualified, or until his or her prior death, retirement, resignation or removal from office. If our Board accepts the resignation, then our Board, in its sole discretion, may fill any resulting vacancy or may choose not to fill the vacancy and to decrease the size of our Board.

The election of directors at the 2013 Annual Meeting of Shareholders is an uncontested election and thus the majority voting standard applies.

DIRECTOR COMPENSATION AND BENEFITS

Our Board compensation program is intended to attract and retain directors with demonstrated ability, integrity, judgment and experience to fulfill their responsibility to oversee management and to develop and oversee the implementation of strategies aimed at creating sustainable long-term value for our shareholders. The program also is intended to recognize the time commitments and potential liability associated with serving on the board of a public company.

The form and amount of director compensation is periodically reviewed and assessed by our Corporate Governance Committee. Our Corporate Governance Committee reviews broad survey data concerning director compensation practices, levels and trends for companies comparable to us in revenue, businesses and complexity, which data is requested by or on behalf of our Corporate Governance Committee from compensation consultants, including Towers Watson & Co. Changes to director compensation, if any, are recommended by our Corporate Governance Committee to our Board for action. Employee directors are not separately compensated for service as a director.

Retainer and Attendance Fees

Directors who are not employees of Harris currently receive the following fees, as applicable, for their service on our Board:

•	$55,000 basic annual cash retainer, payable on a quarterly basis;

•	$150,000 annual cash retainer, payable on a quarterly basis, for service as non-executive Chairman of the Board;

•	$20,000 annual cash retainer, payable on a quarterly basis, for service as Chairperson of our Audit Committee;

•	$15,000 annual cash retainer, payable on a quarterly basis, for service as Chairperson of each committee of our Board other than our Audit Committee;

•	$2,000 attendance fee for each meeting or telephonic meeting of our Board; and

•	$2,000 attendance fee for each meeting or telephonic meeting of each committee of our Board and for attendance at any other event for or on our behalf.

The cash retainer payable for a quarter is pro-rated, based upon period of service, if a director does not serve on our Board or as non-executive Chairman of the Board or Chairperson of a committee for the entire quarter. Independent directors may not receive, directly or indirectly, any consulting, advisory or other compensatory fees from us.

Equity Awards and Deferred Compensation

We maintain the Harris Corporation 2005 Directors’ Deferred Compensation Plan, as amended and restated and as further amended (the “Directors’ Deferred Compensation Plan”), an unfunded, non-qualified, deferred compensation plan for the benefit of our non-employee directors. Under the Directors’ Deferred Compensation Plan, quarterly on January 1, April 1, July 1 and October 1 of each year, we credit each non-employee director’s account with a number of Harris stock equivalent units (each unit is equivalent in value to one share of our common stock) having an aggregate fair market value equal to $31,250 (for an annual rate of $125,000), which amount may be changed from time to time by our Board. In October 2012, on the recommendation of our Corporate Governance Committee, our Board approved, effective January 1, 2013, a $2,250 increase in this quarterly amount from $29,000 (which represented a previous annual rate of $116,000) to the current quarterly rate of $31,250. The number of Harris stock equivalent units credited to a non-employee director’s account for a quarter is pro-rated, based upon period of service, if the director does not serve on our Board for the entire quarter.

In addition, under the Directors’ Deferred Compensation Plan, prior to the commencement of a calendar year, each non-employee director may make an irrevocable election to defer all or a portion of his or her cash director compensation for the subsequent year or years. The Directors’ Deferred Compensation Plan replaced the 1997 Directors’ Deferred Compensation and Annual Stock Unit Award Plan (the “1997 Directors’ Plan”). Effective December 31, 2004, no further deferrals of director compensation were permitted and no further annual awards of Harris stock equivalent units were made under the 1997 Directors’ Plan.

Amounts deferred at the election of a non-employee director under such plans are deemed to be invested, in the non-employee director’s discretion, in investment alternatives that mirror those available under our Retirement Plan or in Harris stock equivalent units based on the fair market value of Harris common stock on the date the deferral is credited to the non-employee director’s plan account. A non-employee director may not transfer or reallocate deferred amounts invested in other investments into Harris stock equivalent units. Deferred amounts credited in Harris stock equivalent units may be reallocated into any other investment alternatives, provided director minimum stock ownership guidelines are satisfied. Each Harris stock equivalent unit is credited with dividend equivalents equal to the dividends paid on our common stock, which are deemed reinvested in additional Harris stock equivalent units on the dividend payment date. Amounts invested in Harris stock equivalent units shall be appropriately adjusted in the event of any stock dividend or split, recapitalization, merger, spin-off, extraordinary dividends or other similar events.

A non-employee director may elect to receive deferred amounts either in a cash lump sum on a date certain within five years after his or her resignation or retirement, or in annual substantially equal cash installments over a designated number of years beginning on a date certain within five years after his or her resignation or retirement, provided that all amounts are fully paid within 10 years after resignation or retirement.

In the event of a non-employee director’s death, a lump sum cash payment equal to the then-remaining balance in his or her account will be made to the non-employee director’s beneficiary within 90 days following the death.

Within 90 days following a change in control and to the extent permitted by Federal tax laws, each non-employee director (or former non-employee director) will receive a lump sum cash payment equal to the then-remaining balance in his or her account. If payment within 90 days following a change in control is not permitted by Federal tax laws, then payment will be made at the time and in the form that payment would have been made if a change in control had not occurred.

Amounts credited to directors’ accounts in the director deferred compensation plans may be partially or fully funded by a grantor trust, also known as a “rabbi trust.” Upon a change in control, we are required to fund such “rabbi trust” in an amount equal to the amounts credited to the directors’ accounts, as well as anticipated trust and trustee fees and expenses. In all cases, the assets in such trust are subject to the claims of our creditors, and directors are treated as our unsecured general creditors.

Reimbursement, Insurance and Charitable

Gift Matching

We reimburse each non-employee director for travel and out-of-pocket expenses incurred in connection with attendance at Board and committee meetings and other meetings on our behalf and for the costs and expenses of attending director education programs. Spouses or guests are invited occasionally to accompany directors to Board-related events, for which we pay or reimburse travel and related expenses. In addition, we provide each non-employee director with accidental death and dismemberment insurance in the amount of up to $200,000 and business travel insurance of up to an additional $200,000 in the event that he or she is involved in an accident while traveling on business relating to our affairs. We pay the premiums for such insurance, and the total aggregate premiums for coverage for all non-employee directors during fiscal 2013 was $133. We also provide liability insurance coverage for all of our directors and officers.

Non-employee directors may participate in the Harris Foundation charitable gift matching program available to all employees, under which the Harris Foundation matches contributions to eligible post-secondary educational institutions and charitable organizations up to an annual maximum of $10,000 per director and per employee.

Fiscal 2013 Compensation of Non-Employee Directors

The following table sets forth information regarding compensation paid to each of our non-employee directors for fiscal 2013. We currently do not have a non-equity incentive plan or pension plan for directors.

Name*	Fees Earned or Paid in Cash $(1)	Stock Awards $(2)	Option Awards $(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings $(4)	All Other Compensation $(5)	Total $
Thomas A. Dattilo, Chairman	$268,000	$120,500	$0	$0	$0	$388,500
Peter W. Chiarelli	$82,125	$106,000	$0	$0	$0	$188,125
Terry D. Growcock	$91,000	$120,500	$0	$0	$10,000	$221,500
Lewis Hay III	$116,000	$120,500	$0	$0	$10,000	$246,500
Karen Katen	$95,000	$120,500	$0	$0	$0	$215,500
Stephen P. Kaufman	$95,000	$120,500	$0	$0	$7,500	$223,000
Leslie F. Kenne	$100,000	$120,500	$0	$0	$0	$220,500
David B. Rickard	$119,000	$120,500	$0	$0	$0	$239,500
Dr. James C. Stoffel	$97,000	$120,500	$0	$0	$3,000	$220,500
Gregory T. Swienton	$110,000	$120,500	$0	$0	$0	$230,500
Hansel E. Tookes II	$101,000	$120,500	$0	$0	$0	$221,500

*	On August 23, 2013, Mr. Vyomesh Joshi was appointed as a director, effective September 1, 2013, which followed the end of fiscal 2013.

(1)	Amounts shown in the “Fees Earned or Paid in Cash” column reflect total cash compensation paid to each director in respect of fiscal 2013 for Board, committee, committee Chairperson and non-executive Chairman of the Board retainers and meeting fees and include amounts that may have been deferred at the director’s election and credited to such director’s account under our Directors’ Deferred Compensation Plan as described above.

(2)	Amounts shown under the “Stock Awards” column reflect the aggregate grant date fair value computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“ASC 718”), with respect to the Harris stock equivalent units awarded to each director in respect of fiscal 2013 and credited to such director’s account under our Directors’ Deferred Compensation Plan as described above. Under ASC 718, the fair value of these stock awards is determined as of the grant date using the closing market price of Harris common stock on the grant date. The grant date fair value of these stock awards credited on each of October 1, 2012 (pro-rated in the case of Mr. Chiarelli) and January 1, 2013 was $29,000 and on each of April 1, 2013 and July 1, 2013 was $31,250. These amounts reflect our accounting for these stock awards and do not necessarily correspond to the actual values that may be realized by the directors.

As of June 28, 2013, our non-employee directors had the following aggregate number of Harris stock equivalent units accumulated in their deferred accounts for all years of service as a director, from deferrals of cash compensation and awards of Harris stock equivalent units, including additional Harris stock equivalent units credited as a result of dividend equivalents earned with respect to such Harris stock equivalent units: Thomas A. Dattilo — 36,399 units; Peter W. Chiarelli — 2,202 units; Terry D. Growcock — 21,913 units; Lewis Hay III — 62,413 units; Karen Katen — 76,692 units; Stephen P. Kaufman — 34,591 units; Leslie F. Kenne — 23,311 units; David B. Rickard — 58,551 units; Dr. James C. Stoffel — 25,777 units; Gregory T. Swienton — 69,925 units; and Hansel E. Tookes II — 22,209 units.

(3)	The use of stock options as an element of compensation for our non-employee directors was discontinued in December 2004. Options previously awarded to our non-employee directors are nonqualified for tax purposes, were priced using the closing market price of our common stock on the grant date, became fully vested in accordance with their terms on or prior to October 22, 2007, and expire no later than 10 years after the grant date.

As of June 28, 2013, the following directors held the following aggregate number of outstanding stock options: Lewis Hay III — 4,228; Stephen P. Kaufman — 5,285; David B. Rickard — 8,456; and Dr. James C. Stoffel — 4,228.

(4)	There were no above-market or preferential earnings in our director deferred compensation plans.

(5)	As noted above, non-employee directors may participate in our charitable gift matching program up to an annual maximum of $10,000 per director. Although our directors participate on the same basis as our employees, SEC rules require disclosure of the amount of a director’s participation in a charitable matching program. The amounts shown for Messrs. Growcock, Hay, Kaufman and Stoffel represent the amount of charitable gift matching payments made during fiscal 2013 with respect to our non-employee directors.

Stock Ownership Guidelines for

Non-Employee Directors

To further align the interests of members of our Board and shareholders, our Board has adopted stock ownership guidelines for our non-employee directors. Our non-employee directors are expected to own, within five years after election or appointment to our Board, Harris stock or stock equivalents having a minimum value of $500,000 (increased during fiscal 2013 from the prior minimum value of $275,000). As of September 10, 2013, all of our non-employee directors met the stock ownership guidelines or were on track to achieve such ownership within the applicable compliance timeframe.

Indemnification

We have entered into indemnification agreements with each of our directors and Board- elected officers, including the executive officers named in the Summary Compensation Table on page 53. These agreements require us to indemnify these directors and officers with respect to their activities as a director, officer or employee of Harris, or when serving at our request as a director, officer or in any other capacity for another corporation, joint venture, trust or other enterprise, against expenses (including attorneys’ fees, judgments, fines, penalties and amounts paid in settlement) actually and reasonably incurred by them in connection with any threatened, pending or completed action, suit or other proceeding, whether civil, criminal, administrative or investigative, to which they were, are or are threatened to be made parties as a result of their service to us.

Under the indemnification agreements, each director or officer will continue to be so indemnified with respect to his or her service to or for us, even after ceasing to occupy a position as an officer, director, employee or agent of Harris.

OUR LARGEST SHAREHOLDERS

SEC rules require disclosure regarding any persons known to us to be a beneficial owner of more than 5% of our common stock. The following table sets forth as of August 30, 2013 the beneficial ownership of our common stock by each person who has reported to the SEC beneficial ownership of more than 5% of our common stock, based on the reports filed by these persons.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
T. Rowe Price Associates, Inc.	7,520,705(1)	6.6%(1)
100 E. Pratt Street Baltimore, MD 21202

The Vanguard Group	7,508,838(2)	6.61%(2)
100 Vanguard Boulevard Malvern, PA 19355

BlackRock, Inc.	5,761,131(3)	5.07%(3)
40 East 52nd Street New York, NY 10022

(1)	Beneficial and percentage ownership information is based on information contained in Amendment No. 1 to Schedule 13G filed with the SEC on February 12, 2013 by T. Rowe Price Associates, Inc. The schedule indicates that as of December 31, 2012, T. Rowe Price Associates, Inc. had sole voting power over 2,286,615 shares, shared voting power over 0 shares, sole dispositive power over 7,520,705 shares and shared dispositive power over 0 shares.

(2)	Beneficial and percentage ownership information is based on information contained in Amendment No. 1 to Schedule 13G filed with the SEC on February 12, 2013 by The Vanguard Group. The schedule indicates that as of December 31, 2012, The Vanguard Group had sole voting power over 193,057 shares, shared voting power over 0 shares, sole dispositive power over 7,319,781 shares and shared dispositive power over 189,057 shares.

(3)	Beneficial and percentage ownership information is based on information contained in Amendment No. 4 to Schedule 13G filed with the SEC on February 8, 2013 by BlackRock, Inc. The schedule indicates that as of December 31, 2012, BlackRock, Inc. had sole voting power over 5,761,131 shares, shared voting power over 0 shares, sole dispositive power over 5,761,131 shares and shared dispositive power over 0 shares.

SHARES HELD BY OUR DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the beneficial ownership of shares and equivalent units of our common stock, as of August 30, 2013, by: (a) each member of our Board then serving as a director, including the nominees for election at the 2013 Annual Meeting; (b) our Chief Executive Officer and each other named executive officer; and (c) all of our then-serving directors and executive officers as a group. Except as otherwise noted, the named individual had sole voting and investment power with respect to the securities. As of August 30, 2013, no individual director, nominee for director or named executive officer beneficially owned 1% or more of our common stock. As of August 30, 2013, our directors and executive officers, as a group, beneficially owned 1% of our common stock.

Name	Shares Beneficially Owned			Stock Equivalent Units(4)
	Shares Owned(1)	Shares Under Exercisable Options(2)	Total Shares Beneficially Owned(3)
DIRECTORS AND NOMINEES:
Thomas A. Dattilo, Chairman	0	0	0	36,403
Peter W. Chiarelli	0	0	0	2,208
Terry D. Growcock	1,021	0	1,021	21,917
Lewis Hay III	4,228	4,228	8,456	62,422
Vyomesh I. Joshi*	0	0	0	0
Karen Katen	18,456	0	18,456	76,717
Stephen P. Kaufman	4,000	5,285	9,285	34,595
Leslie F. Kenne	0	0	0	23,316
David B. Rickard	0	8,456	8,456	58,560
James C. Stoffel	0	4,228	4,228	25,781
Gregory T. Swienton	0	0	0	69,933
Hansel E. Tookes II	1,000	0	1,000	22,214
NAMED EXECUTIVE OFFICERS:
William M. Brown**	17,230	182,719	199,949	201,293
Gary L. McArthur	54,195	240,913	295,108	76,376
James D. Morris	0	0	0	72,800
Robert L. Duffy	1,394	16,867	18,261	20,266
Dana A. Mehnert	37,330	164,571	201,901	63,656
Daniel R. Pearson	2,000	22,302	24,302	13,435
All Directors and Executive Officers, as a group (19 persons)(5)	198,492	875,296	1,073,788	951,828

*	On August 23, 2013, Mr. Joshi was appointed by our Board as a director, effective September 1, 2013. As of August 30, 2013, Mr. Joshi did not beneficially own any shares or equivalent units of our common stock.
**	Also serves as a director.

(1)	Includes shares over which the individual or his or her immediate family members hold or share voting and/or investment power and excludes shares listed under the “Shares Under Exercisable Options” and “Stock Equivalent Units” columns. For our named executive officers and other executive officers, includes shares owned through our Retirement Plan.

(2)	Includes shares underlying options granted by us that are exercisable as of August 30, 2013, and shares underlying options that become exercisable within 60 days thereafter.

(3)	Represents the total of shares listed under the “Shares Owned” and “Shares Under Exercisable Options” columns.

(4)	For our non-employee directors, this column represents stock equivalent units credited under our 1997 Directors’ Plan and our Directors’ Deferred Compensation Plan discussed above under “Director Compensation and Benefits.” Stock equivalent units deferred under our 1997 Directors’ Plan and our Directors’ Deferred Compensation Plan are settled in cash following a director’s resignation, retirement or death, may not be voted and may be reallocated into other investment alternatives as discussed above under “Director Compensation and Benefits.” For our named executive officers and other executive officers, this column includes amounts deferred in the form of stock equivalent units under our Supplemental Executive Retirement Plan (“SERP”), which are settled in cash following, or under certain circumstances prior to, retirement. Stock equivalent units deferred under the SERP may not be voted and may be reallocated into other investment alternatives. For our named executive officers and other executive officers, this column also includes performance share units and restricted stock units that have been granted and for which the performance period or restricted period has not ended and which have not vested and are subject to adjustment, including as follows for our named executive officers: Mr. Brown — 197,793 performance share units and 3,500 restricted stock units; Mr. McArthur — 48,400 performance share units and 25,000 restricted stock units; Mr. Morris — 21,200 performance share units and 51,600 restricted stock units; Mr. Duffy — 17,400 performance share units and 2,866 restricted stock units; Mr. Mehnert — 37,300 performance share units and 25,000 restricted stock units; and Mr. Pearson — 13,435 performance share units. Amounts in this column are not included in the “Total Shares Beneficially Owned” column.

(5)	No directors or executive officers have pledged any shares of our common stock.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The “Compensation Discussion and Analysis” section of this proxy statement is intended to help shareholders understand our overall executive compensation program, objectives, framework and elements and to discuss and analyze the basis for the compensation paid with respect to fiscal 2013 to our named executive officers shown in the Summary Compensation Table on page 53 and in the other tables and narrative discussion that follow. The focus of this Compensation Discussion and Analysis is to provide background and information that is relevant regarding the decisions of our Management Development and Compensation Committee (our “Compensation Committee”) and Board about compensation for such named executive officers. Our named executive officers for fiscal 2013 were:

•	William M. Brown, President and Chief Executive Officer;

•	Gary L. McArthur, Senior Vice President and Chief Financial Officer;

•	James D. Morris, Group President, Integrated Network Solutions;

•	Robert L. Duffy, Senior Vice President, Human Resources and Administration;

•	Dana A. Mehnert, Group President, RF Communications; and

•	Daniel R. Pearson, former Executive Vice President and Chief Operating Officer (Mr. Pearson retired effective January 9, 2013).

In this proxy statement, we refer to Messrs. McArthur, Morris, Duffy, Mehnert and Pearson as our “other named executive officers.”

Executive Summary

Overall Philosophy and Objectives of Our Executive Compensation Program

The overall objective of our executive compensation program is to encourage and reward the creation of sustainable, long-term shareholder value. The following principles provide a framework for our executive compensation program:

•	Alignment with Shareholders’ Interests — We believe executives’ interests are more directly aligned with our shareholders’ interests when compensation programs emphasize an appropriate balance of both short- and long-term financial performance, are impacted by our stock price performance and require meaningful ownership of our stock.

•

Competitiveness — We believe an executive’s total compensation should be competitive at the target performance level in order to attract qualified executives, motivate performance and retain, develop and reward executives with the abilities and skills needed to build long-term shareholder value.

•

Motivate Achievement of Financial Goals and Strategic Objectives — We believe an effective way to create long-term shareholder value is to make a significant portion of an executive’s overall compensation dependent on the achievement of our short- and long-term financial goals and strategic objectives and on the value of our stock.

•

Reward Superior Performance — We believe that although an executive’s total compensation should be tied to achievement of financial goals and strategic objectives and should be competitive at the target performance level, performance that exceeds target should be appropriately rewarded. We also believe there should be downside risk of below-target payouts if our financial performance is below target and if we do not achieve our financial goals and strategic objectives.

Key Features of Our Executive Compensation Program

Key features of our executive compensation program include the following:

•	Executive compensation decisions are made by independent members of our Board or by our Compensation Committee, which is also made up of independent members;

•	Our Compensation Committee has retained an independent executive compensation consulting firm to provide objective analysis, advice and information and to provide no other services to us;

•	Our Compensation Committee periodically reviews the composition of our compensation comparison group and makes changes it determines are appropriate;

•

Each element of our executive compensation program is addressed in the context of competitive practices. We generally target an executive officer’s target direct annual compensation to be within 10% below to 10% above the median for comparable positions at companies in our compensation comparison group, with actual compensation dependent on our performance;

•

A significant portion of each executive’s overall compensation is dependent on our performance as measured against pre-determined short- and long-term financial performance measures and targets. We believe our financial performance targets are challenging yet achievable;

•

Incentive programs are designed to drive annual operating performance as well as sustained profitable growth over the longer term. Our Annual Incentive Plan is aligned with our annual operating plan’s key measures of annual financial performance such as revenue, operating income and free cash flow, and the related targets. Our long-term incentive compensation uses a balanced portfolio of compensation elements, including stock options, performance share units and in more limited circumstances, restricted stock units, and our long-term incentive compensation financial measures and targets are aligned with our long-term strategic plan;

•	There is a strong relationship between an executive’s compensation and our stock price performance because a significant portion of each executive’s overall compensation is in the form of equity;

•	Our performance share unit awards include a relative total shareholder return adjustment metric, further aligning payouts with our stock price performance;

•	We maintain meaningful stock ownership guidelines that align executives’ interests with those of our shareholders;
•	We have eliminated almost all executive perquisites;

•	Our equity plans prohibit option repricing and back-dating;

•	Our “clawback” policy entitles us to recover cash and equity incentive payments from executives following a restatement of our financial statements as a result of errors, omissions or fraud;

•

Cash severance payments are payable under executive change in control severance agreements only on a “double trigger” basis (i.e., only on both a change in control and a qualifying termination of employment);

•	We do not provide tax gross-ups on new or materially modified change in control severance agreements;

•	Dividend equivalents on performance share unit awards are accrued and paid only if the performance share unit award ultimately is earned at the end of the performance period;

•

Executives (and directors and other employees) are prohibited from engaging in short sales with respect to Harris stock or entering into hedging, puts, calls or other “derivative” transactions with respect to our securities;

•	Executives (and directors) are prohibited from holding or purchasing Harris stock on margin or in a margin account or otherwise pledging Harris stock as collateral for margin accounts, loans or any other purpose; and

•	Our compensation program design discourages inappropriate risk taking, and we annually conduct a risk assessment of our compensation program.

Business Environment

Harris is an international communications and information technology company serving government and commercial markets in more than 125 countries. We are dedicated to developing best-in-class assured communications® products, systems and services for global markets, including RF communications, integrated network solutions and government communications systems. We serve both domestic and international customers with products, systems and services that have defense and civil government applications, as well as commercial applications, with our largest customers being agencies of the U.S. Government. In fiscal 2013, our sales to U.S. Government customers, including the Department of Defense and intelligence and civilian agencies, as well as foreign military sales funded through the U.S. Government, whether directly or through prime contractors, were 67% of our total revenue. We have approximately 14,000 employees, including 6,000 engineers and scientists. Our common stock is listed on the New York Stock Exchange.

We faced challenging business conditions during fiscal 2013, driven primarily by uncertainty related to U.S. Government budgets and by declining government spending both domestically and internationally, that in many cases resulted in delayed contract awards and lower than anticipated volume. Opportunities for expansion in many of our markets also have been limited by the continuing debate on deficit reform and the impact of automatic, across-the-board U.S. Government budgetary spending cuts. In this current challenging fiscal environment, we remain focused on execution and continuous improvement initiatives.

Our key fiscal 2013 financial results include:

•	Revenue decreased from $5.45 billion in fiscal 2012 to $5.11 billion in fiscal 2013;

•

Income from continuing operations per diluted common share decreased from $4.80 in fiscal 2012 to $4.16 in fiscal 2013 as we incurred charges of $126.7 million (or $.74 per diluted common share) related to Company-wide restructuring and other actions in fiscal 2013 that we implemented to align resources with our business outlook and challenging fiscal environment;

•

During fiscal 2013, we completed the sale of our Broadcast Communications business and we recorded non-cash impairment charges totaling $314.4 million to write down the assets of Broadcast Communications to their estimated fair value;

•

Free cash flow increased from $619.1 million in fiscal 2012 ($852.9 million of operating cash flow less $233.8 million of capital expenditures) to $654.8 million in fiscal 2013 ($833.0 million of operating cash flow less $178.2 million of capital expenditures). We believe free cash flow is useful to investors in understanding period-over-period operating results and analyzing trends in our business. We use free cash flow to measure operating performance and for some management compensation purposes;

•	We used $400 million of cash to repurchase 8,287,130 shares of our common stock in fiscal 2013; and

•

We increased our quarterly cash dividend from $.33 per share to $.37 per share in August 2012, for an annualized cash dividend rate of $1.48, and paid $164.7 million in total dividends to our shareholders in fiscal 2013. Further, effective for the first quarter of fiscal 2014, on August 23, 2013, our Board increased our quarterly cash dividend rate from $.37 per share to $.42 per share, for an annualized cash dividend rate of $1.68 per share.

Summary of Fiscal 2013 Compensation Actions

The following summarizes the named executive officer compensation actions taken by our Compensation Committee and independent directors of our Board for fiscal 2013:

•	We increased base salaries for our named executive officers as follows:

	Fiscal 2012 Base Salary	% Increase	Fiscal 2013 Base Salary
Mr. Brown	$800,000	12.5%	$900,000
Mr. McArthur	$565,000	1.8%	$575,000
Mr. Mehnert	$470,000	3.2%	$485,000
Mr. Pearson	$525,000	1.9%	$535,000

The increase for Mr. Brown consisted of a market adjustment and a merit increase. For Messrs. McArthur, Mehnert and Pearson, the increase was for merit.

•	We increased the annual cash incentive targets under our annual incentive plan for our named executive officers as follows:

	Fiscal 2012 Cash Incentive Target	% Increase	Fiscal 2013 Cash Incentive Target
Mr. Brown	$800,000	35.0%	$1,080,000
Mr. McArthur	$405,000	1.2%	$410,000
Mr. Mehnert	$320,000	3.1%	$330,000
Mr. Pearson	$375,000	1.9%	$382,000

The increase for Mr. Brown consisted of a market adjustment and a merit increase. For Messrs. McArthur, Mehnert and Pearson, the increase was for merit.

•

We established a relatively high percentage for the performance-based, at-risk (tied to our performance) portion of fiscal 2013 total target direct compensation (consisting of base salary, annual cash incentive target, performance share units and stock options, but excluding retention, “make-whole” or “transition” compensation or other benefits): 85% for Mr. Brown and 75% for our other named executive officers on average;

•

We entered into an offer letter agreement with Mr. Duffy in the first quarter of fiscal 2013 to become Senior Vice President, Human Resources and Administration. Mr. Duffy’s compensation arrangement includes a one-time cash sign-on bonus and a one-time initial equity grant;

•

We entered into an offer letter agreement with Mr. Morris in the second quarter of fiscal 2013 to become Group President, Integrated Network Solutions. Mr. Morris’ compensation arrangement includes one-time “transition” compensation (cash sign-on bonus and initial grant of restricted stock units and stock options) in large part intended as a “make-whole” for the substantial amount of compensation from his prior employer he forfeited to join us. Our Compensation Committee believes the transition portion of Mr. Morris’ compensation arrangement was critical to Mr. Morris’ decision to join us;

•

We paid out a below-target fiscal 2013 annual cash incentive to each of Messrs. Brown, McArthur and Pearson because our consolidated financial performance was below the consolidated revenue and operating income financial performance measure targets set early in our fiscal year. We paid out a below-target fiscal 2013 annual cash incentive to Mr. Mehnert because our RF Communications segment financial performance was below the segment revenue, operating income and free cash flow financial measure targets set early in our fiscal year. We paid an above-target fiscal 2013 annual cash incentive to Mr. Duffy based on achievement of his individual objectives;

•

We paid out a below-target performance share award for the three-year performance period of fiscal 2011-2013 to each of Messrs. McArthur, Mehnert and Pearson: at 37.1% of target for Messrs. McArthur and Pearson and at 63.2% of target for Mr. Mehnert. These payouts were below target because our consolidated financial performance was below the cumulative operating income financial measure set early in such period and because our total shareholder return for such period was in the lowest quintile of the companies in our performance share award and performance share unit award total shareholder return peer group (the Standard & Poor’s 500 Industrials Sector and Information Technology Sector, excluding the semiconductor and semiconductor equipment industries, such peer group hereinafter referred to as our “TSR Peer Group”); and

•

Mr. Brown earned an above-target performance share unit award for the two-year performance period of fiscal 2012-2013 (granted to Mr. Brown as part of his transition-related compensation under his employment agreement): at 105.7% of target because our average annual return on invested capital (“ROIC”) performance exceeded our target and because our total shareholder return for such period was in the third quintile of our TSR Peer Group (resulting in no adjustment in the payout calculation).

Our Executive Compensation Process

The philosophy, objectives, elements, policies and practices of compensation for our executive officers are set by our Compensation Committee. In approving compensation levels and targets, individual objectives and financial performance measure targets for our named executive officers, our Compensation Committee reviews the relationship between our executive compensation program and the achievement of our financial goals and strategic objectives, with an emphasis on creating a “pay for profitable growth” environment.

Our Compensation Committee has the authority to retain compensation consultants and other advisors to assist in fulfilling its duties and responsibilities. In recent years, our Compensation Committee has directly retained Pearl Meyer & Partners, an independent executive compensation consulting firm, to provide objective analysis, plan design recommendations, advice and information, including competitive market data, to our Compensation Committee related to our CEO compensation and the compensation of our other executive officers. Pearl Meyer & Partners performs services at the direction and under the supervision of our Compensation Committee and does not provide any other services for, or receive other fees from, Harris. Our Compensation Committee has the sole authority to modify or approve Pearl Meyers & Partners’ compensation, determine the nature and scope of its services, evaluate its performance, terminate the engagement and engage a replacement or additional consultant at any time. Our Compensation Committee has also assessed the independence of Pearl Meyer & Partners and whether its work raised any conflicts of interest, taking into consideration the independence factors set forth in the NYSE listing standards and SEC rules. Based on that assessment, our Compensation Committee determined that Pearl Meyer & Partners was independent and that its work did not raise any conflicts of interest.

Our Compensation Committee considers recommendations from our CEO in making decisions regarding our executive compensation program and the compensation of our other executive officers. As part of the annual compensation planning process, our CEO recommends targets for our incentive compensation programs. Following an annual performance review process, which includes an assessment of each executive officer’s performance of individual objectives, our CEO recommends specific compensation for our executive officers, including base salary adjustments and cash incentive and equity awards. Our CEO also presents to our Compensation Committee his evaluation of each such executive officer’s contributions during the previous year, including strengths and development needs, and reviews succession plans for each of the executive positions.

After input from our CEO, as well as from Pearl Meyer & Partners, and following the assessment of compensation trends and competitive market data, our Compensation Committee determines what changes, if any, should be made to the executive compensation program and sets the level of compensation for our executive officers, other than our CEO. As part of this process, our Compensation Committee reviews each executive officer’s three- year compensation history, including base salary, annual cash incentive and equity awards, and also reviews the types and levels of other benefits, such as change in control severance agreements. In the case of our CEO, the review and final compensation decisions are made by the independent directors of our Board.

In setting the levels of compensation early in the fiscal year, our Compensation Committee also establishes the short- and long-term financial measures, weighting and targets for performance-based, at-risk elements of compensation. For our CEO, such measures, weighting and targets are established by the independent directors of our Board. The specific financial measures, weighting and targets are intended to encourage and reward the creation of sustainable, long-term value for our shareholders and are aligned with our Board-approved annual operating plan and long-term strategic plan.

At the end of each fiscal year, the independent directors of our Board meet in executive session without the CEO or other members of management present under the leadership of the Chairperson of our Compensation Committee to conduct a performance review of our CEO. During such review, the independent directors evaluate the CEO’s achievement of agreed-upon objectives established early in the fiscal year, our overall performance, the CEO’s personal self-evaluation of his performance over the past fiscal year and the CEO’s other accomplishments. Our Compensation Committee also receives a specific compensation recommendation from our CEO for our other executive officers, which recommendation is based on an assessment of each executive’s performance, achievement of objectives established early in the fiscal year for the executive and his or her business unit or organization within our Company, contribution to our performance and other accomplishments.

Although compensation levels may differ among our named executive officers based on competitive factors and the role, responsibilities and performance of each named executive officer, there are no material differences in our compensation policies or the manner in which total target direct compensation is determined for any of our named executive officers. The material elements of our executive compensation program applicable to our named executive officers also apply to our other executive officers.

Information regarding consideration of elements of our risk related to our compensation policies and practices is set forth below in the “Relationship Between Compensation Plans and Risk” section of this proxy statement beginning on page 52.

Consideration of Advisory “Say-on- Pay” and “Say-on-Frequency” Voting Results

At our 2012 Annual Meeting of Shareholders, we presented our shareholders with a proposal to approve on an advisory basis the compensation of our named executive officers as disclosed in our 2012 proxy statement. Approximately 95.4% of the shares voted on this proposal were cast in support of our 2012 executive compensation and related disclosures. Our Compensation Committee viewed the results of this vote as general broad shareholder support for our executive compensation program. Accordingly, our Compensation Committee did not make changes to our executive compensation program as a result of the advisory vote. Our Compensation Committee and Board will continue to consider the outcome of shareholder advisory votes on executive compensation when making future decisions relating to the compensation of our named executive officers and our executive compensation program and policies.

At our 2011 Annual Meeting of Shareholders, our shareholders strongly supported a frequency of “every year” for holding future advisory votes to approve the compensation of our named executive officers, consistent with the recommendation of our Board. As a result, our Board decided to hold annual “Say-on-Pay” votes and we are presenting a separate proposal to our shareholders to approve on an advisory basis the compensation of our named executive officers as disclosed in this proxy statement. See Proposal 2 beginning on page 74 of this proxy statement.

Competitive Considerations

Each element of our executive compensation program is addressed in the context of competitive practices. In general, our Compensation Committee sets total target direct compensation for our CEO and other executives to fall between the 40th to 60th percentile of total target direct compensation for comparable positions at companies in our compensation comparison group. Although our Compensation Committee reviews survey data, it uses discretion in setting an executive’s compensation after considering experience, position, tenure and contributions. For fiscal 2013, the Compensation Committee engaged Pearl Meyer & Partners to assess the composition of our compensation comparison group, median pay levels for our CEO and other executive officers, the competitive position of the compensation for our CEO and other executive officers and the mix and elements of such compensation. The compensation comparison group used for our CEO and other executive officers consists of companies with one or more of the following attributes: business operations and business models in the markets in which we participate; similar revenue and market capitalization; and businesses that compete with us for executive talent. For fiscal 2013, the compensation comparison group consisted of the following 16 companies:

•	Alliant Techsystems Inc.

•	AMETEK, Inc.

•	Amphenol Corporation

•	Exelis Inc.

•	Garmin Ltd.

•	Juniper Networks, Inc.

•	L-3 Communications Holdings, Inc.

•	Molex Incorporated
•	Motorola Solutions, Inc.

•	NetApp Inc.

•	Rockwell Automation, Inc.

•	Rockwell Collins, Inc.

•	SAIC, Inc.

•	Spirit Aerosystems Holdings, Inc.

•	TE Connectivity Ltd.

•	Triumph Group, Inc.

Our Compensation Committee periodically reviews the composition of the comparison group used for assessing the compensation for our CEO and other executive officers and makes changes it determines are appropriate based on changes to the attributes of each such company and whether it continues to make its compensation data available. Pearl Meyer & Partners, our CEO and management provide input to our Compensation Committee as to changes to the attributes of companies in the compensation comparison group. Changes in the compensation comparison group for fiscal 2013 from the compensation comparison group for fiscal 2012 are the addition of Exelis Inc., Juniper Networks, Inc., Motorola Solutions, Inc., NetApp Inc., TE Connectivity Ltd. and Triumph Group, Inc. on the basis of similarity to Harris in revenue, market capitalization and industry and business model; and the removal of Agilent Technologies, Inc., Applied Materials, Inc., CACI, Inc., Diebold Incorporated,

Goodrich Corporation, ITT Corporation, NCR Corporation, Oshkosh Corporation, Pitney Bowes Inc., Precision Castparts Corp. and Unisys Corporation in recognition of emerging disparities to Harris with respect to business model and/or size or because they are no longer publicly providing executive compensation information.

Fiscal 2012 CEO Transition

On October 8, 2011, we entered into an employment agreement with Mr. Brown pursuant to which he became our President and Chief Executive Officer effective November 1, 2011. Mr. Brown’s compensation arrangement under his employment agreement was the result of arm’s-length negotiation. In negotiating such arrangement our Compensation Committee received information, analysis and advice from Pearl Meyer & Partners, from independent legal counsel and from the national executive search firm retained by our Board’s CEO Search Committee. In developing the compensation arrangement for Mr. Brown, our Compensation Committee and Board also considered the same executive compensation objectives and competitive positioning used for our other executives and also took into consideration the substantial amount of long-term compensation that he would forfeit to join us. As a result, Mr. Brown’s compensation arrangement addressed both “ongoing” compensation as well as “transition” compensation. Elements of Mr. Brown’s “ongoing” compensation provided under his employment agreement that continued in fiscal 2013 include (i) base salary; (ii) annual cash incentive opportunity under our Annual Incentive Plan; (iii) eligibility for grants of equity-based long-term incentives, which for each of fiscal 2013 and 2014, are required to have a target value of at least 375% of his then-current base salary; and (iv) eligibility to participate in our retirement and employee welfare and benefit plans in accordance with their terms.

A description of the material terms of Mr. Brown’s employment agreement, including payments and benefits to be provided to Mr. Brown in the event his employment is terminated by us without “cause” or by Mr. Brown as a result of a “constructive termination” is set forth in the “Potential Payments Upon Termination or a Change in Control” section of this proxy statement beginning on page 65. We also entered into an Executive Change in Control Severance Agreement with Mr. Brown which is described in the “Executive Change in Control Severance Agreements” section of this proxy statement beginning on page 67.

Appointment of James D. Morris as Group President, Integrated Network Solutions

On December 12, 2012, we entered into an offer letter agreement with Mr. Morris pursuant to which he became our Group President, Integrated Network Solutions effective January 14, 2013. Mr. Morris’ compensation arrangement under his offer letter agreement was the result of arm’s-length negotiation. In developing the compensation arrangement for Mr. Morris, our Compensation Committee considered the same executive compensation objectives and competitive positioning used for our other executives and also took into consideration the substantial amount of compensation that he would forfeit to join us. As a result, Mr. Morris’ compensation arrangement addressed both “ongoing” compensation as well as “transition” compensation. Our Compensation Committee believes the transition-related portion of Mr. Morris’ compensation arrangement was critical to Mr. Morris’ decision to accept employment with us. For more information regarding the elements of Mr. Morris’ “ongoing” compensation and “transition” compensation, see the Summary Compensation Table on page 53 and the related footnotes. We also entered into an Executive Change in Control Severance Agreement with Mr. Morris. A description of the material terms of Mr. Morris’ offer letter agreement and Executive Change in Control Severance Agreement is set forth in the “Potential Payments Upon Termination or a Change in Control” section of this proxy statement beginning on page 65.

Elements of Our Compensation Program

During fiscal 2013, the compensation program for our executive officers consisted of the following elements:

•	base salary;

•	annual cash incentive “award” compensation;

•	equity-based long-term incentives, including stock options, performance share units and in certain limited instances, restricted stock units;

•	health, welfare and other personal benefits; and

•	change in control, severance, retirement and other post-employment pay and benefits.

Our Compensation Committee believes that the elements of our executive compensation program more directly align the interests of our executives and shareholders, are competitive, motivate achievement of our short- and long-term financial goals and strategic objectives and reward superior performance, in furtherance of our overall objective of encouraging and rewarding the creation of sustainable, long-term shareholder value. We do not have a formal policy relating to the mix among the various elements of our compensation program. However, we believe the greater an executive’s responsibility level and ability to influence results, the greater the portion of the executive’s overall compensation that should be performance-based, at-risk compensation.

Named Executive Officer Fiscal 2013 Target Direct Compensation Mix

The following charts set forth, for Mr. Brown and for our other named executive officers currently employed by us on average, respectively, the percentage of fiscal 2013 total target direct compensation represented by each major element of target direct compensation, indicating the percentage of fiscal 2013 total target direct compensation that was at risk in the form of performance-based cash incentive and equity awards. Total target direct compensation does not include retirement benefits, severance benefits or health, welfare or other personal benefits. For Mr. Morris, total target direct compensation does not include his transition-related, one-time cash sign-on bonus and “make-whole” equity grants intended to replace compensation and other benefits from his prior employer that he forfeited in order to join us or his relocation benefits. For Mr. Duffy, total target direct compensation does not include his one-time cash sign-on bonus, initial equity grant or relocation benefits. The percentages are based on fiscal 2013 base salary (annualized), annual cash incentive awards for achievement of financial goals at target and the target value of equity awards at the time of approval. A description of the valuation and how each major element is determined is discussed below.

Base Salary and How Base Salary is

Determined

General Considerations

We provide executives with a base salary for services rendered during the year. Our Compensation Committee reviews executive base salaries on an annual basis as well as any time there is a substantial change in an executive’s responsibilities or in market conditions. Our Compensation Committee generally targets an executive officer’s base salary to be within 10% below to 10% above the median of the market for base salaries for comparable positions at companies in our compensation comparison group. However, the specific base salary for an executive also is influenced by the executive’s experience, position, changes in responsibilities, tenure and contributions, and individual performance, and by current market conditions and our outlook. Base salary reflects a fixed portion of the overall compensation package and generally is the base amount from which other compensation elements are determined, such as target annual cash incentive awards and target value of long-term equity incentive awards at the time of approval. Base salary represents a relatively small percentage of total target direct compensation. In general, executive officers with higher levels of responsibility and ability to influence results have a lower percentage of compensation fixed as base salary and a higher percentage of performance-based, at-risk compensation.

2013 Base Salary for Named Executive Officers

In August 2012, our Compensation Committee conducted its annual base salary review for our CEO and other named executive officers then employed by us. Our Compensation Committee, and in the case of our CEO, the independent directors of our Board, approved increases for fiscal 2013 base salaries for our CEO and other named executive officers from fiscal 2012 base salaries as follows:

	Fiscal 2012 Base Salary	% Increase	Fiscal 2013 Base Salary
Mr. Brown	$800,000	12.5%	$900,000
Mr. McArthur	$565,000	1.8%	$575,000
Mr. Mehnert	$470,000	3.2%	$485,000
Mr. Pearson	$525,000	1.9%	$535,000

The increase for Mr. Brown consisted of a market adjustment and a merit increase. For Messrs. McArthur, Mehnert and Pearson, the increase was for merit.

Base salary increases were effective August 25, 2012. Fiscal 2013 base salaries for Messrs. Duffy and Morris were established pursuant to the terms of their respective offer letter agreements discussed elsewhere in this proxy statement. Information regarding base salaries for fiscal 2013 is set forth in the Summary Compensation Table on page 53 under the “Salary” column.

Annual Cash Incentive Pay and How Annual

Cash Incentive Pay is Determined

Annual Incentive Plan

Under the Harris Corporation Annual Incentive Plan, which was approved by our shareholders in October 2010, early in each fiscal year our Compensation Committee sets an annual cash incentive compensation target for each executive officer other than our CEO and recommends to the independent directors of our Board the target to set for our CEO. Our Compensation Committee and independent directors of our Board, as applicable, also establish specific financial performance measures and targets early in each fiscal year, including the relative weighting and thresholds, as well as individual performance objectives for each executive officer, against which performance is measured and payouts are determined under our

Annual Incentive Plan. In certain instances, financial performance targets and our actual results are adjusted by our Compensation Committee, and in the case of our CEO, by the independent directors of our Board, to take into account items that occur during the fiscal year that are determined not to be reflective of normal, ongoing business operations. Our Compensation Committee believes the annual cash incentive motivates our executives to focus on achieving or exceeding the fiscal year financial performance targets and individual objectives.

•

Determination of Participant Incentive Compensation Targets — We set annual cash incentive compensation targets for our named executive officers early in each fiscal year using our compensation comparison group data as a reference point where available for a comparable position, or broad survey data. Annual cash incentive awards provide executives the potential to achieve above-target payouts if our financial performance is above target. However, there is downside risk of below-target payouts if our financial performance is below target. Payouts can range from zero to 200% of annual cash incentive compensation targets depending on our financial performance and named executive officer performance against individual objectives.

•

Financial Performance Measures, Targets and Weighting — The financial performance measures for annual cash incentives for fiscal 2013 were Harris’ consolidated (or for operating segment executives, the applicable segment’s) revenue, operating income and free cash flow (defined as cash flow from operations less capital expenditures), weighted 30%, 40% and 30%, respectively. As a general principle, we seek to establish financial performance targets that are aligned with our annual operating plan and are challenging yet achievable. They are set at levels we believe require significant effort on the part of the executives, yet also represent a reasonable expectation of performance based on prior-year performance, existing business conditions, the markets in which we participate and our outlook.

For each financial performance measure, we make no payout for performance below the threshold. For fiscal 2013, the threshold for each of the revenue, operating income and free cash flow performance measures was 80% of target financial performance. Payout percentages resulting from adjusted results as a percentage of target for each performance measure were based on the following table, which was established early in fiscal 2013:

% of Target Financial Performance	Operating Income Payout %	Revenue Payout %	Free Cash Flow Payout %
Below 80%	0%	0%	0%
80%	50%	50%	50%
95%	90%	90%	90%
100%	100%	100%	100%
105%	110%	110%	110%
120% and above	200%	200%	200%

2013 Annual Cash Incentive Awards for Named Executive Officers

In August 2012, our Compensation Committee reviewed the annual cash incentive targets for our CEO and other named executive officers then employed by us. Our Compensation Committee, and in the case of our CEO, the independent directors of our Board, approved increases for fiscal 2013 annual cash incentive targets for our CEO and other named executive officers from fiscal 2012 targets as follows:

	Fiscal 2012 Cash Incentive Target	% Increase	Fiscal 2013 Cash Incentive Target
Mr. Brown	$800,000	35.0%	$1,080,000
Mr. McArthur	$405,000	1.2%	$410,000
Mr. Mehnert	$320,000	3.1%	$330,000
Mr. Pearson	$375,000	1.9%	$382,000

The increase for Mr. Brown consisted of a market adjustment and a merit increase. For Messrs. McArthur, Mehnert and Pearson, the increase was for merit.

Mr. Morris’ annual cash incentive target for fiscal 2013 was established pursuant to the terms of his offer letter agreement which provided that his minimum fiscal 2013 payout would be at target and would not be pro-rated. Mr. Duffy’s annual cash incentive target for fiscal 2013 was established pursuant to the terms of his offer letter agreement (which also provided the target would not be pro-rated for the portion of fiscal 2013 that he was not employed).

Fiscal 2013 approved financial performance measures, weighting, targets, GAAP results, adjusted results, adjusted results as a percentage of financial target, payout percentage resulting from adjusted results as a percentage of financial target and the weighted financial performance measure achievement under our Annual Incentive Plan were as follows:

Financial Performance Measures and Weighting	Fiscal 2013 Financial Targets (in millions)	GAAP Results (in millions)	Adjusted Financial Results (in millions)*	Adjusted Financial Results as % of Target	Resulting Payout%	Weighted Financial Measure Achievement Under Annual Incentive Plan
Harris Corporation						88.5%
Revenue – 30%:	$5,500	$5,111.7	$5,111.7	92.9%	84.4%
Operating Income – 40%:	$974	$812.2	$851.3	87.4%	69.7%
Free Cash Flow – 30%:	$632	$654.8	$672.1	106.3%	117.8%
RF Communications						77.6%
Revenue – 30%:	$2,090	$1,849.0	$1,849.0	88.5%	72.7%
Operating Income – 40%:	$633	$576.9	$586.1	92.6%	83.6%
Free Cash Flow – 30%:	$417	$367.2	$372.0	89.2%	74.5%
Integrated Network Solutions						21.6%
Revenue – 30%:	$1,744	$1,538.6	$1,538.6	88.2%	71.9%
Operating Income – 40%:	$179	$77.5	$81.0	45.3%	0%
Free Cash Flow – 30%:	$160	$118.0	$118.3	73.9%	0%

*	Our GAAP operating income results on a continuing operations basis were increased by excluding charges in connection with Company-wide restructuring and other actions of $39.1 million for Harris Corporation (of which $9.2 million was attributable to RF Communications and $3.5 million was attributable to Integrated Network Solutions). Our GAAP free cash flow results on a continuing operations basis were increased by excluding the cash impacts of the Company-wide restructuring and other actions of $17.3 million for Harris Corporation (of which $4.8 million was attributable to RF Communications and $0.3 million was attributable to Integrated Network Solutions).

These financial performance measures and targets represent internal measurements of performance, and although the calculations are based on our financial results calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), our actual results were adjusted by our Compensation Committee, and in the case of our CEO, by the independent directors of our Board, to take into account items that occurred during the fiscal year that were determined not to be reflective of normal, ongoing business operations. Our Compensation Committee has adopted guidelines in making specific decisions for these purposes on which items to include or exclude from our financial results, including that any adjustment must be objectively measurable under GAAP.

Fiscal 2013 approved weighted financial measure achievement under the Annual Incentive Plan, named executive officer Annual Incentive Plan compensation targets, approved payouts and approved payouts as a percentage of compensation target for our named executive officers were as follows:

Named Executive Officer	Organization Financial Performance Measures	Weighted Financial Measure Achievement Under Annual Incentive Plan	Participant’s Annual Incentive Plan Target	Actual Annual Incentive Plan Payout	Actual Payout as a % of Target
William M. Brown President and Chief Executive Officer	Harris	88.5%	$1,080,000	$956,000	88.5%
Gary L. McArthur Senior Vice President and Chief Financial Officer	Harris	88.5%	$410,000	$363,000	88.5%
James D. Morris* Group President, Integrated Network Solutions	INS	21.6%	$330,000	$330,000	100%
Robert L. Duffy Senior Vice President, Human Resources and Administration	Harris	88.5%	$260,000	$276,000	106.2%
Dana A. Mehnert Group President, RF Communications	RF	77.6%	$330,000	$256,000	77.6%
Daniel R. Pearson** Former Executive Vice President and Chief Operating Officer	Harris	88.5%	$203,606	$175,000	86.0%

*	Mr. Morris’ offer letter agreement provided that his annual incentive payout for fiscal 2013 would be not less than target and would not be pro-rated for the portion of fiscal 2013 that he was not employed by us.

**	Mr. Pearson retired effective January 9, 2013. His Annual Incentive Plan target was initially set at $382,000. The target amount shown in the table is his annual incentive target pro-rated for the portion of fiscal 2013 that he was employed by us.

Payouts under our Annual Incentive Plan for our other named executive officers were subject to an upward or downward adjustment ranging from 0% to 20% of weighted financial measure achievement under the Annual Incentive Plan for individual performance of the pre-established individual objectives as well as the individual’s contribution to our overall results. For fiscal 2013, payouts under our Annual Incentive Plan for the named executive officers other than the CEO, as calculated based on the weighted financial measure achievement under the Annual Incentive Plan, were adjusted from 3% lower to 20% higher based on achievement of individual objectives. The adjustments were approved by our Compensation Committee based on our CEO’s recommendation as a result of his assessment of individual performance of the pre-established individual objectives.

The payouts under our Annual Incentive Plan in respect of fiscal 2013 are also set forth in the note to the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 53.

Broad-Based Performance Reward Plan

We maintain broad-based annual cash incentive plans, available to most of our U.S.-based employees. Our executive officers participate in our broad-based Performance Reward Plan starting after the officer has been credited with one year of company service. Pursuant to our Performance Reward Plan as in effect in fiscal 2013, if we are profitable, we will make a cash payment equal to a minimum of 2% up to a maximum of 6% of an employee’s eligible compensation. For amounts of an employee’s eligible compensation above the Social Security wage base, the payment is increased up to an additional 5.7% of such eligible compensation above the Social Security wage base. The actual payment is based on our performance against financial targets. For fiscal 2013, the target payout was 2% of an employee’s eligible compensation if we were profitable but did not achieve operating income in excess of $974 million. Because we were profitable and did not achieve operating income in excess of $974 million for fiscal 2013, the minimum payout of 2% of eligible compensation plus an additional 2% of eligible compensation above the Social Security wage base was approved for fiscal 2013 under our Performance Reward Plan. Pursuant to the Performance Reward Plan as in effect in fiscal 2013, participants were permitted to elect to receive the payment in cash or to defer either half or all of the payment into their account in our Retirement Plan or our SERP. The amounts earned by our named executive officers under our Performance Reward Plan in respect of fiscal 2013 are set forth in the note to the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 53.

Long-Term Compensation —

Equity Incentives and How Long-Term

Compensation is Determined

We provide long-term incentive compensation to our executive officers through a combination of stock options and performance share unit awards. As part of long-term compensation, as discussed below, our Compensation Committee also may grant restricted stock unit awards primarily to facilitate recruitment, retention and succession planning. The long-term compensation elements of our executive compensation program are designed to motivate our executives to focus on achievement of our long-term financial goals and strategic objectives. Our Compensation Committee awards different types of equity compensation because it believes that each type incentivizes and rewards shareholder value creation in a different way. Although the value of all forms of equity-based compensation is directly impacted by both increases and decreases in the price of our common stock, performance share unit grants motivate our executives to achieve our multi-year financial and operating goals because the number of shares ultimately earned depends on the level of our performance against internal and external financial measures, generally over a three-year period. Under such grants, each new fiscal year begins a new three-year performance cycle for which our Compensation Committee establishes financial performance targets and long-term incentive compensation targets. Stock option grants motivate our executives to increase shareholder value because the options only have value to the extent the price of our common stock on the date of exercise exceeds the stock price on the grant date, and thus compensation is realized only if our stock price increases over the term of the award and the option is exercised by the executive officer. Equity awards also are intended to retain executives, encourage share ownership and maintain a direct link between our executive compensation program and the value and appreciation in value of our stock.

Equity Compensation Mix

In determining the appropriate mix of equity compensation elements, our Compensation Committee, and with respect to our CEO, the independent directors of our Board, considers the mix of such elements for our compensation comparison group, the retention value of each element and other factors important to us, including tax and accounting treatment, and the recommendation of Pearl Meyer & Partners, our Compensation Committee’s independent compensation consultant. The total value of long-term incentive compensation for our executive officers is typically set by reference to a multiple of such executive officers’ base salaries, which equity-based multiple is assessed using our compensation comparison group. For fiscal 2013, our Compensation Committee, and with respect to our CEO, the independent directors of our Board, targeted that 50% of the value of long-term equity incentive compensation (excluding restricted stock units and other retention-based awards) at the time of award would be allocated as stock options and 50% of the value would be allocated as performance share units. This is the same long-term equity incentive compensation target mix approved by our

Compensation Committee the past several fiscal years. However, early in fiscal 2013, in anticipation of Mr. Pearson’s possible retirement, our Compensation Committee determined to allocate 100% of Mr. Pearson’s long-term equity incentive compensation in the form of performance share units. The number of stock options and performance share units granted to the named executive officers in fiscal 2013 was determined based on the 60-day average closing market price of our common stock prior to the grant date, which valuation methodology differs from the grant date fair value method required for the calculation of amounts presented for fiscal 2013 in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table on page 53.

Stock Options

Stock options granted to our named executive officers and other employees during fiscal 2013 were made pursuant to our Harris Corporation 2005 Equity Incentive Plan (As Amended and Restated Effective August 27, 2010), which our shareholders initially approved in October 2005 and re-approved in October 2010. Stock option grants made in fiscal 2013 have the following terms:

•	An exercise price equal to or greater than the closing price of our stock on the grant date;

•	Vest in equal installments of one-third each on the first, second and third anniversary of the grant date;

•	Expire 10 years from the grant date; and

•	Accelerated vesting upon a change in control or other events as discussed below.

A listing of the stock options granted to our named executive officers in fiscal 2013 and information relating to the terms and conditions of such stock options appears in the Grants of Plan-Based Awards in Fiscal 2013 Table on page 57 and the related notes. For additional information relating to the terms and conditions of stock options, see the notes to the Outstanding Equity Awards at 2013 Fiscal Year End Table on page 59.

Without prior approval of our shareholders, stock options granted by us may not be repriced, replaced, regranted through cancellation or modified by us if the effect thereof would be to reduce the exercise price of such stock options, other than in connection with a change in our capitalization, including spin-offs.

Performance Share and Performance Share Unit Awards

Fiscal 2013 Grants for Fiscal 2013-2015 Performance Period

Financial performance measures for performance share units granted in fiscal 2013 covering the three-year performance period of fiscal 2013-2015 include the achievement of targets, weighted equally, for three-year cumulative operating income for the fiscal 2013-2015 performance period and average annual ROIC for each fiscal year of such period, subject to possible adjustment based on our total shareholder return performance over the fiscal 2013-2015 performance period compared with our TSR Peer Group. The calculation for the performance share unit award payout based on weighted achievement of performance measure targets may be adjusted upward or downward by as much as 33% depending on our quintile ranking compared with our TSR Peer Group. The actual performance share unit award payout with respect to fiscal 2013 grants will be made in shares of our common stock and can range from 0% to 200% of the target number of performance share units awarded. Our Compensation Committee believes that the operating income, ROIC and total shareholder return measures motivate financial performance that management can influence directly, should improve earnings and capital management over the long term and create long-term shareholder value. For additional information relating to the terms and conditions of performance share units, see the notes to the Grants of Plan-Based Awards in Fiscal 2013 Table on page 57 and the notes to the Outstanding Equity Awards at 2013 Fiscal Year End Table on page 59.

For fiscal 2013, our Compensation Committee, and with respect to Mr. Brown, the independent directors of our Board, approved the grant of performance share units to our named executive officers as set forth in the Grants of Plan-Based Awards in Fiscal 2013 Table on page 57 and related notes. The number of performance share units granted to Messrs. Duffy and Morris in fiscal 2013 was established pursuant to the terms of their respective offer letter agreements discussed elsewhere in this proxy statement.

Payouts for Fiscal 2011-2013 Performance Period Awards Granted in Fiscal 2011

In fiscal 2011, our Compensation Committee granted performance shares covering the three-year performance period of fiscal 2011-2013 to executive officers then employed by us, including Messrs. McArthur, Mehnert and Pearson. Financial performance measures for awards granted in fiscal 2011 for the fiscal 2011-2013 performance period were three-year cumulative operating income and average annual ROIC for each fiscal year of such period. Such measures were equally weighted and subject to possible upward or downward adjustment of up to 33% based on our total shareholder return performance over the fiscal 2011-2013 performance period compared with our TSR Peer Group.

For each financial performance measure, we make no payout for performance below the threshold. For the fiscal 2011-2013 performance period, the threshold for three-year cumulative operating income was 80% of target and the threshold for average annual ROIC was 9%. Payout percentages resulting from adjusted results as a percentage of target for each performance measure were based upon the following table, which was established early in the 2011-2013 performance period:

3-Year Cumulative Operating Income		Average Annual ROIC
% of Target	Payout %	ROIC	Payout %
<80%	0%	<9%	0%
80%	50%	9%	50%
90%	75%	11%	70%
100%	100%	12%	80%
110%	125%	14%	100%
≥120%	150%	16%	120%
		≥19%	150%

For the fiscal 2011-2013 performance period, the possible total shareholder return performance adjustment to the calculation for the performance share award payout based on achievement of financial performance measure targets was dependent on the quintile ranking of our total shareholder return compared with our TSR Peer Group, based upon the following table, which was established early in the fiscal 2011-2013 performance period:

Total Shareholder Return Payout Adjustment
Quintile	Payout Adjustment
Top	+33%
2nd	+15%
3rd	0%
4th	-15%
Bottom	-33%

Our total shareholder return for the three-year performance period of fiscal 2011-2013 was in the bottom quintile of our TSR Peer Group and resulted in a downward payout adjustment of 33%.

In determining the performance share award payouts for the fiscal 2011-2013 performance period, the financial performance targets and our actual results were adjusted by our Compensation Committee as set forth in the notes to the tables below. These adjustments were made in accordance with the same guidelines for adjusting annual cash incentive compensation award targets and actual results adopted by our Compensation Committee as discussed above.

For performance share awards granted in fiscal 2011 for the fiscal 2011-2013 performance period, approved financial performance measures, weighting, targets, adjusted targets, GAAP results, adjusted results, adjusted results as a percentage of adjusted target, resulting payout percentages, total shareholder return adjustment, resulting total shareholder return adjusted payout percentages and weighted adjusted payout percentages were as follows (except in the case of Mr. Mehnert, as described in the applicable note in the second table below):

Financial Performance Measures and Weighting	Target	Adjusted Target*	GAAP Results	Adjusted Results**	Adjusted Results as % of Adjusted Target	Resulting Payout %	Total Shareholder Return Adjustment	Total Shareholder Return Adjusted Payout %
Cumulative Operating Income – 50%	$3,275.0 million	$3,293.5 million	$2,748.3 million	$2,240.2 million	68.0%	0%	-33%	0%
Average Annual ROIC – 50%	14.0%	14.0%	18.1%	15.1%	107.7%	110.8%	-33%	74.2%
Approved Weighted Adjusted Payout %								37.1%

*	Our cumulative operating income target set early in fiscal 2011 was (a) increased by anticipated post-acquisition operating income for the performance period for acquired businesses not originally included in the target, as set forth in the approved plans for such acquisitions; and (b) decreased by the operating income for fiscal 2013 originally included in the target for operations discontinued in fiscal 2012 (our Broadcast Communications business and Cyber Integrated Solutions operation).
**	Our GAAP cumulative operating income on a continuing operations basis, for purposes of such results and calculating our average annual ROIC results, was (a) increased by excluding charges of $104.8 million in fiscal 2011 and 2012 for integration and other costs associated with acquisitions; (b) decreased by including the operating loss of $652.0 million for fiscal 2011 and 2012 for discontinued operations, except in the case of Mr. Mehnert, as described below; and (c) increased by excluding charges of $39.1 million in fiscal 2013 in connection with Company-wide restructuring and other actions.

The following table shows the performance shares granted in fiscal 2011 for the fiscal 2011-2013 performance period and the fiscal 2013 payout in respect of such performance shares as approved by our Compensation Committee for Messrs. McArthur, Mehnert and Pearson:

Named Executive Officer	Performance Shares Granted		Weighted Total Shareholder Return Adjusted Payout %	Shares Paid Out
Gary L. McArthur Senior Vice President and Chief Financial Officer	12,800		37.1%	4,749
Dana A. Mehnert Group President, RF Communications	9,400		63.2%*	5,941
Daniel R. Pearson Former Executive Vice President and Chief Operating Officer	9,425	**	37.1%	3,497

*	Our GAAP cumulative operating income and average annual ROIC results on a continuing operations basis, in the case of Mr. Mehnert, were not decreased as described above by including the operating loss of $652.0 million for fiscal 2011 and 2012 for discontinued operations, because the discontinued operations were formerly part of our Integrated Network Solutions segment and unrelated to our RF Communications segment.
**	Mr. Pearson retired effective January 9, 2013. The number of performance shares granted for Mr. Pearson gives effect to pro-ration for the portion of the fiscal 2011-2013 performance period that he was employed.

See the Option Exercises and Stock Vested in Fiscal 2013 Table on page 62 and related notes for additional information regarding these payouts for Messrs. McArthur, Mehnert and Pearson.

Payout to Mr. Brown for Fiscal 2012-2013 Performance Period Award Granted in Fiscal 2012

As part of the transition-related compensation provided to Mr. Brown when he became our President and Chief Executive Officer in November 2011, the independent directors of our Board granted him 56,165 performance share units for the two-year performance period of fiscal 2012-2013. The financial performance measures and targets for this grant are identical to the measures and targets for the fiscal 2012-2013 portion of the performance share units granted to our executives in fiscal 2012 for the three-year performance period of fiscal 2012-2014, namely: cumulative operating income and average annual ROIC for the fiscal 2012-2013 portion of the performance period. Such measures were equally weighted and subject to upward or downward adjustment of up to 33% based on our total shareholder return performance over the fiscal 2012-2013 performance period compared with our TSR Peer Group. In determining the payout to Mr. Brown for these performance share units, the financial performance targets were adjusted by the independent directors of our Board in the same manner as the adjustments made for purposes of Mr. Brown’s fiscal 2012 and fiscal 2013 Annual Incentive Plan payouts.

For performance share units granted to Mr. Brown in fiscal 2012 for the fiscal 2012-2013 performance period, approved financial performance measures, weighting, targets, adjusted targets, GAAP results, adjusted results, adjusted results as a percentage of adjusted target, resulting payout percentages, total shareholder return adjustment, resulting total shareholder return adjusted payout and weighted adjusted payout percentages were as follows:

Financial Performance Measures and Weighting	Target	Adjusted Target*	GAAP Results	Adjusted Results**	Adjusted Results as % of Adjusted Target	Resulting Payout %	Total Shareholder Return Adjustment	Total Shareholder Return Adjusted Payout %
Cumulative Operating Income –50%	$2,263.8 million	$2,178.2 million	$1,753.3 million	$1,888.3 million	86.7%	66.7%	0%	66.7%
Average Annual ROIC –50%	14.0%	14.0%	18.0%	18.5%	131.9%	144.6%	0%	144.6%
Approved Weighted Adjusted Payout %								105.7%
*	Our cumulative operating income target set early in fiscal 2012 was decreased by the operating income for fiscal 2013 originally included in the target for operations discontinued in fiscal 2012 (our Broadcast Communications business and Cyber Integrated Solutions operation).
**	Our GAAP cumulative operating income on a continuing operations basis, for purposes of such results and calculating our average annual ROIC results, was increased by (a) adding $95.9 million of operating income to equal the target amount for fiscal 2012, because the strategy and events related to our fiscal 2012 results largely occurred prior to Mr. Brown joining us, consistent with our rationale for the annual cash incentive payout we approved for Mr. Brown for fiscal 2012 under our Annual Incentive Plan; and (b) excluding charges of $39.1 million in fiscal 2013 in connection with Company-wide restructuring and other actions. For purposes of calculating our average annual ROIC results, our invested capital for fiscal 2012 excluded the impact of impairments related to discontinued operations.

Our total shareholder return for the two-year performance period of fiscal 2012-2013 was in the third quintile of our TSR Peer Group, which resulted in no payout adjustment to the number of performance share units earned by Mr. Brown.

The following table shows the performance share unit award granted to Mr. Brown in fiscal 2012 for the fiscal 2012-2013 performance period and the fiscal 2013 payout in respect of such award as approved by our independent directors:

Performance Share Units Granted	Weighted Adjusted Payout%	Units Earned
56,165	105.7%	59,366

Pursuant to the terms of Mr. Brown’s employment agreement, 50% of the units earned were paid out currently with the remaining 50% to vest on July 1, 2014 subject to Mr. Brown remaining employed by us on such date. See the Option Exercises and Stock Vested in Fiscal 2013 Table on page 62 and related notes for additional information regarding this payout to Mr. Brown.

Restricted Stock and Restricted Stock Units

As part of long-term incentive compensation, our Compensation Committee also may grant shares of restricted stock or restricted stock units primarily to facilitate retention and succession planning and as a recruitment mechanism to replace the value of equity awards that may have been forfeited as a result of leaving a former employer. The restrictions typically expire at the end of a three-year period. The restrictions provide that the shares or units may not be sold or otherwise transferred, and the shares or units will be immediately forfeited in the event of the recipient’s termination of employment for any reason other than involuntary termination, death, disability or retirement.

In fiscal 2013, our Compensation Committee approved the grant of 51,600 restricted stock units to Mr. Morris as part of his transition-related compensation intended to replace the value of the substantial amount of compensation from his prior employer he forfeited to join us. Our Compensation Committee also approved the grant of 4,300 restricted stock units to Mr. Duffy pursuant to the terms of his offer letter agreement. For further information related to restricted stock or restricted stock units granted to our named executive officers, see the Grants of Plan-Based Awards in Fiscal 2013 Table on page 57 and related notes and the Outstanding Equity Awards at 2013 Fiscal Year End Table on page 59 and related notes. In August 2013, the independent members of our Board also approved the grant of 3,500 restricted stock units to Mr. Brown in recognition of his performance. This grant will be reported as fiscal 2014 compensation for Mr. Brown.

Recovery of Executive Compensation

(“Clawback”)

Our executive compensation program permits us to recover all or a portion of any performance-based compensation, both cash and equity, if our financial statements are restated as a result of errors, omissions or fraud. The amount which may be recovered shall be the amount by which the affected compensation exceeded the amount that would have been payable had the financial statements been initially filed as restated, or any greater or lesser amount that our Compensation Committee or the independent members of our Board shall determine. In no case shall the amount to be recovered by us be less than the amount required to be repaid or recovered as a matter of law. Recovery of such amounts by us would be in addition to any actions imposed by law, enforcement agencies, regulators or other authorities. We will review the terms of our recovery policy in light of the requirements under the Dodd-Frank Act and will make any necessary changes to be in compliance with those requirements once final regulations have been issued.

Treatment of Incentive Awards Upon

Change in Control

Under our Annual Incentive Plan and equity incentive plans, upon a change in control and irrespective of employment status:

•

Annual cash incentive awards are fully earned and to be paid out promptly following the change in control or, in certain instances, following the end of the fiscal year, in each case at not less than the target level;

•	All unvested options immediately vest and become exercisable;

•

All performance share units are deemed fully earned and fully vested immediately and are to be paid at the end of the applicable performance period at not less than the target level, subject to accelerated pay-out or forfeiture in certain circumstances;

•	All restricted shares immediately vest; and

•

All restricted stock units immediately vest and are to be paid as soon as practicable but no later than 60 days following the change in control, or in certain events, promptly following the expiration of the initial restriction period.

Information regarding severance payments and obligations to our named executive officers for termination of employment following a change in control is set forth below in the “Change in Control Severance Agreements” section of this Compensation Discussion and Analysis and the “Potential Payments Upon Termination or a Change in Control” section of this proxy statement beginning on page 65.

Post-Employment Compensation

Severance Arrangements

As a general matter, most of our employees are “employees at-will” and only a limited number of our executive officers have contracts requiring us to pay amounts to them upon termination of employment. Mr. Brown’s employment and payments upon termination of employment are governed by his employment agreement discussed elsewhere in this proxy statement. Pursuant to Mr. Morris’ offer letter agreement, if his employment is terminated within 24 months of his start date by us other than for “cause” (as defined in the offer letter agreement) or in connection with certain business divestitures, or by Mr. Morris as a result of “constructive termination”

(as defined in the offer letter agreement), he is entitled to a severance payment equal to two years of his then-current base salary and annual incentive compensation at target. Pursuant to Mr. Duffy’s offer letter agreement, if his employment is terminated by us within 24 months of his start date, other than for cause or performance reasons, he is entitled to a severance payment equal to one year of his then-current base salary and annual incentive compensation at target.

While Messrs. McArthur and Mehnert do not have severance agreements, we have a long-standing practice of providing severance compensation for terminating an executive’s employment other than for cause. The specific amount will be based upon the relevant circumstances, including the reason for termination, length of employment and other factors.

We also have a severance plan for all full-time, U.S.-based employees who are terminated as a result of a reduction-in-force. Amounts payable under this plan are based upon length of service.

Employment Agreement with our CEO

As discussed above, we are party to an employment agreement with Mr. Brown. The agreement provides for his continued employment as our President and Chief Executive Officer and provides for certain benefits if Mr. Brown’s employment is terminated by us without “cause” or by Mr. Brown as a result of a “constructive termination” (as defined in the agreement). Obligations in the event of a termination following a change in control will be governed by Mr. Brown’s change in control severance agreement. Our Compensation Committee and the independent directors of our Board approved Mr. Brown’s employment agreement in the belief that such agreement was critical to Mr. Brown’s decision to accept employment with us and assists in retaining Mr. Brown’s valued service. In addition, his employment agreement also binds Mr. Brown to certain non-compete and non-solicitation undertakings that are valuable to us.

Change in Control Severance Agreements

Each of our Board-elected corporate officers, including our named executive officers currently employed by us, is party to a change in control severance agreement with us. We believe that these agreements align the interests of our officers and shareholders during the period of an actual or rumored change in control and also are necessary in some cases to attract and retain executives. Under these agreements, an executive is provided with severance benefits in the event the executive’s employment is terminated without “cause,” or by the executive for “good reason,” within two years following a change in control. These agreements are designed with a “double trigger,” so that benefits are provided only if there is both a change in control and a termination of employment. Such severance benefits are designed to preserve the focus and productivity of our executive officers, avoid disruption and prevent attrition during a period of uncertainty. We also believe these agreements facilitate the objectiveness of an executive’s assessment of a potential transaction that may be in our shareholders’ best interests notwithstanding the potential negative impact of a transaction on an executive’s future employment.

If triggered, the lump-sum severance benefit payable under the change in control severance agreement equals the sum of: (a) the executive’s unpaid base salary through the date of termination, a pro-rated annual bonus (as determined under the change in control severance agreement), any unpaid accrued vacation pay and, to the extent permitted under Section 409A of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), any other benefits or awards that have been earned or become payable pursuant to the terms of any compensation plan but which have not been paid to the executive; and (b) two times the executive’s highest annual rate of base salary during the 12-month period prior to the date of termination plus two times the greatest of the executive’s highest annual bonus in the three fiscal years prior to the change in control, the executive’s target bonus for the year during which the change in control occurs or the executive’s target bonus for the year in which the executive’s employment is terminated. The change in control severance agreements entered into by our executive officers prior to April 22, 2010, including the change in control severance agreements with Messrs. McArthur and Mehnert, also provide for a tax gross-up payment to the executive in the event that payment of any benefits is subject to excise taxes imposed by the IRS on “parachute payments” under Section 4999 of the Internal Revenue Code. All other applicable taxes remain the responsibility of the executive. Any new or materially modified change in control severance agreements entered into with executive officers following April 22, 2010, including the agreements entered into with

Messrs. Brown, Duffy and Morris, do not provide for any tax gross-ups for excise taxes. Our Compensation Committee has determined, in its business judgment, that the substantive terms of these change in control severance agreements are competitive and reasonable.

A description of the material terms of the change in control severance agreements, Mr. Brown’s employment agreement, Mr. Duffy’s offer letter agreement and Mr. Morris’ offer letter agreement, as well as a summary of potential payments upon termination or a change in control for our named executive officers, is set forth in the “Potential Payments Upon Termination or a Change in Control” section of this proxy statement beginning on page 65.

Retirement Programs

Retirement Plan

We maintain a Retirement Plan, which is a tax-qualified, defined contribution retirement plan available to most of our U.S.-based employees, including our named executive officers. Subject to applicable Internal Revenue Code limits, employees may generally contribute up to 25% of eligible compensation, with our named executive officers and certain other highly compensated employees limited to contributing 12% of eligible compensation. After one year (or, in certain cases, six months) of service we will make a matching contribution of up to 6% of eligible compensation. In addition, employees were permitted to contribute into our Retirement Plan up to 100% of payments made under our Performance Reward Plan with respect to fiscal 2013, subject to Internal Revenue Code limits.

Supplemental Executive Retirement Plan

To the extent contributions to our Retirement Plan are subject to certain limitations under the Internal Revenue Code, certain of our salaried employees, including our named executive officers, may elect to participate in our nonqualified SERP, which is an unfunded, non-qualified defined contribution plan. In addition, our Compensation Committee may, in its discretion, provide for the deferral of other compensation under our SERP, including equity awards.

The value of our contributions credited to our named executive officers’ accounts under our Retirement Plan and SERP is set forth in the Summary Compensation Table on page 53 under the

“All Other Compensation” column and related notes. Additional information regarding our SERP and credits to accounts under our SERP is set forth in the “Nonqualified Deferred Compensation” section of this proxy statement beginning on page 63.

Health, Welfare and Other Benefits

We maintain health, welfare and other benefit programs for our U.S.-based employees, including medical and prescription coverage, dental and vision programs, short-term disability insurance, basic life insurance, supplemental life insurance, dependent life insurance, accidental death and dismemberment insurance and business travel insurance as well as customary paid time-off, leave of absence and other similar policies. Our executive officers are eligible to participate in these programs on the same basis as our other salaried employees. We also offer a long-term disability plan to our U.S.-based employees. The plan is self-insured and funded through employee contributions. The plan provides a benefit of 60% of eligible compensation before offsets for Social Security and certain other Company or government provided disability or other benefits. Eligible compensation for purposes of the long-term disability plan is currently limited to $255,000 per year. For employees with annual eligible compensation in excess of $255,000, we provide a Company-paid supplemental long-term disability benefit of 50% of eligible compensation above $255,000 up to $800,000, for a maximum annual supplemental disability benefit of up to $272,500.

Perquisites

We have eliminated almost all perquisites for executives. Currently, we provide eligibility for annual physical examinations for Board-elected officers. For our CEO, we also provide limited personal use of Company-owned aircraft. In very limited instances as approved by our CEO, we may also provide limited personal use of Company-owned aircraft for other executives. We do not provide tax reimbursement or gross-up payments with respect to any perquisites provided to executive officers. Tax gross-up payments made pursuant to a plan, policy or arrangement applicable to a broad base of management employees, such as a relocation or tax equalization policy, are permitted.

In consideration of the time demands on our CEO and to minimize and more effectively utilize his travel time, our Compensation Committee has authorized the personal use of Company-owned aircraft by our CEO and his family and guests. Such personal use is subject to limits on the number of hours which are set by our Compensation Committee and reviewed annually. In fiscal 2013, Mr. Brown’s personal use of Company-owned aircraft was below the limits set by our Compensation Committee. Our CEO is responsible for paying the tax on income imputed for such personal use of aircraft.

Perquisites provided in fiscal 2013, namely annual physical examinations and limited personal use of Company-owned aircraft, represent a small portion of the total compensation of each named executive officer. The dollar values ascribed to these perquisites in fiscal 2013 are set forth in the Summary Compensation Table on page 53 under the “All Other Compensation” column and related notes.

Policies Relating to Our Common Stock

Stock Ownership Guidelines

To further promote ownership of shares by management and to more closely align management and shareholder interests, our Compensation Committee has established stock ownership guidelines for our Board-elected officers. Executives are expected to own Harris stock having a minimum value, denominated as a multiple of their annual base salaries, which can be accumulated over a five-year period from the date of hire or promotion into a covered position. Our Compensation Committee annually reviews the stock ownership guidelines, including reviewing the stock ownership guidelines of our compensation comparison group.

The current stock ownership guidelines are as follows:

•	CEO — five times base salary;

•	Senior Corporate Officers and Group Presidents (including the other named executive officers) — three times base salary; and

•	Other corporate officers — two times base salary.

Shares that count toward the stock ownership guidelines include shares owned outright or jointly by the executive, shares credited in our Retirement Plan, share equivalents represented by amounts deferred in the Harris stock fund account of our SERP, and restricted stock and restricted stock unit awards (on an after-tax basis). Stock options and unearned performance share units do not count for the purpose of measuring compliance with the ownership guidelines. Executives age 62 or older are not subject to the guidelines. An annual review is conducted by our Compensation Committee to assess compliance with the guidelines. As of September 10, 2013, our named executive officers currently employed by us met their applicable ownership guidelines, or were on track to achieve their ownership guidelines within the applicable compliance timeframe.

Our Equity-Based Compensation Award Practices

As described above, our annual cycle for grants to executive officers of stock option and other equity awards typically occurs at the same time as decisions relating to base salary increases and annual cash incentive awards. This occurs early in the fiscal year, typically in late August, following the release of our financial results for the preceding fiscal year and the completion of the audit of our financial statements. The dates for the meetings at which such grants are typically made are set well in advance of such meetings, typically one year or more. We typically make annual equity grants to our other eligible employees on the same date as the grants to executive officers. Our Compensation Committee may also make grants of equity awards to executive officers at other times during the year due to special circumstances, such as new hires or promotions or for retention. We have not repriced options and if our stock price declined after the grant date, we have not replaced options. The exercise price of stock options is the closing market price of our common stock on the grant date or, if the grant is made on a weekend or holiday, the closing market price of our common stock on the prior business day. Our Compensation Committee or Board also has the discretion to set the exercise price of stock options higher than the closing market price of our common stock on the grant date.

Pursuant to our policy on equity grant practices previously adopted by our Compensation Committee, the grant date of equity awards made outside of the annual grant cycle, whether for promotions, recognition or for new hires, shall be the first trading day of the month following the promotion, recognition or hire date, provided if such trading day is during a “quiet period” under our insider trading policy, the grant will be made on the first trading day following the end of such period. We do not time equity grants to take advantage of information, either positive or negative, about Harris that has not been publicly disclosed.

As permitted by the terms of our 2005 Equity Incentive Plan, our Board has delegated to our CEO the authority to make equity grants to employees who are not executive officers. Such grants are subject to our equity grant policy. The maximum number of shares and options that can be awarded pursuant to this delegation is set by our Compensation Committee, which reviews these awards annually.

Insider Trading Policy and Policy Against Hedging and Pledging

Our insider trading policy prohibits directors, employees and certain of their family members from purchasing or selling any type of security, whether issued by us or another company, while such person is aware of material non-public information relating to the issuer of the security (except pursuant to an approved 10b-5 trading plan) or from providing such material non-public information to any person who may trade while aware of such information. This policy also prohibits directors and employees from engaging in short sales with respect to our securities, and from entering into hedging, puts, calls or other “derivative” transactions with respect to our securities. Our policies also prohibit directors and executives from holding or purchasing Harris stock on margin or in a margin account or otherwise pledging our stock as collateral for margin accounts, loans or any other purpose. Use of “cashless exercise” procedures to exercise stock options granted by us is not prohibited by this policy if such exercise complies with our insider trading and other relevant policies. None of our directors or executive officers pledged our stock during fiscal 2013. We also have procedures that require trades by directors and executive officers to be pre-cleared by our General Counsel or his staff.

Tax and Accounting Considerations

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally prohibits a public company from deducting compensation paid in any year in excess of $1 million to the company’s CEO or any of the company’s three other most highly compensated executive officers (other than the chief financial officer) as of the end of the year. Certain compensation is specifically exempt from the deduction limit to the extent it is “performance-based.” In evaluating whether to structure executive compensation components as performance-based and thus, exempt from the deduction limit, our Compensation Committee considers the net cost to us, and its ability to effectively administer executive compensation in the long-term interest of shareholders. Stock option grants and performance share or performance share unit awards made to executive officers under our equity incentive plans, and cash payments under our Annual Incentive Plan, are structured generally to be fully deductible under Section 162(m). Our Compensation Committee believes, however, that it is important to preserve flexibility in administering compensation programs in a manner designed to promote corporate goals. Accordingly, our Compensation Committee from time to time has approved elements of compensation that were consistent with the objectives of our executive compensation program, but that may not be fully deductible. For example, sign-on bonuses and grants of restricted stock or restricted stock units are not performance-based under Section 162(m) and, in certain instances, deductibility of such compensation may be limited.

Nonqualified Deferred Compensation

Section 409A of the Internal Revenue Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the law with respect to the timing of deferral elections, timing of payments and certain other matters. If such requirements are not complied with, amounts that are deferred under compensation arrangements that are subject to Section 409A will be currently includable in income and subject to an excise tax. In general, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees so that they are either exempt from, or satisfy the requirements of, Section 409A.

Accounting for Share-Based Compensation

Before we grant share-based compensation awards, we consider the accounting impact of the award as structured and other scenarios in order to analyze the expected impact of the award.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE REPORT

The following Report of our Management Development and Compensation Committee does not constitute soliciting material and the Report should not be deemed filed or incorporated by reference into any other previous or future filings by Harris under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Harris specifically incorporates this Report by reference therein.

The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” section of this proxy statement. Based on its review and discussion, the Compensation Committee has recommended to the Board, and the Board has approved, that this Compensation Discussion and Analysis be included in this proxy statement for the 2013 Annual Meeting of Shareholders and incorporated by reference in Harris’ Annual Report on Form 10-K for the fiscal year ended June 28, 2013.

Submitted on September 9, 2013 by the

Management Development

and Compensation Committee of the

Board of Directors.

Thomas A. Dattilo, Chairperson

Terry D. Growcock

Lewis Hay III

Hansel E. Tookes II

RELATIONSHIP BETWEEN COMPENSATION

PLANS AND RISK

In fiscal 2011, our Compensation Committee and management, with the assistance of Aon Hewitt Associates LLC, conducted a review of our compensation plans, programs, policies and practices, including executive compensation and major broad-based compensation programs in which salaried and hourly employees at various levels of our organization participate. The goal of this review was to assess whether any of our compensation plans, programs, policies or practices, either individually or in the aggregate, would encourage executives or employees to undertake unnecessary or excessive risks that were reasonably likely to have a material adverse impact on Harris.

We reviewed our variable pay, sales commission and other compensation plans and considered the number of participants in each plan, the participants’ levels within the organization, the target and maximum payment potential and the performance criteria under each plan, and the type of plan. Management and our Compensation Committee also applied a risk assessment to those plans that were identified as having the potential to deliver a material amount of compensation, which were the annual and long-term incentive plans that are described in the “Compensation Discussion and Analysis” section of this proxy statement. In fiscal 2012 and fiscal 2013, our Compensation Committee and management, with the assistance of Aon Hewitt, again conducted a review of such compensation plans, programs, policies and practices, with a focus on those that changed since fiscal 2011. Management and our Compensation Committee again concluded that our executive compensation strategy, plans, programs, policies and practices do not pose material risk due to a variety of mitigating factors. These factors include:

•	An emphasis on long-term compensation that utilizes a balanced portfolio of compensation elements, such as cash and equity and delivers rewards based on sustained performance over time;

•

Our Compensation Committee’s power to set short- and long-term performance objectives for our incentive plans, which we believe are appropriately correlated with shareholder value and which use multiple financial metrics to measure performance;

•

Our performance share awards and performance share unit awards focus on cumulative operating income and average annual ROIC over overlapping three-year performance periods. This creates a focus on driving sustained performance over multiple performance periods, which mitigates the potential for executives to take excessive risks to drive one-time, short-term performance spikes in any one performance period;

•	The use of equity awards with vesting periods to foster retention and align our executives’ interests with those of our shareholders;

•	Capping the potential payouts under both short- and long-term incentive plans to eliminate the potential for any windfalls;

•	A “clawback” policy that allows us to recover all or a portion of any performance-based compensation if our financial statements are restated as a result of errors, omissions or fraud;

•	Share ownership guidelines; and

•	A broad array of competitive benefit programs that offer employees and executives an opportunity to build meaningful retirement assets and benefit protections throughout their careers.

As a result of this review, both management and our Compensation Committee concluded that our compensation plans, programs, policies and practices are not reasonably likely to have a material adverse effect on Harris.

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation paid to, or accrued on behalf of, our named executive officers for the fiscal years ended June 28, 2013, June 29, 2012 and July 1, 2011. Our named executive officers are our Chief Executive Officer, our Chief Financial Officer, our three other most highly compensated executive officers serving at the end of the fiscal year ended June 28, 2013 and Daniel R. Pearson, our former Executive Vice President and Chief Operating Officer. The Summary Compensation Table and the Grants of Plan-Based Awards in Fiscal 2013 Table on page 57 should be viewed together for a more complete representation of both the annual and long-term incentive compensation elements of our executive compensation program.

Name and Principal Position	Year	Salary $ (1)	Bonus $ (2)	Stock Awards $ (3)	Option Awards $ (4)	Non-Equity Incentive Plan Compensation $ (5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings $	All Other Compensation $ (6)	Total $
William M. Brown	2013	$884,615	$0	$2,186,745	$1,876,491	$1,018,346	$0	$440,362	$6,406,559
President and Chief	2012	$535,385	$4,500,000	$4,621,824	$3,374,074	$ 800,000	$0	$434,997	$14,266,280
Executive Officer
Gary L. McArthur	2013	$573,461	$0	$832,590	$712,984	$ 398,241	$0	$ 65,295	$2,582,571
Sr. Vice President and	2012	$562,692	$0	$1,534,980	$567,299	$ 213,789	$0	$ 46,992	$2,925,752
Chief Financial Officer	2011	$542,308	$0	$507,776	$532,223	$ 464,366	$0	$ 57,840	$2,104,513
James D. Morris(7)	2013	$219,231	$1,159,000	$2,894,175	$894,390	$ 71,000	$0	$622,537	$5,860,333
Group President, Integrated
Network Solutions
Robert L. Duffy(8)	2013	$376,923	$205,000	$589,002	$506,049	$276,000	$0	$197,246	$2,150,220
Sr. Vice President, Human
Resources & Administration
Dana A. Mehnert	2013	$482,692	$0	$645,975	$553,854	$283,323	$0	$ 71,794	$2,037,638
Group President, RF	2012	$463,077	$0	$1,337,976	$434,486	$347,038	$0	$ 47,102	$2,629,679
Communications	2011	$462,019	$0	$372,898	$391,614	$386,947	$0	$ 48,679	$1,662,157
Daniel R. Pearson(9)	2013	$300,142	$0	$1,550,340	$0	$192,611	$0	$ 44,203	$2,087,296
Former Executive Vice	2012	$527,308	$0	$558,477	$527,455	$207,127	$0	$ 43,892	$1,864,259
President and Chief Operating Officer	2011	$476,923	$0	$444,304	$464,824	$386,614	$0	$ 49,676	$1,822,341

(1)	The “Salary” column reflects the base salary for each of our named executive officers for the fiscal year. The amounts shown include any portion of base salary deferred and contributed by our named executive officers to our Retirement Plan or our SERP. See the Nonqualified Deferred Compensation Table on page 64 and related notes for information regarding contributions by our named executive officers to our SERP. For Mr. Mehnert, for fiscal 2011 this amount includes $40,865 in respect of the cash value of vacation time that was donated pursuant to a company-sponsored charitable program.

(2)	The fiscal 2013 amount shown under the “Bonus” column for Mr. Morris consists of (a) a $900,000 one-time cash make-whole, sign-on bonus intended to replace a portion of the compensation he forfeited from his prior employer in order to join us, plus $259,000, representing the difference between his earned fiscal 2013 annual incentive compensation of $71,000 (reported in the “Non-Equity Incentive Plan Compensation” column) and the $330,000 minimum amount of non-equity incentive plan compensation provided for in his offer letter agreement, in each case paid under the terms of his offer letter agreement. The fiscal 2013 amount shown under the “Bonus” column for Mr. Duffy represents a one-time cash sign-on bonus paid under the terms of his offer letter agreement. The fiscal 2012 amount shown under the “Bonus” column for Mr. Brown represents a one-time cash make-whole, sign-on bonus intended to replace a portion of the compensation he forfeited from his prior employer in order to join us, paid under the terms of his employment agreement.

(3)

Amounts shown under the “Stock Awards” column reflect the aggregate grant date fair value computed in accordance with ASC 718 for fiscal 2013, 2012 and 2011, respectively, with respect to performance shares, performance share units, restricted stock and restricted stock units granted to our named executive officers. Amounts reflect our accounting for these awards and do not necessarily correspond to the actual values that may be realized by our named executive officers. The fair value of performance share units granted in fiscal 2013 was calculated in accordance with ASC 718 based on a multifactor Monte Carlo valuation model that simulates our stock price and total shareholder return relative to the other companies in our TSR Peer Group. The fair value of performance share units granted in fiscal 2012 and 2011 and restricted stock or restricted stock units granted in fiscal 2013, 2012 and 2011 was determined as of the grant date using the closing market price of our common stock on the grant date. The assumptions used for the valuations are set forth in Note 14 to our audited consolidated financial statements in our Annual Report on Form 10-K for the respective fiscal year end. Pursuant to SEC rules, we disregarded the estimates of forfeitures related to service-based vesting conditions. The valuations reflect the following discounts per share, because dividends are not paid on performance share units or performance shares during the performance period: (a) $3.97 per share for the fiscal 2013 performance share units granted to our named executive officers other than Mr. Morris in August 2012, and $3.56 per share for the fiscal 2013 performance share units granted to Mr. Morris on February 1, 2013; (b) $3.70 per share for the fiscal 2012 performance share units and $3.20 per share for the fiscal 2011 performance shares granted to our named executive officers (other than Mr. Brown, in the case of the fiscal 2012 performance share units granted to Mr. Brown); and (c) $2.35 per share for the fiscal 2012 performance share units granted to Mr. Brown that vested in fiscal 2013 and $3.70 per share for the fiscal 2012 performance share units granted to Mr. Brown that vest in fiscal 2014. The grant date fair values of performance shares or performance share units included in this column were computed based on the probable outcome of the performance conditions as of the grant date of such awards, which is at target. See the Grants of Plan-Based Awards in Fiscal 2013 Table on page 57 and related notes and the “Compensation Discussion and Analysis” section of this proxy statement for information with respect to stock awards made in fiscal 2013 and the Outstanding Equity Awards at 2013 Fiscal Year End Table on page 59 and related notes for information with respect to stock awards made prior to fiscal 2013.

The respective grant date fair values of the performance share units or performance shares granted in fiscal 2013, 2012 or 2011, as applicable, assuming at such grant date the maximum payment of 200% of target, are as follows: Mr. Brown — $4,373,490 and $9,243,648; Mr. McArthur — $1,665,180, $1,101,276 and $1,015,552; Mr. Morris — $1,012,254; Mr. Duffy — $813,450; Mr. Mehnert — $1,291,950, $842,952 and $745,796; and Mr. Pearson — $3,100,680, $1,026,498 and $888,608.

Each performance share unit or performance share earned at the end of the applicable multi-year performance period and paid out receives accrued dividend equivalents in an amount equal to the cash dividends or other distributions, if any, which are paid with respect to issued and outstanding shares of our common stock during the performance period. Payment of such dividend equivalents will be made in cash at the time of the actual payout of performance share units or performance shares ultimately earned as determined after completion of the performance period. Dividends declared with respect to issued and outstanding shares of our common stock were $1.48, $1.22 and $1.00 per share in fiscal 2013, 2012 and 2011, respectively. The dollar value of dividend equivalents, when paid, will be included in the “All Other Compensation” column.

(4)	Amounts shown under the “Option Awards” column reflect the aggregate grant date fair value computed in accordance with ASC 718 for fiscal 2013, 2012 and 2011, respectively, with respect to stock options granted to our named executive officers. Amounts reflect our accounting for these stock option grants and do not necessarily correspond to the actual values that may be realized by our named executive officers. The grant date fair value of each stock option grant was calculated at the grant date using the Black-Scholes-Merton option-pricing model. The grant date fair values per share of our common stock underlying each option were as follows: (a) $10.33 per share for fiscal 2013 option grants to Messrs. Brown, McArthur and Mehnert in August 2012; (b) $9.34 per share for the initial fiscal 2013 option grant to Mr. Duffy on August 2, 2012 for 17,000 shares following his July 23, 2012 start date and $10.33 per share for the fiscal 2013 option grant to Mr. Duffy on August 24, 2012 for 33,600 shares; (c) $10.39 per share for the fiscal 2013 option grant to Mr. Morris on February 1, 2013 following his January 14, 2013 start date; (d) $9.49 per share for fiscal 2012 option grants to Messrs. McArthur, Mehnert and Pearson in August 2011; and (e) $9.20 per share for the fiscal 2012 option grant to Mr. Brown on his November 1, 2011 start date. The assumptions used for the valuations are set forth in Note 14 to our audited consolidated financial statements in our Annual Report on Form 10-K for the respective fiscal year end. Pursuant to SEC rules, we disregarded the estimates of forfeitures related to service-based vesting conditions. See the Grants of Plan-Based Awards in Fiscal 2013 Table on page 57 and related notes and the “Compensation Discussion and Analysis” section of this proxy statement for information with respect to stock options granted in fiscal 2013 and the Outstanding Equity Awards at 2013 Fiscal Year End Table on page 59 and related notes for information with respect to stock options granted prior to fiscal 2013.

(5)	Amounts shown under the “Non-Equity Incentive Plan Compensation” column reflect payouts of (a) cash amounts earned under our Annual Incentive Plan for services performed in fiscal 2013, 2012 and 2011, respectively, and (b) cash amounts earned under our Performance Reward Plan in fiscal 2013, 2012 and 2011, respectively. Payouts were determined by our independent directors, in the case of Mr. Brown, and our Compensation Committee, in the case of our other named executive officers, in August 2013, August 2012 and August 2011, respectively, and paid shortly thereafter. The amounts shown include any portion of such payments deferred and contributed by our named executive officers to our Retirement Plan or our SERP. The amounts shown for fiscal 2013 are comprised of the following amounts: Mr. Brown — $956,000 under our Annual Incentive Plan and $62,346 under our Performance Reward Plan; Mr. McArthur — $363,000 under our Annual Incentive Plan and $35,241 under our Performance Reward Plan; Mr. Duffy — $276,000 under our Annual Incentive Plan; Mr. Mehnert — $256,000 under our Annual Incentive Plan and $27,323 under our Performance Reward Plan; and Mr. Pearson — $175,000 under our Annual Incentive Plan and $17,611 under our Performance Reward Plan. The fiscal 2013 amount shown for Mr. Morris represents the portion of his annual incentive compensation earned under our Annual Incentive Plan. For additional information about our Annual Incentive Plan and Performance Reward Plan and these payouts, see the “Compensation Discussion and Analysis” section of this proxy statement and the Grants of Plan-Based Awards in Fiscal 2013 Table on page 57 and related notes.

The amounts shown for fiscal 2012 are comprised of the following amounts: Mr. Brown — $800,000 under our Annual Incentive Plan; Mr. McArthur — $186,000 under our Annual Incentive Plan and $27,789 under our Performance Reward Plan; Mr. Mehnert — $318,000 under our Annual Incentive Plan and $29,038 under our Performance Reward Plan; and Mr. Pearson — $181,000 under our Annual Incentive Plan and $26,127 under our Performance Reward Plan.

The amounts shown for fiscal 2011 are comprised of the following amounts: Mr. McArthur — $396,185 under our Annual Incentive Plan and $68,181 under our Performance Reward Plan; Mr. Mehnert — $330,000 under our Annual Incentive Plan and $56,947 under our Performance Reward Plan; and Mr. Pearson — $328,733 under our Annual Incentive Plan and $57,881 under our Performance Reward Plan.

(6)	The following table describes the components of the “All Other Compensation” column for fiscal 2013:

Fiscal 2013 All Other Compensation Table

Name	Insurance Premiums (a)	Company Contributions to Retirement Plan (b)	Company Credits to SERP (nonqualified) (c)	Perquisites and Other Personal Benefits (d)	Tax Reimbursement Payments (e)	Dividend Equivalents on Vested Stock Awards (f)	Total
William M. Brown	$4,383	$9,192	$26,115	$274,928	$53,911	$71,833	$440,362
Gary L. McArthur	$2,180	$8,211	$37,333	$ 0	$ 0	$17,571	$ 65,295
James D. Morris	$ 891	$ 0	$ 0	$549,273	$72,373	$ 0	$622,537
Robert L. Duffy	$1,461	$ 0	$ 0	$180,192	$15,593	$ 0	$197,246
Dana A. Mehnert	$1,805	$8,546	$39,461	$ 0	$ 0	$21,982	$ 71,794
Daniel R. Pearson	$1,184	$3,285	$26,795	$ 0	$ 0	$12,939	$ 44,203

(a)	Amounts shown reflect the dollar value of the premiums paid by us on life insurance for our named executive officers under our broad-based group basic life insurance benefit.

(b)	Amounts shown reflect Company contributions under our Retirement Plan, which is a tax-qualified, defined contribution plan. Messrs. Morris and Duffy did not receive a contribution because they had not yet met the one-year service requirement.

(c)	Amounts shown reflect Company credits under our SERP, which is a nonqualified, defined contribution retirement plan. For additional information regarding our SERP, see the Nonqualified Deferred Compensation Table on page 64 and related notes. Messrs. Morris and Duffy did not receive a credit because they had not yet met the one-year service requirement.

(d)	Perquisites and other personal benefits for Messrs. McArthur, Mehnert and Pearson are not reported for fiscal 2013 because the total incremental cost to us per individual was less than $10,000. Perquisites and other personal benefits provided to Mr. Brown for fiscal 2013 consisted of: (i) payments or reimbursement of relocation expenses of $239,258; and (ii) $35,670 for personal use of Company-owned aircraft. Perquisites and other personal benefits provided to Mr. Morris for fiscal 2013 consisted of payments or reimbursement of relocation, commuting and related temporary living expenses and an allowance for miscellaneous relocation-related expenses. Perquisites and other personal benefits provided to Mr. Duffy for fiscal 2013 consisted of payments or reimbursement of relocation, commuting and related temporary living expenses and an allowance for miscellaneous relocation-related expenses.

The incremental cost to Harris of personal use of Company-owned aircraft is calculated based on the average variable operating costs to Harris. Variable operating costs include fuel, maintenance, weather-monitoring, on-board catering, trip-related hangar/parking, landing/ramp fees and other miscellaneous variable costs. The total annual variable costs are divided by the annual number of miles the Harris aircraft flew to derive an average variable cost per mile. This average variable cost per mile is then multiplied by the miles flown for personal use to derive the incremental cost. The methodology excludes fixed costs that do not change based on usage, such as pilots’ and other employees’ salaries, purchase costs of the aircraft and non-trip related hangar expenses. The taxable benefit associated with personal use of Company-owned aircraft is imputed to our named executive officers at “Standard Industry Level” rates and named executive officers do not receive any gross-up for payment of taxes for such imputed income. The amount related to the loss of tax deduction to us due to the personal use of Company-owned aircraft under the Internal Revenue Code is not included.

As noted above, we also offer an additional long-term disability benefit to employees with eligible compensation in excess of $255,000. Because we self-insure this benefit, there is no incremental cost reflected for our named executive officers.

Certain Harris-related events may include meetings and receptions with our customers, executive management or Board attended by the named executive officer and a spouse or guest. If the Company-owned aircraft is used and a spouse or guest travels with the named executive officer, no amounts are included because there is no incremental cost to Harris. We also have Harris-purchased tickets to athletic or other events generally for business purposes. In limited instances, executives, including our named executive officers, may have personal use of Harris-purchased event tickets. No amounts are included because there is no incremental cost to Harris of such personal use. For a discussion of perquisites and other personal benefits provided to our named executive officers, see the “Compensation Discussion and Analysis” section of this proxy statement.

(e)	Amounts shown represent reimbursement for taxes on imputed income associated with the relocation-related benefits provided to Messrs. Brown, Morris and Duffy. This reimbursement is in accordance with our relocation policies for salaried employees.

(f)	Amounts shown reflect the dollar value of dividend equivalents paid in cash to Messrs. McArthur, Mehnert and Pearson with respect to performance shares ultimately earned for the fiscal 2011-2013 three-year performance period and to Mr. Brown with respect to performance share units ultimately earned for the fiscal 2012-2013 two-year performance period. The value of such dividend equivalents was not factored into the grant date fair value of such performance shares or performance share units.

(7)

Mr. Morris joined us on January 14, 2013. Mr. Morris’ fiscal 2013 compensation included “ongoing” compensation and “transition” compensation consisting of “make-whole” compensation in large part intended to replace the value of compensation he forfeited from his prior employer in order to join us. His fiscal 2013 transition-related compensation reported in the Summary Compensation Table included (i) a one-time cash sign-on bonus of $900,000 included in the “Bonus” column; (ii) a one-time grant of 51,600 restricted stock units with a grant date fair value of $2,388,048 included in the “Stock Awards” column; (iii) a one-time option grant for 41,000 shares with a grant date fair value of $425,900 included in the “Option Awards” column; and (iv) payments or reimbursement of relocation, commuting and related temporary living expenses and an allowance for miscellaneous relocation-related benefits of $549,273 and reimbursement for taxes on imputed income associated with his relocation-related expenses of $72,373 included in the “All Other Compensation” column. The total amount of Mr. Morris’ fiscal 2013 transition-related compensation as reported in the Summary Compensation Table is $4,335,594.

(8)	Mr. Duffy joined us on July 23, 2012. Mr. Duffy’s fiscal 2013 compensation included “ongoing” and “transition” compensation. His fiscal 2013 transition-related compensation reported in the Summary Compensation Table included (i) a one-time cash sign-on bonus of $205,000 included in the “Bonus” column; (ii) an initial grant of 4,300 restricted stock units with a grant date fair value of $182,277 included in the “Stock Awards” column; (iii) an initial option grant for 17,000 shares with a grant date fair value of $158,857 included in the “Option Awards” column; and (iv) payments or reimbursement of relocation, commuting and related temporary living expenses and an allowance for miscellaneous relocation-related expenses of $180,192 and reimbursement for taxes on imputed income associated with his relocation-related benefits of $15,593 included in the “All Other Compensation” column. The total amount of Mr. Duffy’s fiscal 2013 transition-related compensation as reported in the Summary Compensation Table is $741,919.

(9)	Mr. Pearson retired from Harris effective January 9, 2013. In fiscal 2013, we granted Mr. Pearson 32,400 performance share units with a grant date fair value of $1,550,340 included in the “Stock Awards” column. In connection with his retirement, Mr. Pearson forfeited 26,681 of such performance share units.

Salary and Bonus as a Proportion of 2013 Total Compensation

Using the amounts shown under the “Salary” and “Bonus” and “Total” columns in the Summary Compensation Table, the salary and bonus of each of our named executive officers as a proportion of such named executive officer’s 2013 total compensation was as follows: Mr. Brown-13.81%; Mr. McArthur-22.21%; Mr. Morris-23.52%; Mr. Duffy-27.06%; Mr. Mehnert-23.69%; and Mr. Pearson-14.38%.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2013

The following table provides information about cash (non-equity) and equity incentive compensation awarded to our named executive officers in fiscal 2013, including: (1) the grant date of equity awards; (2) a range of possible cash payouts under our Annual Incentive Plan and Performance Reward Plan; (3) a range of performance share units that may be earned in respect of the performance share units granted; (4) the number of shares underlying, and exercise price of, stock option grants; and (5) the grant date fair value of the grants of performance share units, restricted stock units and stock options computed under ASC 718.

Name	Type of Award	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Share) (5)	Grant Date Fair Value of Stock and Option Awards ($) (6)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William M. Brown	Annual Incentive Plan	—	—	$162,000	$1,080,000	$2,160,000	—	—	—	—	—	—	—
	Performance Reward Plan	—	—	$28,013	$64,733	$315,869	—	—	—	—	—	—	—
	Performance share units	8/25/12	8/25/12				7,655	45,700	91,400	—	—	—	$2,186,745
	Options	8/25/12	8/25/12								181,600	$46.53	$1,876,491
Gary L. McArthur	Annual Incentive Plan	—	—	$61,500	$410,000	$820,000	—	—	—	—	—	—	—
	Performance Reward Plan	—	—	$23,258	$37,198	$156,939	—	—	—	—	—	—	—
	Performance share units	8/24/12	8/24/12				2,915	17,400	34,800	—	—	—	$832,590
	Options	8/24/12	8/24/12								69,000	$46.53	$712,984
James D. Morris	Annual Incentive Plan	—	—	$49,500	$330,000	$660,000	—	—	—	—	—	—	—
	Performance share units	2/1/13	1/30/13				1,893	11,300	22,600	—	—	—	$506,127
	Restricted stock units	2/1/13	1/30/13							51,600	—	—	$2,388,048
	Options	2/1/13	1/30/13								86,100	$46.28	$894,390
Robert L. Duffy	Annual Incentive Plan	—	—	$39,000	$260,000	$520,000	—	—	—	—	—	—	—
	Performance share units	8/24/12	8/24/12				1,424	8,500	17,000	—	—	—	$406,725
	Restricted stock units	8/2/12	7/31/12							4,300	—	—	$182,277
	Options	8/2/12	7/31/12								17,000	$42.39	$158,857
	Options	8/24/12	8/24/12								33,600	$46.53	$347,192
Dana A. Mehnert	Annual Incentive Plan	—	—	$49,500	$330,000	$660,000	—	—	—	—	—	—	—
	Performance Reward Plan	—	—	$19,178	$30,398	$127,689	—	—	—	—	—	—	—
	Performance share units	8/24/12	8/24/12				2,261	13,500	27,000	—	—	—	$645,975
	Options	8/24/12	8/24/12								53,600	$46.53	$553,854
Daniel R. Pearson	Annual Incentive Plan	—	—	$57,300	$382,000	$764,000	—	—	—	—	—	—	—
	Performance Reward Plan	—	—	$21,490	$34,478	$145,707	—	—	—	—	—	—	—
	Performance share units(7)	8/24/12	8/24/12				5,427	32,400	64,800	—	—	—	$1,550,340

(1)	The “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column shows a range of possible cash payouts under our Annual Incentive Plan and our Performance Reward Plan in respect of fiscal 2013 performance. If performance is below threshold then no amounts will be paid. Amounts actually earned in respect of fiscal 2013 were determined by our independent directors, in the case of Mr. Brown, and our Compensation Committee, in the case of our other named executive officers, in August 2013 and paid shortly thereafter and are reported under the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table on page 53. For additional information related to our Annual Incentive Plan and our Performance Reward Plan, including performance measures, targets and weighting, see the “Compensation Discussion and Analysis” section of this proxy statement.

(2)	The “Estimated Future Payouts Under Equity Incentive Plan Awards” column shows a range of performance share units that may be earned in respect of performance share units granted under our 2005 Equity Incentive Plan in fiscal 2013 for the three-year performance period of fiscal 2013-2015. The number of shares that will be earned by each named executive officer (other than Mr. Pearson) will range from 0% to a maximum of 200% of the target number of performance share units and will be based on the extent of weighted achievement of targets for cumulative operating income for the performance period and average annual ROIC for the same period, subject to possible adjustment based on our total shareholder return compared with our TSR Peer Group. For additional information related to the performance measures, targets and weighting, see the “Compensation Discussion and Analysis” section of this proxy statement. Cash dividend equivalents are not paid during the performance period on performance share units. The performance share units granted in fiscal 2013 provide that each performance share unit earned and paid out will receive accrued dividend equivalents in an amount per share equal to the cash dividends or other distributions, if any, which are paid with respect to an issued and outstanding share of our common stock during the performance period, and that payment of such dividend equivalents will be made in cash at the time of the actual payout of performance share units ultimately earned as determined after completion of the performance period. An executive officer must remain employed with us through the last day of the performance period to earn an award, although a pro-rata portion of the award will be earned if employment terminates as a result of death, disability or retirement after age 55 with 10 or more years of full-time service, or involuntary termination of the executive other than for misconduct. See the “Potential Payments Upon Termination or a Change in Control” section of this proxy statement beginning on page 65 for the treatment of performance share units in these situations and upon a change in control.

(3)	The “All Other Stock Awards: Number of Shares of Stock or Units” column shows restricted stock units granted in fiscal 2013. Dividend equivalents are paid on these restricted stock units in an amount equal to dividends paid on our common stock. In the case of death or disability or upon a change in control, these restricted stock units will immediately vest. In the case of retirement after age 55 with 10 or more years of full-time service, or involuntary termination of employment other than for misconduct, unvested restricted stock units will vest and be pro-rated. For additional information related to the terms and conditions of the restricted stock units granted by us, see the Outstanding Equity Awards at 2013 Fiscal Year End Table on page 59 and related notes.

(4)	The “All Other Option Awards: Number of Securities Underlying Options” column shows the number of shares of our common stock underlying stock options granted in fiscal 2013. These options vest in equal installments of one-third each on the first, second and third anniversary of the grant date. In the case of death, disability or a change in control, outstanding unvested options will immediately vest and become exercisable. These stock options expire no later than 10 years from the grant date. For additional information related to the terms and conditions of the stock options granted by us, see the Outstanding Equity Awards at 2013 Fiscal Year End Table on page 59 and related notes.

(5)	The “Exercise or Base Price of Option Awards” column shows the exercise price per share for the stock options at the time of grant, which was the closing market price per share of our common stock on the grant date or, if the grant is made on a weekend or holiday, the closing market price of our common stock on the prior business day.

(6)	The “Grant Date Fair Value of Stock and Option Awards” column shows the aggregate grant date fair value computed in accordance with ASC 718 of the performance share units (at target), restricted stock units and stock options granted in fiscal 2013. In accordance with SEC rules, the amounts in this column reflect the grant date fair value without reduction for estimates of forfeitures related to service-based vesting conditions. The grant date fair value of each stock option grant was calculated at the grant date using the Black-Scholes-Merton option-pricing model. The grant date fair values per share of our common stock underlying each option were as follows: (a) $10.33 per share for option grants to Messrs. Brown, McArthur, Duffy and Mehnert (except the 8/2/12 option grant to Mr. Duffy, for which the grant date fair value was $9.34 per share); and (b) $10.39 per share for the option grant to Mr. Morris.

The grant date fair value of performance share units shown in this column is computed based on the probable outcome of the performance conditions as of the grant date of such awards, which is at target. The grant date fair value for performance share units granted in fiscal 2013 was calculated in accordance with ASC 718 based on a multifactor Monte Carlo valuation model that simulates our stock price and total shareholder return relative to the other companies in our TSR Peer Group. The grant date fair value for performance share units granted to Messrs. Brown, McArthur, Duffy, Mehnert and Pearson based on such Monte Carlo simulation was $51.82 less a discount of $3.97 per share, because dividends are not paid on performance share units during the performance period, for a grant date fair value of $47.85 per share. The grant date fair value of the performance share units granted to Mr. Morris on 2/1/13 based on such Monte Carlo simulation was $48.35 less a discount of $3.56 per share, because dividends are not paid on performance share units during the performance period, for a grant date fair value of $44.79. The fair value of restricted stock units granted in fiscal 2013 to Messrs. Morris and Duffy was determined as of the grant date using the closing market price of our common stock on the grant date. The assumptions used for the valuations are set forth in Note 14 to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended June 28, 2013. These amounts reflect our accounting for these grants and do not necessarily correspond to the actual values that may be realized by our named executive officers.

(7)	In fiscal 2013, we granted Mr. Pearson 32,400 performance share units. In connection with his retirement effective January 9, 2013, Mr. Pearson forfeited 26,681 of such performance share units. In accordance with SEC requirements, the amount disclosed in the “Grant Date Fair Value of Stock and Option Awards” column is the grant date fair value of the total number of performance share units granted to Mr. Pearson in fiscal 2013, including the 26,681 performance share units that he forfeited in fiscal 2013.

OUTSTANDING EQUITY AWARDS AT 2013 FISCAL YEAR END

The following table provides information regarding outstanding unexercised stock options and unvested stock awards held by each of our named executive officers as of June 28, 2013. Each grant of outstanding unexercised stock options or unvested stock awards is shown separately for each named executive officer. The vesting schedule for each grant of outstanding unexercised stock options is shown in the footnotes following this table.

Name	Option Awards						Stock Awards
	Option Grant Date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards:
									Number of Unearned Shares, Units or Other Rights that Have Not Vested (#) (5)	Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($) (6)
William M. Brown	11/1/2011	122,185	244,367	—	$36.66	11/1/2021	29,683	1,461,888	82,910	$4,083,318
	8/25/2012	0	181,600		$46.53	8/25/2022			45,700	$2,250,725
		122,185	425,967						128,610	$6,334,043

Gary L. McArthur	8/24/2007	30,441	0	—	$55.78	8/24/2014	1,800	$88,650	16,200	$797,850
	8/22/2008	40,905	0		$48.96	8/22/2015	25,000	$1,231,250	17,400	$856,950

	8/28/2009	60,900	0		$35.04	8/28/2019	26,800	$1,319,900	33,600	$1,654,800
	8/27/2010	30,534	15,266		$42.87	8/27/2020
	8/26/2011	19,934	39,866		$37.69	8/26/2021
	8/24/2012	0	69,000		$46.53	8/24/2022
		182,714	124,132
James D. Morris	2/1/2013	0	86,100	—	$46.28	2/1/2023	51,600	$2,541,300	11,300	$556,525
Robert L. Duffy	8/2/2012	0	17,000	—	$42.39	8/2/2022	4,300	$211,775	8,500	$418,625
	8/24/2012	0	33,600		$46.53	8/24/2022
		0	50,600
Dana A. Mehnert	8/25/2006	6,183	0	—	$41.46	8/25/2013	25,000	$1,231,250	12,400	$610,700
	8/24/2007	11,891	0		$55.78	8/24/2014			13,500	$664,875

	8/22/2008	21,879	0		$48.96	8/22/2015			25,900	$1,275,575
	8/28/2009	48,700	0		$35.04	8/28/2019
	8/27/2010	22,467	11,233		$42.87	8/27/2020
	8/26/2011	15,267	30,533		$37.69	8/26/2021
	8/24/2012	0	53,600		$46.53	8/24/2022
		126,387	95,366
Daniel R. Pearson	8/24/2007	22,302	0	—	$55.78	8/24/2014	—	—	7,716	$380,013
	8/22/2008	33,929	0		$48.96	8/22/2015			5,719	$281,661

		56,231	0						13,435	$661,674

(1)	All options granted are nonqualified stock options. The exercise price at the time of grant for all stock option grants is the closing market price of a share of our common stock on the grant date except that the grant made to Mr. Brown by the independent directors of the Board on 8/25/2012 was an annual grant made on a Saturday using the closing market price on the prior business day in accordance with the terms of our equity incentive plans. The exercise price may be paid in cash and/or shares of our common stock, or an option holder may use “broker assisted cashless exercise” procedures. In the event of death while employed, unvested options shall immediately become fully vested and all options shall be exercisable for up to 12 months following the date of death but not later than the regularly scheduled expiration date. In the event of disability while employed, options granted prior to July 4, 2009 shall continue to vest in accordance with the vesting schedule and be exercisable until the regularly scheduled expiration date and options granted on or after July 4, 2009 shall immediately fully vest and be exercisable until the regularly scheduled expiration date. In the event of retirement after age 62 with 10 or more years of full-time service, options shall continue to vest in accordance with the vesting schedule and be exercisable until the regularly scheduled expiration date. In the event of retirement before age 62, but after age 55 with 10 or more years of full-time service, options shall cease vesting and options exercisable at the time of such retirement will continue to be exercisable until the regularly scheduled expiration date, but unvested options are forfeited. In the event of termination of employment of an option holder by us other than for misconduct, unvested options are forfeited and vested options may be exercised until the sooner of 90 days following such involuntary termination or the regularly scheduled expiration date. If an option holder’s employment is terminated by us for misconduct, all vested and unvested options are automatically forfeited. In the event of resignation or voluntary termination of employment by the option holder, unvested options are automatically forfeited, vested options that were granted prior to June 30, 2007 are immediately forfeited and vested options that were granted on or after June 30, 2007 may be exercised until the sooner of 30 days following such resignation or voluntary termination or the regularly scheduled expiration date. In the event of a change in control, outstanding unvested options immediately vest and become exercisable. As described in the “Potential Payments Upon Termination or a Change in Control — Employment Agreement — William M. Brown” section of this proxy statement, a portion of the options granted to Mr. Brown on 11/1/2011 will continue to vest following a termination of his employment by us without cause or by Mr. Brown for constructive termination and a portion will fully vest.

(2)	The following table details the regular vesting schedule for all unvested stock option grants for each named executive officer. In general, options granted on or after August 27, 2004 but prior to August 28, 2009 expire seven years from the grant date and options granted on or after August 28, 2009 expire 10 years from the grant date.

Name	Grant Date	Option Vesting Date	Number of Shares Underlying Options
William M. Brown	11/1/2011	11/1/2013	122,184
		11/1/2014	122,183
	8/25/2012	8/25/2013	60,534
		8/25/2014	60,533
		8/25/2015	60,533
Gary L. McArthur	8/27/2010	8/27/2013	15,266
	8/26/2011	8/26/2013	19,933
		8/26/2014	19,933
	8/24/2012	8/24/2013	23,000
		8/24/2014	23,000
		8/24/2015	23,000
James D. Morris	2/1/2013	2/1/2014	28,700
		2/1/2015	28,700
		2/1/2016	28,700
Robert L. Duffy	8/2/2012	8/2/2013	5,667
		8/2/2014	5,667
		8/2/2015	5,666
	8/24/2012	8/24/2013	11,200
		8/24/2014	11,200
		8/24/2015	11,200
Dana A. Mehnert	8/27/2010	8/27/2013	11,233
	8/26/2011	8/26/2013	15,267
		8/26/2014	15,266
	8/24/2012	8/24/2013	17,867
		8/24/2014	17,867
		8/24/2015	17,866

(3)	These are restricted stock units and, in the case of Mr. Brown represent the portion of his fiscal 2012-2013 performance share units that have been earned but which will not vest until July 1, 2014 if Mr. Brown is employed by us on such date. We granted Mr. McArthur (i) 1,800 restricted stock units on August 26, 2011 that vested on August 26, 2013 and (ii) 25,000 restricted stock units on November 1, 2011 that will vest on November 1, 2014 if Mr. McArthur is employed by us on such date. We granted Mr. Morris 51,600 restricted stock units on February 1, 2013 that will vest in equal installments of one-third each on February 1, 2014, February 1, 2015 and February 1, 2016 if Mr. Morris is employed by us on such dates. We granted Mr. Duffy 4,300 restricted stock units on August 2, 2012, of which one-third (1,434) vested on August 2, 2013 and the remaining two-thirds (2,866) vests in equal installments on August 2, 2014 and on August 2, 2015 if Mr. Duffy is employed by us on such dates. We granted Mr. Mehnert 25,000 restricted stock units on November 1, 2011 that will vest on November 1, 2014 if Mr. Mehnert is employed by us on such date. During the restricted period of restricted stock units, the holder may not vote, sell, exchange, assign, transfer, pledge or otherwise dispose of such units. Dividend equivalents are paid on restricted stock units in an amount equal to the dividends paid on our common stock. In the event of involuntary termination other than for misconduct or retirement after age 55 with 10 or more years of full-time service prior to full vesting, awards of restricted stock units will be pro-rated based on the period worked during the restricted period and (a) for restricted stock units granted prior to June 30, 2012, paid out at the end of the relevant restricted period, and (b) for restricted stock units granted after June 30, 2012, paid out immediately or, if required by Section 409A of the Internal Revenue Code, paid out at the end of the relevant restricted period. In the event of death or disability prior to full vesting, restricted stock units will immediately vest. Upon a change in control, restricted stock units will immediately vest.

(4)	The market value shown was determined by multiplying the number of units that have not vested by the $49.25 closing market price per share of our common stock on June 28, 2013, the last trading day of our fiscal year.

(5)

These are the numbers of (a) performance share units granted in fiscal 2012 for the three-year performance period of fiscal 2012-2014 and (b) performance share units granted in fiscal 2013 for the three-year performance period of fiscal 2013-2015. For Mr. Pearson, the numbers of performance share units shown have been pro-rated from the number of units originally granted to him in fiscal 2012 and fiscal 2013 to reflect his forfeiture of a portion of such units as a result of his retirement. The number of performance share units and related values as of June 28, 2013 represent the target award. Actual results may cause our named executive officers to earn from 0% to 200% of the target award for such performance share units. The performance share units granted in fiscal 2012 and fiscal 2013 provide that each performance share unit earned and paid out will receive accrued dividend equivalents in an amount per share equal to the cash dividends or other distributions, if any, which are paid with respect to an issued and outstanding share of our common stock during the performance period, and that payment of such dividend equivalents will be made at the time of the actual payout of performance share units ultimately earned as determined after completion of the performance period. In the event of involuntary termination other than for misconduct, retirement after age 55 with 10 or more years of full-time service prior to vesting, or death or disability, awards of performance share units will be pro-rated based upon the period worked during the performance period, with such units paid at the end of the performance period based on our performance. Upon a change in control, performance share units are deemed fully earned and vested immediately and will be paid at the end of the three-year performance period at not less than the target level, subject to accelerated payout or forfeiture in certain circumstances. For more information regarding performance share units, see the Grants of Plan-Based Awards in Fiscal 2013 Table on page 57 and related notes and the “Compensation Discussion and Analysis” section of this proxy statement. This Outstanding Equity Awards at 2013 Fiscal Year End Table does not include: (a) the performance shares granted to Messrs. McArthur, Mehnert and Pearson in fiscal 2011 for the three-year performance period of fiscal 2011-2013; or (b) 50% of the performance share units granted to Mr. Brown in fiscal 2012 for the two-year performance period of fiscal 2012-2013 that were actually earned, in each case because the performance shares and 50% of the performance share units became fully vested at the end of the performance period on June 28, 2013 and consequently are included in the Option Exercises and Stock Vested in Fiscal 2013 Table on page 62 under the “Stock Awards” column.

(6)	The market value shown was determined by multiplying the number of unearned performance share units (at target) by the $49.25 closing market price per share of our common stock on June 28, 2013, the last trading day of our fiscal year.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2013

The following table provides information for each of our named executive officers regarding (1) stock option exercises during fiscal 2013, including the number of shares acquired on exercise and the value realized, and (2) the number of shares acquired on the vesting of stock awards during or in respect of fiscal 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#) (1)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)		Value Realized on Vesting ($) (2)
William M. Brown	0	$ 0	29,683	(3)	$1,461,888
Gary L. McArthur	32,767	$ 280,767	4,749	(4)	$ 233,888
James D. Morris	0	$ 0	0		$ 0
Robert L. Duffy	0	$ 0	0		$ 0
Dana A. Mehnert	2,351	$ 24,473	14,941	(5)	$ 718,114	(5)
Daniel R. Pearson	96,307	$1,013,932	9,697	(6)	$ 464,463	(6)

(1)	The value realized on the exercise of stock options was determined by multiplying the number of options exercised by the difference between the exercise price and the average selling price of the shares of our common stock sold on the date of exercise or the closing market price in the case where shares were surrendered to pay the exercise price and taxes. The value realized was determined without considering any taxes that were owed upon exercise. Mr. Pearson surrendered 64,712 shares of our common stock to pay the exercise price of exercised stock options and the related tax withholding obligations.

(2)	The value realized on the vesting of performance shares or performance share units was determined by multiplying the number of performance shares or performance share units that vested by the $49.25 closing market price of our common stock on June 28, 2013, the last trading day of our fiscal year. The value realized on the vesting of restricted shares was determined by multiplying the number of restricted shares that vested by the closing market price of our common stock on the date of vesting, as described further in the notes below. Upon the vesting and release of performance shares, performance share units, restricted shares or restricted stock units, shares are surrendered to satisfy income tax withholding requirements. The amounts shown and value realized do not give effect to the surrender of shares to cover such tax withholding obligations. The number of performance shares earned and vested in fiscal 2013 for the three-year performance period of fiscal 2011-2013 as a percentage of the target number of such performance shares originally granted in fiscal 2011 was 37.1% for Messrs. McArthur and Pearson and 63.2% for Mr. Mehnert. The number of performance share units earned in fiscal 2013 for the two-year performance period of fiscal 2012-2013 as a percentage of the target number of such performance share units originally granted in fiscal 2012 was 105.7% for Mr. Brown. Pursuant to the terms of Mr. Brown’s employment agreement, 50% of such performance share units that were earned vested in fiscal 2013 and were paid out, and the remaining 50% will vest on July 1, 2014 if Mr. Brown is employed by us on such date. For additional information with respect to payouts to Messrs. McArthur, Mehnert and Pearson for performance shares for the three-year performance period of fiscal 2011-2013 or to Mr. Brown for performance share units for the two-year performance period of fiscal 2012-2013, see the “Compensation Discussion and Analysis” section of this proxy statement.

(3)	Shares earned and vested in fiscal 2013 in respect of performance share units granted in fiscal 2012 for the two-year performance period of fiscal 2012-2013, as described further in note (2) above.

(4)	Shares earned and vested in fiscal 2013 in respect of performance shares granted in fiscal 2011 for the three-year performance period of fiscal 2011-2013, as described further in note (2) above.

(5)	Shares earned and vested in fiscal 2013 in respect of performance shares granted in fiscal 2011 for the three-year performance period of fiscal 2011-2013, as described further in note (2) above, and 9,000 shares of restricted stock that vested on August 28, 2012. The value realized on the vesting of the restricted stock was determined by multiplying the 9,000 shares of restricted stock by the $47.28 closing market price of our common stock on the August 28, 2012 vesting date.

(6)	Shares earned and vested in fiscal 2013 in respect of performance shares granted in fiscal 2011 for the three-year performance period of fiscal 2011-2013, as described further in note (2) above, 5,000 shares of restricted stock that vested on August 28, 2012 and 1,200 restricted stock units that vested on August 26, 2012. The value realized on the vesting of (i) the restricted stock was determined by multiplying the 5,000 shares of restricted stock by the $47.28 closing market price of our common stock on the August 28, 2012 vesting date; and (ii) the restricted stock units was determined by multiplying the 1,200 restricted stock units by the $46.53 closing market price of our common stock on the August 26, 2012 vesting date.

NONQUALIFIED DEFERRED

COMPENSATION

Retirement Plan

We maintain our Retirement Plan, a tax-qualified, 401(k) defined contribution retirement plan available to our U.S.-based employees. Under our Retirement Plan, participants may contribute from 1% to 25% of eligible compensation, the most significant components of which are base salary and annual incentive, with contributions by named executive officers and certain other highly compensated employees limited to 12% of eligible compensation. Following one year (or, in certain cases, six months) of service, we match up to the first 6% of eligible compensation that is contributed by a participant. In addition, in our discretion we may make a profit sharing contribution to our Retirement Plan, but in recent years we have not done so. Instead, participants have received incentive payments under our Performance Reward Plan, which payments were in cash unless participants elected to defer either half or all of such payments to our Retirement Plan, subject to Internal Revenue Code limitations. The Internal Revenue Code caps certain contributions to a participant’s Retirement Plan account. The Internal Revenue Code also caps the amount of compensation that may be considered when determining benefits under our Retirement Plan.

Participants in our Retirement Plan are immediately vested in contributions they make and are fully vested in the remainder of their account upon termination of employment on or after the attainment of age 55 or due to their disability or death. Participants also become fully vested when they have provided four years of service to us (company contributions generally are subject to four-year graduated vesting).

Supplemental Executive Retirement Plan

To the extent contributions to our Retirement Plan are limited by the Internal Revenue Code, certain of our salaried employees, including our named executive officers, are eligible to participate in our SERP, provided the employee timely elects to participate. The SERP is an unfunded, nonqualified defined contribution retirement plan intended to make up the difference between the amount actually allocated to a participant’s account under our Retirement Plan and the amount that, in the absence of certain Internal Revenue Code limits, would have been allocated to the participant’s account. In addition, our Compensation Committee may, in its discretion, provide for the deferral of other compensation under our SERP, including equity awards.

Deferred compensation generally will be paid or commence to be paid to a participant in January of the calendar year following the later of the year in which such participant reaches age 55 and the year in which such participant’s employment is terminated. Participants select the form in which payment will be made, typically a lump sum or annual payments over a three-, five-, seven-, ten- or fifteen-year period. Deferred amounts generally may not be withdrawn prior to their payment date, except to meet an “unforeseeable financial emergency” as defined under Federal tax laws or in the event of a change in control of Harris that satisfies certain requirements of Federal tax law. Payments to “specified employees” as defined under Federal tax laws are delayed at least six months after termination of employment (this six-month delay generally does not apply to amounts deferred prior to 2005).

Participants in our SERP are immediately vested in contributions they make and are fully vested in the remainder of their account upon termination of employment on or after the attainment of age 55, or due to their disability or death. Participants also become fully vested when they have provided four years of service to us. The vesting provisions of our SERP are generally the same as the vesting provisions of our Retirement Plan.

Earnings on amounts credited to a participant’s account in our SERP are based upon participant selections among investment choices which mirror the investment choices available to participants in our Retirement Plan. Participants may elect that a portion of their account be deemed invested in the Harris stock fund. Amounts deemed invested in the Harris stock fund are credited with dividend equivalents equal to the dividends paid on our common stock, which are deemed reinvested in the Harris stock fund. No above-market or preferential earnings are paid or guaranteed on investment choices.

Amounts credited to a participant’s account in our SERP may be partially or fully funded by a grantor trust, also known as a “rabbi trust,” and are required to be so funded upon a change in control. The assets in such trust are subject to the claims of our creditors and participants are treated as our unsecured general creditors.

Nonqualified Deferred Compensation Table

The following table provides summary information with respect to amounts credited, earnings or losses and account balances for our named executive officers under our SERP, which is our only defined contribution or other plan that provides retirement benefits to our current executive officers on a basis that is not tax-qualified. For additional information related to our SERP, see the “Nonqualified Deferred Compensation” section of this proxy statement beginning on page 63.

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($) (4)
William M. Brown	$108,269	$26,115	$ 13,271	$ 0	$ 154,877
Gary L. McArthur	$100,975	$37,333	$232,810	$ 0	$1,988,288
James D. Morris	$ 0	$ 0	$ 0	$ 0	$ 0
Robert L. Duffy	$ 8,500	$ 0	$ (167)	$ 0	$ 8,333
Dana A. Mehnert	$107,131	$39,461	$201,199	$ 0	$1,476,163
Daniel R. Pearson	$ 79,337	$26,795	$ 50,232	$305,355	$1,465,710

(1)	The amounts in this column represent contributions to our SERP of salary, annual cash incentives or other eligible compensation that have been deferred and credited during fiscal 2013. The portion representing deferral of base salary is included in the Summary Compensation Table on page 53 in the “Salary” column for fiscal 2013. The portion representing deferral of annual cash incentives relates to deferred Annual Incentive Plan payments and Performance Reward Plan payments in respect of fiscal 2012 performance, the amount of which is included in the Summary Compensation Table on page 53 in the “Non-Equity Incentive Plan Compensation” column for fiscal 2012. Any contributions by our named executive officers to our SERP of deferred Annual Incentive Plan payments and Performance Reward Plan payments in respect of fiscal 2013 performance will be contributions in fiscal 2014.

(2)	The amounts in this column represent contributions by us to our SERP that were credited during fiscal 2013. These amounts are included in the Summary Compensation Table on page 53 in the “All Other Compensation” column.

(3)	None of the earnings in this column are included in the Summary Compensation Table on page 53 because no preferential or above-market amounts are paid on balances in our SERP.

(4)	The amounts in this column include amounts reported as compensation for such named executive officer in the Summary Compensation Table for fiscal 2012 and fiscal 2011 as follows: Mr. Brown — $7,000; Mr. McArthur — $474,856; Mr. Mehnert — $380,255; and Mr. Pearson — $357,487.

POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE IN CONTROL

This section of the proxy statement sets forth information regarding compensation and benefits that each of our named executive officers would receive in the event of a change in control without termination of employment or in the event of termination of employment under several different circumstances, including: (1) termination by us for cause; (2) a voluntary termination (resignation) by the named executive officer; (3) termination by the named executive officer for good reason (constructive involuntary termination); (4) involuntary termination by us without cause; (5) death; (6) disability; or (7) termination by us without cause or by the named executive officer for good reason following a change in control.

Employment Agreement — William M. Brown

In October 2011, our Board approved, and Harris and Mr. Brown entered into, an employment agreement providing for Mr. Brown’s employment as our Chief Executive Officer and President. Mr. Brown’s employment agreement provides for an employment term that commenced on November 1, 2011 and ends on October 31, 2016. Beginning on November 1, 2016, the employment term will automatically extend for successive one-year periods unless we or Mr. Brown provide prior written notice that the employment term will not be so extended. We have agreed to provide Mr. Brown with certain benefits in the event of termination of Mr. Brown’s employment by us without “cause” or by Mr. Brown for a “constructive termination” (as such terms are defined in the agreement).

Under Mr. Brown’s employment agreement, “cause” generally means:

•	A substantial and continual failure or refusal by Mr. Brown to perform his material duties under the employment agreement (other than any failure resulting from illness or disability);

•	A willful breach by Mr. Brown of any material provision of the employment agreement;

•	Any reckless or willful misconduct (including action or failures to act) by Mr. Brown that causes material harm to our business or reputation;

•	Any unexcused, repeated or prolonged absence from work (other than as a result of, or in connection with, sickness, injury or disability) during a period of 90 consecutive days;

•	A conviction for the commission of a felony (including entry of a nolo contendere plea) or an indictment for the commission of a felony under the Federal securities laws;
•	Embezzlement or willful misappropriation of our property;

•	A willful and substantial violation of a material Harris policy by Mr. Brown that is generally applicable to all employees or all of our officers (including our Standards of Business Conduct); or

•	A failure to cooperate in an internal investigation after being instructed by our Board to cooperate.

“Constructive termination” generally means, without Mr. Brown’s consent:

•

A reduction in his annual base salary or current annual cash incentive target award, other than a reduction also applicable in a substantially similar manner and proportion to our other senior executive officers;

•	The removal of Mr. Brown from his position as Chief Executive Officer or President;

•	The assignment to Mr. Brown of duties or responsibilities that are materially inconsistent with Mr. Brown’s positions with us;

•	Any requirement by us that Mr. Brown relocate his principal place of employment to a location other than our principal headquarters;

•	Our failure to nominate Mr. Brown for reelection to the Board upon expiration of his term at any annual meeting of our shareholders during the term of his employment;

•	Our failure to obtain an assumption of the employment agreement by a successor of Harris;

•	Our delivery of a notice not to renew Mr. Brown’s employment term pursuant to the employment agreement; or

•

Our termination of the indemnification agreement we have entered into with Mr. Brown without entering into a replacement or successor agreement, or making other appropriate indemnification arrangements in favor of Mr. Brown, on terms reasonably acceptable to Mr. Brown and no less favorable to him than to our other senior executives.

If Mr. Brown’s employment is terminated by us without cause (other than by reason of death or disability) or by Mr. Brown as a result of a constructive termination, he will be entitled to compensation that has accrued but not yet been paid, and subject to his execution and delivery of a release of claims against us, Mr. Brown will be entitled to receive from us: (1) a pro-rated annual cash incentive bonus for the fiscal year of termination based upon the achievement of performance objectives; (2) severance payments, paid in substantially equal monthly installments over a 24-month period, in an aggregate amount equal to two times the sum of (a) his then-current base salary and (b) his target annual cash incentive compensation for the year of termination; (3) COBRA continuation medical benefits for a period of 18 months following the termination date; and (4) with respect to Mr. Brown’s equity awards, (a) the stock options forming part of Mr. Brown’s “transition-related” equity awards will become fully vested and exercisable immediately prior to the date of termination and will remain outstanding for the one-year period following termination, but in no event beyond the normal expiration period, (b) each other time-based vesting stock option will continue to vest in accordance with its ordinary vesting schedule for the two-year period following the date of termination, at which time any remaining unvested portion of the stock option will be forfeited, and to the extent vested, will remain outstanding for the 27-month period following the termination date, but in no event beyond the normal expiration period, (c) the performance share units forming part of Mr. Brown’s “transition-related” equity awards will remain outstanding and eligible to vest (without proration) based on attainment of the performance goals if termination occurs prior to the end of the applicable performance period, and if termination occurs after the end of the applicable performance period and there is a requirement for Mr. Brown to remain employed for a subsequent vesting period, such requirement will be waived and the number of shares earned with respect to such performance period will become fully vested, and (d) each other equity award will be treated in the manner set forth in the applicable plan and award agreement.

If Mr. Brown’s employment is terminated by us for cause or due to Mr. Brown’s death or disability, or upon Mr. Brown’s retirement or resignation, then Mr. Brown (or his estate or legal representative, as appropriate) will be entitled to receive from us his accrued but unpaid base salary and unpaid vacation time through the date of termination, his earned but unpaid annual cash incentive bonus under our Annual Incentive Plan (or any successor plan) for the prior fiscal year, reimbursement of reasonable business expenses incurred prior to the date of termination, and other or additional compensation benefits, if any, in accordance with the terms of our applicable plans or employee benefit programs for terminated employees. If Mr. Brown’s employment is terminated due to death or disability, then Mr. Brown (or his estate or legal representative, as appropriate) will also be entitled to receive from us the vesting of any equity-based awards then held by Mr. Brown, if and to the extent provided in the applicable plan and award agreements. We may, at our option, terminate Mr. Brown’s employment in the event of his disability.

Mr. Brown’s employment agreement also provides that he may not for a two-year period following termination of his employment for any reason, without our prior written consent, directly or indirectly, (1) hold a 5% or greater equity, voting or profit participation interest in, or associate with, an enterprise that competes with us or (2) solicit any customer or any employee to leave us. Mr. Brown’s employment agreement also contains a non-disparagement clause applicable during the term of his employment and for a period of two years thereafter.

If there is a change in control of Harris and Mr. Brown’s employment terminates under circumstances provided under his change in control severance agreement discussed below under “Executive Change in Control Severance Agreements,” then Mr. Brown will be entitled to the compensation and benefits provided under such change in control severance agreement in lieu of any compensation or benefits receivable under his employment agreement.

Offer Letter — James D. Morris

In December 2012 we entered into an offer letter agreement with Mr. Morris. Pursuant to his offer letter agreement, Mr. Morris is entitled to participate in our executive compensation plans and programs. In addition, if his employment is terminated within 24 months of his start date by us other than for “cause” or in connection with certain business divestitures (as defined in the offer letter agreement) or by Mr. Morris as a result of a “constructive termination” (as defined in the offer letter agreement), he will be entitled to a severance payment equal to two years of his then-current base salary and annual incentive compensation at target. In addition, in such event, the unvested portion of the 51,600 restricted stock units granted to him as part of his “transition compensation” shall be fully vested and the 41,000 stock options granted to him as part of his “transition compensation” shall become fully vested and shall remain outstanding and be exercisable for the one-year period following such termination of employment. Payment obligations to Mr. Morris following a change in control are governed by his change in control severance agreement discussed below.

Offer Letter — Robert L. Duffy

In July 2012 we entered into an offer letter agreement with Mr. Duffy. Pursuant to his offer letter agreement, Mr. Duffy is entitled to participate in our executive compensation plans and programs. In addition, if we terminate his employment within 24 months of his start date, other than for cause or performance reasons, he is entitled to a severance payment equal to one year of his then-current base salary and annual incentive compensation at target. Payment obligations to Mr. Duffy following a change in control are governed by his change in control severance agreement discussed below.

Executive Change in Control Severance

Agreements

To provide continuity of management and dedication of our executives in the event of a threatened or actual change in control, our Board has approved change in control severance agreements for our Board-elected or appointed officers. Under these agreements, our Board-elected or appointed officers, including the named executive officers currently employed by us, are provided with severance benefits in the event (a) an executive terminates his employment for good reason within two years of a change in control, or (b) we terminate the executive’s employment within two years of a change in control for any reason other than for cause (all terms as defined in the severance agreement).

Under the change in control severance agreements entered into with our named executive officers, a “change in control” generally means the occurrence of any one of the following events:

•	Any person becomes the beneficial owner of 20% or more of the combined voting power of our outstanding common stock;

•	A change in the majority of our Board not approved by two-thirds of our incumbent directors;

•

The consummation of a merger, consolidation or reorganization unless immediately following such transaction: (i) more than 80% (in the case of the agreements entered into with Messrs. McArthur and Mehnert) or 60% (in the case of the agreements entered into with Messrs. Brown, Morris and Duffy), of our total voting power resulting from the transaction is represented by shares that were our voting securities immediately prior to the transaction; (ii) no person becomes the beneficial owner of 20% or more of the total voting power of our outstanding voting securities as a result of the transaction; and (iii) at least a majority of the members of the board of directors of the company resulting from the transaction were our incumbent directors at the time of our Board’s approval of the execution of the initial agreement providing for the transaction;

•	Our shareholders approve a plan of complete liquidation or dissolution of our Company; or

•	We consummate a sale or disposition of all or substantially all of our assets.

Also, under these agreements, “good reason” generally means:

•	A reduction in the executive’s annual base salary or current annual incentive target award;

•	The assignment of duties or responsibilities that are inconsistent in any material adverse respect to the executive’s position with us immediately prior to a change in control;

•	A material adverse change in the executive’s reporting responsibilities, titles or offices with us as in effect immediately prior to a change in control;

•	Any requirement that the executive: (i) be based more than 50 miles from the facility where the executive was located at the time of the change in control or (ii) travel on Company business to an extent substantially greater than the travel obligations of the executive immediately prior to the change in control; or

•	Failure by us to continue in effect any employee benefit or compensation plans or provide the executive with employee benefits as in effect for the executive immediately prior to a change in control.

In addition, the term “cause” generally means a material breach by the executive of the duties and responsibilities of the executive’s position or the conviction of, or plea to, a felony involving willful misconduct which is materially injurious to us.

If triggered, the lump-sum cash severance benefit payable under the change in control severance agreement equals the sum of: (a) the executive’s unpaid base salary through the date of termination, a pro-rated annual bonus (as determined under the change in control severance agreement), any unpaid accrued vacation pay, and, to the extent permitted under Section 409A of the Internal Revenue Code, any other benefits or awards that have been earned or became payable but that have not yet been paid to the executive; and (b) two times the executive’s highest annual rate of base salary during the 12-month period prior to the date of termination plus two times the greatest of the executive’s highest annual bonus in the three years prior to the change in control, the executive’s target bonus for the year during which the change in control occurred or the executive’s target bonus for the year in which the executive’s employment is terminated. In addition, for the two years following the date of termination, but in no event later than age 65, the executive receives the same level of medical, dental, accident, disability, life insurance and any similar benefits as are in effect on the date of termination (or the highest level of coverage provided to active executives immediately prior to the change in control, if more favorable). The executive also receives reimbursement for any relocation expense related to the pursuit of other business opportunities incurred within two years following the date of termination, for recruitment or placement services of up to $4,000 and for professional financial or tax planning services of up to $5,000 per year. The change in control severance agreements with Messrs. McArthur and Mehnert also provide for a tax gross-up payment in the event that payment of any benefits is subject to excise taxes imposed under Section 4999 of the Internal Revenue Code.

In April 2010, our Compensation Committee determined that any new or materially modified change in control severance agreements entered into with executive officers will not provide for any tax gross-ups of excise taxes. The change in control severance agreements with Messrs. Brown, Morris and Duffy do not provide for a tax gross-up payment. In addition, pursuant to the change in control severance agreement, we will reimburse the executive for any legal fees and costs with respect to any dispute arising under such severance agreement. Not later than the date on which a change in control occurs, we are required to contribute to an irrevocable “rabbi trust” in cash or other liquid assets, an amount equal to the total payments expected to be paid under the change in control severance agreement plus the amount of trust administrative and trustee fees reasonably expected to be incurred. This required funding recognizes that in certain situations payments under the change in control severance agreement will be required to be deferred for up to six months following the triggering event to comply with Section 409A of the Internal Revenue Code.

Payments and Benefits Upon

Any Termination

Our salaried employees, including our named executive officers, are entitled to receive certain elements of compensation on a non-discretionary basis upon termination of employment for any reason. Subject to the exceptions noted below, these include: (a) accrued salary and pay for unused vacation; (b) distributions of vested plan balances under our Retirement Plan or SERP; and (c) earned but unpaid bonuses. The amounts shown in the “Tables of Potential Payments Upon Termination or Change in Control” section of this proxy statement beginning on page 71 do not include these elements of compensation or benefits. For a description of our SERP and the account balances credited to our named executive officers in our SERP as of June 28, 2013, see the Nonqualified Deferred Compensation Table on page 64.

Termination for Cause

A named executive officer whose employment is terminated by us for cause is not entitled to any compensation or benefits other than those paid to all of our salaried employees upon any termination of employment as described above. In addition, as noted under “Recovery of Executive Compensation (“Clawback”)” in the “Compensation Discussion and Analysis” section of this proxy statement, depending on the circumstances giving rise to such termination, we may be entitled to recover all or a portion of any performance-based compensation if our financial statements are restated as a result of errors, omissions or fraud. Annual incentive awards (including under our Performance Reward Plan), vested and unvested options, performance shares, performance share units, restricted shares and restricted stock units are automatically forfeited following a termination for cause or misconduct.

Involuntary Termination Without Cause

In the case of termination of employment by us other than for cause, Messrs. McArthur and Mehnert are not contractually entitled to any compensation or benefits other than those that are paid to all salaried employees upon any termination of employment as described above. However, as discussed in the “Compensation Discussion and Analysis” section of this proxy statement, we have a long-standing practice of providing reasonable severance compensation for involuntary termination of an executive’s employment without cause. The specific amount may be based upon the relevant circumstances, including the reason for termination, length of employment and other factors. Following an involuntary termination by us without cause, annual incentive awards will be paid pro-rata after the end of the relevant fiscal year based on the period worked during such fiscal year. Following an involuntary termination by us other than for misconduct, unvested options are forfeited and vested options may be exercised until the sooner of 90 days following such termination or the regularly scheduled expiration date, performance shares and performance share units will be paid out pro-rata after the end of the relevant performance period based on the period worked during such performance period and restricted stock units granted on or after August 26, 2011 will be pro-rated based upon the period worked during the restricted period and, if granted on or after August 26, 2011 but prior to August 23, 2012, paid out after the end of the relevant restriction period or, if granted on or after August 23, 2012, will be paid out promptly following involuntary termination (but subject to any delay required by Federal tax laws).

Compensation and benefits payable to Mr. Brown in the case of termination of employment other than for cause are described above under the description of his employment agreement. In the case of termination of employment other than for cause, each of Messrs. Duffy and Morris is entitled to receive severance as described above under the description of his respective offer letter agreement.

Voluntary Termination

A named executive officer who voluntarily terminates employment or resigns other than due to retirement or for good reason is not entitled to any benefits other than those that are paid to all of our salaried employees upon any termination of employment as described above. Annual incentive awards and unvested options, restricted shares, restricted stock units, performance shares and performance share units are automatically forfeited following a voluntary termination. Vested options granted prior to June 30, 2007 are automatically forfeited following a voluntary termination. Vested options granted on or after June 30, 2007 may be exercised until the sooner of 30 days following a voluntary termination or the regularly scheduled expiration date.

Death

In the event of termination of employment as a result of death, the beneficiaries of named executive officers are eligible for benefits under the death benefit programs generally available to our U.S.-based employees, including basic group life insurance paid by us and supplemental group life insurance elected and paid for by employees. In the event of termination of employment as a result of death:

•	Account balances in our Retirement Plan and SERP become fully vested;

•	Annual incentive awards are paid pro-rata based on the period worked during the fiscal year and are paid following the fiscal year end based on our performance;

•	Restricted shares and restricted stock units immediately fully vest;

•

Performance shares and performance share units are paid to the beneficiary pro-rata based on the period worked during the performance period with performance shares and performance share units paid at the end of the performance period based on our performance; and

•	Options immediately fully vest and shall be exercisable by the beneficiaries for up to 12 months following the date of death but not later than the regularly scheduled expiration date.

Disability

In the event of termination of employment as a result of disability, named executive officers are eligible for benefits under the disability programs generally available to our U.S.-based employees.

These include a long-term disability income benefit and, in most cases, continuation of medical and life insurance coverage applicable to active employees while disabled. In the event of termination of employment as a result of disability:

•	Account balances in our Retirement Plan and SERP become fully vested;

•	Annual incentive awards are paid pro-rata based on the period worked during the fiscal year and are paid following the fiscal year end based on our performance;

•	Restricted shares and restricted stock units immediately fully vest;

•

Performance shares and performance share units are paid pro-rata based on the period worked during the performance period with performance shares and performance share units paid at the end of the performance period based on our performance; and

•	Options granted on or after July 4, 2009 immediately fully vest and shall be exercisable until the regularly scheduled expiration date.

Retirement

As of June 28, 2013, none of our named executive officers currently employed by us was retirement-eligible for purposes of our Retirement Plan, Performance Reward Plan or our equity incentive plans. In the event of termination of employment as a result of retirement, a named executive officer would receive retirement benefits generally available to our salaried employees. These include the benefits under our Retirement Plan, SERP and, in certain cases, retiree medical, dental and vision coverage. In the event of termination of employment as a result of retirement:

•	Account balances in our Retirement Plan and SERP become fully vested;

•	Annual incentive awards are paid pro-rata based on the period worked during the fiscal year and are paid following the fiscal year end based on our performance;

•	After age 62 with 10 or more years of full-time service, options continue to vest in accordance with the vesting schedule and continue to be exercisable until the regularly scheduled expiration date;

•	Before age 62, but after age 55 with 10 or more years of full-time service, options cease vesting and options exercisable at the time of such retirement continue to be exercisable until the regularly scheduled expiration date, but unvested options are forfeited;

•

After age 55 with 10 or more years of full-time service, restricted shares and restricted stock units granted on or after August 26, 2011 will be pro-rated based on the period worked during the restriction period and, if granted on or after August 26, 2011 but prior to August 23, 2012, paid out after the end of the relevant restriction period or, if granted on or after August 23, 2012, paid out promptly following retirement (but subject to any delay required by Federal tax law); and

•

After age 55 with 10 or more years of full-time service, performance shares and performance share units are paid pro-rata based on the period worked during the performance period with performance shares and performance share units paid at the end of the performance period based on our performance.

Change in Control

Each of our named executive officers currently employed by us is party to a “double trigger” change in control severance agreement providing for benefits only upon both a change in control and the subsequent termination of employment of or by the executive in accordance with the terms of the agreement. For additional information regarding the terms of such agreements, see “Executive Change in Control Severance Agreements” beginning on page 67. In addition, upon a change in control and irrespective of employment status:

•

Annual cash incentive awards under the Annual Incentive Plan are fully earned and paid out promptly following the change in control or, in certain instances following the end of the fiscal year, in each case at not less than the target level;

•	All options immediately vest and become exercisable;

•	All restricted shares immediately vest;

•

All restricted stock units immediately vest and will be paid as soon as practicable but not later than 60 days following the change in control, or in certain events, promptly following the expiration of the initial restriction period; and

•	All performance shares and performance share units are deemed fully earned and fully vested immediately and will be paid at the end of the performance period at not less than the target level, subject to accelerated pay-out or forfeiture in certain circumstances.

Tables of Potential Payments Upon

Termination or Change in Control

The following tables set forth the details, on an executive-by-executive basis, of the estimated incremental compensation and benefits that would be provided to each of our named executive officers (other than Mr. Pearson) in the event that such executive’s employment with us is terminated for any reason, including termination by us for cause, voluntary termination (resignation), termination by the executive for good reason or for constructive termination, involuntary termination by us without cause, death, retirement (to the extent the named executive officer is retirement-eligible), disability or termination by us without cause or by the executive for good reason following a change in control. The tables also set forth the amount of incremental potential payments to each of our named executive officers in the event of a change in control without a termination of employment. These amounts are estimates of the amounts that would be paid to the named executive officer upon such termination of employment or change in control. The actual amounts to be paid can only be determined at the time of a named executive officer’s termination of employment or a change in control. The amounts included in the tables are also based on the following:

•

The applicable provisions in the agreements and other arrangements between the named executive officer and us, which are summarized in the “Potential Payments Upon Termination or a Change in Control” section of this proxy statement beginning on page 65;

•	We have assumed that the termination event occurred as of June 28, 2013, the last day of our fiscal 2013;

•

We have assumed that the value of our common stock was $49.25 per share based on the closing market price on June 28, 2013, the last trading day of our fiscal 2013, and that all unvested in the money options not automatically forfeited were exercised on such day;

•

The designation of an event as a resignation or retirement is dependent upon an individual’s age and service. We have assumed that an individual over the age of 55 and who has completed at least 10 years of full-time service has retired, and an individual who does not satisfy these criteria has resigned;

•	Cash compensation includes multiples of salary and annual incentive, and does not include paid or unpaid salary or annual incentive compensation or cash incentives earned in respect of fiscal 2013 because a named executive officer is entitled to annual incentive compensation if employed on June 28, 2013;

•

The value of accelerated performance shares or performance share units is based on the target number of performance shares or units previously granted and does not include performance shares or units for the performance period ended June 28, 2013, which performance shares or units for such performance period are set forth in the Option Exercises and Stock Vested in Fiscal 2013 Table on page 62 of this proxy statement;

•	We have not included in the tables the value of any options that were vested prior to June 28, 2013;

•	We have not included in the tables any payment of the aggregate balance shown in the Nonqualified Deferred Compensation Table on page 64 of this proxy statement;

•	Health and welfare benefits are included, where applicable, at the estimated value of continuation of this benefit;

•

In the event of termination by us without cause or by the named executive officer for good reason following a change in control, the “Other Benefits” line includes $4,000 for placement services and $10,000 ($5,000 per year for two years) for financial or tax planning services as set forth in the change in control severance agreement and also estimates relocation assistance of $300,000 and reimbursement for taxes associated with relocation assistance; and

•

Amounts shown in the “Reimbursement of Excise Tax” line, if applicable, reflect the amount payable to the named executive officer to offset any excise tax imposed under the Internal Revenue Code on payments received under the change in control severance agreement and any other taxes imposed on this additional amount. The amount shown assumes the “base amount” is the five-year average W-2 earnings for the period of 2008 through 2012. The benefit amount in excess of a named executive officer’s “base amount” is considered an “excess parachute payment” and if the “parachute payment” is greater than three times the average base amount, it is subject to an excise tax.

Mr. Pearson retired effective January 9, 2013. The table for Mr. Pearson sets forth the details of the estimated incremental compensation and benefits that are payable to Mr. Pearson as a result of his retirement.

William M. Brown

Executive Benefits and Payment Upon Termination	Termination by Harris for Cause	Voluntary Termination/ Resignation	Termination By Executive for Constructive Termination		Involuntary Termination by Harris without Cause		Death	Disability	Change in Control without Termination	Termination by Harris without Cause/by Executive for Good Reason Following a Change in Control
Cash Severance	$0	$0	$3,960,000		$3,960,000		$0	$0	$0	$2,515,184	**
Value of Accelerated or Continued Vesting of Unvested Options	$0	$0	$3,405,883	*	$3,405,883	*	$3,570,533	$3,570,533	$3,570,533	$3,570,533
Value of Accelerated or Continued Vesting of Unvested Performance Share Units	$0	$0	$5,890,064	*	$5,890,064	*	$4,634,964	$4,634,964	$8,136,041	$8,136,041
Health and Welfare Benefits	$0	$0	$32,454		$32,454		$0	$0	$0	$56,470
Other Benefits	$0	$0	$0		$0		$0	$0	$0	$533,686

TOTAL	$0	$0	$13,288,401		$13,288,401		$8,205,497	$8,205,497	$11,706,574	$14,811,914

*	Under the terms of Mr. Brown’s employment agreement, if his employment is terminated by us without cause or by Mr. Brown for constructive termination, (a) each time-based vesting stock option held by Mr. Brown that is part of his “transition” equity award immediately vests and each time-based vesting stock option held by Mr. Brown that is not part of his “transition” equity award will continue to vest in accordance with its ordinary vesting schedule for the two-year period following the date of termination, and (b) the performance share units forming part of Mr. Brown’s “transition” equity award will remain outstanding and eligible to vest (without pro-ration) based on attainment of the performance goals if termination occurs prior to the end of the applicable performance period and the performance share units not part of his “transition” equity award are subject to vesting based on attainment of performance goals and pro-ration. The amounts shown represent the value of such unvested options and unvested performance share units that would vest during such 24-month period or be pro-rated based upon the $49.25 closing market price of our common stock on June 28, 2013, the last trading day of our fiscal 2013.
**	Includes $124,000 in respect of the difference in Mr. Brown’s fiscal 2013 Annual Incentive Plan target and his actual fiscal 2013 Annual Incentive Plan payout. The cash severance amount has been reduced by $1,568,816 due to the impact of the “best-net” provision included in Mr. Brown’s change in control severance agreement.

Gary L. McArthur

Executive Benefits and Payment Upon Termination	Termination by Harris for Cause	Voluntary Termination/ Resignation	Termination By Executive for Good Reason	Involuntary Termination by Harris without Cause	Death	Disability	Change in Control without Termination	Termination by Harris without Cause/by Executive for Good Reason Following a Change in Control
Cash Severance	$0	$0	$0	$0	$0	$0	$0	$2,017,000	*
Value of Accelerated Vesting of Unvested Options	$0	$0	$0	$0	$745,928	$745,928	$745,928	$745,928
Value of Accelerated Vesting of Unvested Restricted Stock Units	$0	$0	$768,309	$768,309	$1,319,900	$1,319,900	$1,319,900	$1,319,900
Value of Accelerated Vesting of Unvested Performance Share Units	$0	$0	$851,605	$851,605	$851,605	$851,605	$1,724,292	$1,724,292
Health and Welfare Benefits	$0	$0	$0	$0	$0	$0	$0	$54,958
Other Benefits	$0	$0	$0	$0	$0	$0	$0	$533,686
Reimbursement of Excise Tax	$0	$0	$0	$0	$0	$0	$0	$1,620,918

TOTAL	$0	$0	$1,619,914	$1,619,914	$2,917,433	$2,917,433	$3,790,120	$8,016,682

*	Includes $47,000 in respect of the difference in Mr. McArthur’s fiscal 2013 Annual Incentive Plan target and his actual fiscal 2013 Annual Incentive Plan payout.

James D. Morris

Executive Benefits and Payment Upon Termination	Termination by Harris for Cause		Voluntary Termination/ Resignation		Termination By Executive for Constructive Termination		Involuntary Termination by Harris without Cause		Death	Disability	Change in Control without Termination	Termination by Harris without Cause/by Executive for Good Reason Following a Change in Control
Cash Severance	$0	*	$0	*	$1,610,000		$1,610,000		$0	$0	$0	$1,610,000
Value of Accelerated Vesting of Unvested Options	$0		$0		$121,770	**	$121,770	**	$255,717	$255,717	$255,717	$255,717
Value of Accelerated Vesting of Unvested Restricted Stock Units	$0		$0		$2,541,300	**	$2,541,300	**	$2,541,300	$2,541,300	$2,541,300	$2,541,300
Value of Accelerated Vesting of Unvested Performance Share Units	$0		$0		$186,919		$186,919		$186,919	$186,919	$564,887	$564,887
Health and Welfare Benefits	$0		$0		$0		$0		$0	$0	$0	$46,402
Other Benefits	$0		$0		$0		$0		$0	$0	$0	$533,686

TOTAL	$0		$0		$4,459,989		$4,459,989		$2,983,936	$2,983,936	$3,361,904	$5,551,992

*	Pursuant to Mr. Morris’ offer letter agreement, if he resigns other than as a result of a constructive termination or his employment is terminated for cause between January 14, 2013 and (a) January 14, 2014, he is required to repay us his $900,000 sign on bonus, and (b) January 14, 2015, he is required to repay us 50% of his $900,000 sign on bonus.
**	Under the terms of Mr. Morris’ offer letter agreement, if his employment is terminated within 24 months of his January 14, 2013 start date by us other than for cause or by Mr. Morris as a result of a constructive termination, the unvested portion of the restricted stock units and stock options granted to him as part of his “transition” compensation will immediately vest.

Robert L. Duffy

Executive Benefits and Payment Upon Termination	Termination by Harris for Cause	Voluntary Termination/ Resignation	Termination By Executive for Good Reason	Involuntary Termination by Harris without Cause	Death	Disability	Change in Control without Termination	Termination by Harris without Cause/by Executive for Good Reason Following a Change in Control
Cash Severance	$0	$0	$660,000	$660,000	$0	$0	$0	$1,094,772	*
Value of Accelerated Vesting of Unvested Options	$0	$0	$0	$0	$208,012	$208,012	$208,012	$208,012
Value of Accelerated Vesting of Unvested Restricted Stock Units	$0	$0	$63,823	$63,823	$211,775	$211,775	$211,775	$211,775
Value of Accelerated Vesting of Unvested Performance Share Units	$0	$0	$142,684	$142,684	$142,684	$142,684	$431,205	$431,205
Health and Welfare Benefits	$0	$0	$0	$0	$0	$0	$0	$50,436
Other Benefits	$0	$0	$0	$0	$0	$0	$0	$533,686

TOTAL	$0	$0	$866,507	$866,507	$562,471	$562,471	$850,992	$2,529,886

*	The cash severance amount has been reduced by $257,228 due to the impact of the “best-net” provision included in Mr. Duffy’s change in control severance agreement.

Dana A. Mehnert

Executive Benefits and Payment Upon Termination	Termination by Harris for Cause	Voluntary Termination/ Resignation	Termination By Executive for Good Reason	Involuntary Termination by Harris without Cause	Death	Disability	Change in Control without Termination	Termination by Harris without Cause/by Executive for Good Reason Following a Change in Control
Cash Severance	$0	$0	$0	$0	$0	$0	$0	$1,704,040	*
Value of Accelerated Vesting of Unvested Options	$0	$0	$0	$0	$570,420	$570,420	$570,420	$570,420
Value of Accelerated Vesting of Unvested Restricted Stock Units	$0	$0	$679,659	$679,659	$1,231,250	$1,231,250	$1,231,250	$1,231,250
Value of Accelerated Vesting of Unvested Performance Share Units	$0	$0	$654,892	$654,892	$654,892	$654,892	$1,329,035	$1,329,035
Health and Welfare Benefits	$0	$0	$0	$0	$0	$0	$0	$42,998
Other Benefits	$0	$0	$0	$0	$0	$0	$0	$533,686
Reimbursement of Excise Tax	$0	$0	$0	$0	$0	$0	$0	$1,934,218

TOTAL	$0	$0	$1,334,551	$1,334,551	$2,456,562	$2,456,562	$3,130,705	$7,345,647

*	Includes $74,000 in respect of the difference in Mr. Mehnert’s fiscal 2013 Annual Incentive Plan target and his actual fiscal 2013 Annual Incentive Plan payout.

Daniel R. Pearson

The following table sets forth the details of the estimated compensation and benefits that are payable to Mr. Pearson in respect of his retirement. Mr. Pearson retired as Executive Vice President and Chief Operating Officer effective January 9, 2013.

Benefits and Payments in Connection with Retirement
Cash Payments under Annual Incentive Plan and Performance Reward Plan (1)	$192,611
Value of Continued Exercisability of Options (2)	$9,839
Value of Continued Vesting of Unvested Performance Share Units (3)	$661,674

TOTAL	$864,124

(1)	Includes cash amounts under our Annual Incentive Plan and Performance Reward Plan in respect of fiscal 2013, which cash amounts were contingent on the attainment of the applicable performance metrics for fiscal 2013, and pro-rated for the portion of fiscal 2013 which had elapsed as of Mr. Pearson’s January 9, 2013 retirement date. For further information regarding such cash amounts, see the Summary Compensation Table on page 53 and related notes.
(2)	The terms and conditions of stock options that were vested as of Mr. Pearson’s retirement date permit them to remain outstanding for their full remaining terms. The amount shown represents the intrinsic value of all outstanding vested options held by Mr. Pearson based upon the $49.25 per share closing market price of our common stock on June 28, 2013, the last trading day of our fiscal 2013.
(3)	The terms and conditions of performance share units previously granted to Mr. Pearson permit them to remain outstanding and eligible to vest, based on the attainment of applicable performance metrics, and subject to pro-ration for the performance period occurring through his retirement date, if earned. The amount shown is based upon the pro-rated target number of performance share units previously granted that can be earned, multiplied by the $49.25 closing market price of our common stock on June 28, 2013, the last trading day of our fiscal 2013.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, as well as persons who own more than 10% of our outstanding shares of common stock, to file reports of ownership and changes in ownership of our securities with the SEC. We have procedures in place to assist our directors and executive officers in preparing and filing these reports on a timely basis.

Based solely on a review of the forms furnished to us, or written representations from certain persons that no Forms 5 were required, we believe that all required forms have been timely filed for fiscal 2013.

PROPOSAL 2:    AN ADVISORY VOTE TO APPROVE THE COMPENSATION

OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended (which were added by the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010), and the related rules of the SEC, we are providing our shareholders with the opportunity to vote, on a non-binding, advisory basis, to approve the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC (including the “Compensation Discussion and Analysis” section, the Summary Compensation Table and other related tables and accompanying footnotes and narratives).

As described in the “Compensation Discussion and Analysis” section of this proxy statement beginning on page 31, the overall objective of our executive compensation program is to encourage and reward the creation of sustainable, long-term shareholder value.

As set forth more fully under “Overall Philosophy and Objectives of Our Executive Compensation Program” on page 31 of this proxy statement, the principles of our executive compensation program include the following:

•	Compensation programs must directly align the interests of our executives with those of our shareholders.

•	Compensation and benefits must be competitive within the market to attract, motivate and retain executives that drive our desired business results.

•

To motivate achievement of our financial goals and strategic objectives, a significant portion of compensation will be at-risk and based on our financial performance and the executive’s personal performance.

In furtherance of these objectives and principles, our executive compensation program includes a number of features intended to reflect sound practices and ensure that our program reinforces pay-for-performance and the creation of long-term shareholder value. These features are described in more detail in the “Compensation Discussion and Analysis” section of this proxy statement and include the following:

•	Executive compensation decisions are made by independent members of our Board or by our Management Development and Compensation Committee, which is also made up of independent members.

•

Our Management Development and Compensation Committee has retained an independent executive compensation consulting firm to provide objective analysis, advice and information and to provide no other services to us.

•	Our Management Development and Compensation Committee periodically reviews the composition of our compensation comparison group and makes changes it determines are appropriate.

•	Each element of our executive compensation program is addressed in the context of competitive practices.

•

A significant portion of each executive’s overall compensation is dependent on our performance as measured against pre-determined short- and long-term financial goals such as revenue, operating income, free cash flow and ROIC targets and other financial metrics. In fiscal 2013, nearly 85% of total target direct compensation of our Chief Executive Officer was tied to Company and individual performance. We believe our performance targets are challenging yet achievable.

•	There is a strong relationship between an executive’s compensation and our stock price performance because a significant portion of an executive’s overall compensation is in the form of equity.

•	We maintain meaningful stock ownership guidelines.

•	Our equity plans prohibit repricing and backdating.

•	We have eliminated almost all executive perquisites.

•	Our “clawback” policy entitles us to recover cash and equity incentive payments from executives following a restatement of our financial statements as a result of errors, omissions or fraud.

•

Cash severance payments are payable under executive change in control severance agreements only on a “double trigger” basis (i.e., only upon both a change in control and a qualifying termination of employment).

•	We do not provide tax gross-ups on new or materially modified change in control severance agreements.

•	Executives (and directors and other employees) are prohibited from entering into hedging, puts, calls or other “derivative” transactions with respect to our securities.

•

Executives (and directors) are prohibited from holding or purchasing Harris stock on margin or in a margin account or otherwise pledging Harris stock as collateral for margin accounts, loans or any other purpose.

We believe that the features of our executive compensation program align with our pay-for-performance philosophy and further align the interests of our executive officers with the long-term interests of our shareholders, while appropriately balancing risk and reward.

Our Board recommends that our shareholders approve the compensation of our named executive officers as disclosed in this proxy statement by voting in favor of the following resolution:

“RESOLVED, the compensation of the named executive officers as disclosed in the Company’s proxy statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and other related tables and accompanying footnotes and narratives, is hereby APPROVED.”

The vote on this proposal is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is non-binding on us, our Board and our Management Development and Compensation Committee. However, our Board and our Management Development and Compensation Committee, which is responsible for designing and administering our executive officer compensation program, values the opinions expressed by our shareholders and will consider the outcome of the advisory vote in connection with future named executive officer compensation decisions.

Vote Required and Related Matters

The affirmative vote of a majority of the shares present or represented at the 2013 Annual Meeting of Shareholders and entitled to vote on this proposal will be required to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement. Abstentions will have the effect of a vote against approval of the compensation of our named executive officers. Any broker non-votes will have no effect on the approval of the compensation of our named executive officers.

Recommendation Regarding Proposal 2

Our Board of Directors unanimously recommends that you vote “FOR” approval of the compensation of our named executive officers as disclosed in this proxy statement. If not otherwise specified, proxies will be voted “FOR” approval of this proposal.

REPORT OF THE AUDIT COMMITTEE

The following Report of our Audit Committee does not constitute soliciting material and the Report should not be deemed filed or incorporated by reference into any other previous or future filings by Harris under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent Harris specifically incorporates this Report by reference therein.

The role of the Audit Committee is, among other things, to assist the Board in its oversight of:

•	The integrity of the financial statements of Harris;

•	Harris’ compliance with applicable related legal and regulatory requirements;

•	The independence and qualifications of Harris’ independent registered public accounting firm; and

•	The performance of Harris’ independent registered public accounting firm and internal audit function.

The Board has determined that, in its business judgment, all members of the Audit Committee are independent within the meaning of the listing standards of the NYSE, the Sarbanes-Oxley Act of 2002 and related rules of the SEC and Harris’ Director Independence Standards.

Harris’ management is responsible for the preparation, presentation and integrity of Harris’ financial statements and the effectiveness of Harris’ system of internal control over financial reporting and disclosure controls and procedures. Management and the Internal Audit department are responsible for maintaining and evaluating appropriate accounting and financial reporting practices and internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. Harris’ independent registered public accounting firm for fiscal 2013, Ernst & Young LLP (“E&Y”), is responsible for auditing Harris’ consolidated financial statements and expressing an opinion as to whether such financial statements are presented fairly, in all material respects, in conformity with accounting principles generally accepted in the United States. E&Y also is responsible for auditing the effectiveness of Harris’ internal control over financial reporting. Representatives of E&Y attended all regularly scheduled meetings of the Audit Committee during fiscal 2013. The Audit Committee has met and held discussions with management, the head of Internal Audit and E&Y. The Audit Committee discussed with the internal auditors and E&Y the overall scope of, and plans for, their respective audits and the identification of audit risks. The Audit Committee also met with E&Y, the head of Internal Audit, the Principal Accounting Officer and the Chief Financial Officer, with and without management present, to discuss the results of its examinations, the reasonableness of significant judgments, the evaluations of Harris’ internal control over financial reporting and the overall quality of Harris’ financial reporting. Management has represented to the Audit Committee that Harris’ consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles.

In the performance of its oversight function, the Audit Committee has:

•

Reviewed and discussed with management and E&Y Harris’ internal control over financial reporting, including a review of management’s report on its assessment and E&Y’s audit of the effectiveness of Harris’ internal control over financial reporting and any significant deficiencies or material weaknesses;

•

Considered, reviewed and discussed the audited financial statements with management and E&Y, including a discussion of the quality of the accounting principles, the reasonableness thereof, significant adjustments, if any, and the clarity of disclosures in the financial statements, as well as critical accounting policies and other financial accounting and reporting principles and practices;

•

Discussed with E&Y the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•

Received, reviewed and discussed the written disclosures and the letter from E&Y required by applicable requirements of the Public Company Accounting Oversight Board regarding E&Y’s communications with the Audit Committee concerning independence, and has discussed E&Y’s independence with E&Y;

•

Reviewed the services provided by E&Y other than its audit services and considered whether the provision of such other services by E&Y is compatible with maintaining its independence, discussed with E&Y its independence, and concluded that E&Y is independent from Harris and its management; and

•

Reviewed the contents of SEC-required certification statements from the Chief Executive Officer and Chief Financial Officer and also discussed and reviewed the process and internal controls for providing reasonable assurances that the financial statements included in the Harris Annual Report on

Form 10-K for the fiscal year ended June 28, 2013 are true in all important respects, and that the report contains all appropriate material information of which they are aware.

In reliance upon the reports, reviews and discussions described in this Report, the Audit Committee has recommended to the Board, and the Board has approved, that the audited financial statements be included in Harris’ Annual Report on Form 10-K for the fiscal year ended June 28, 2013, for filing with the SEC. The Audit Committee also has appointed, and has requested shareholder ratification of the appointment of, E&Y as Harris’ independent registered public accounting firm for the fiscal year ending June 27, 2014.

Submitted on August 22, 2013 by the Audit Committee of the Board of Directors.

David B. Rickard, Chairperson

Thomas A. Dattilo

Stephen P. Kaufman

Gregory T. Swienton

PROPOSAL 3:  RATIFICATION OF THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Fees Paid to Independent Registered

Public Accounting Firm

E&Y served as our independent registered public accounting firm for the fiscal year ended June 28, 2013. In addition to the engagement to audit our financial statements and internal control over financial reporting and to review the financial statements included in our quarterly reports on Form 10-Q, E&Y also was engaged by us during fiscal 2013 to perform certain audit-related services.

The following table presents fees for professional audit services rendered by E&Y for the audit of our annual financial statements for the fiscal years ended June 28, 2013 and June 29, 2012 and fees for other services rendered by E&Y during those periods.

	Fiscal 2013	Fiscal 2012
Audit Fees	$5,604,000	$5,387,500
Audit-Related Fees	921,000	435,000
Tax Fees	0	0
All Other Fees	0	0

Total	$6,525,000	$5,822,500

Audit Fees.    Audit fees include fees associated with the annual audit and the audit of internal control over financial reporting, as well as reviews of our quarterly reports on Form 10-Q, SEC registration statements and other filings, accounting and reporting consultations and statutory audits required internationally for certain of our subsidiaries.

Audit-Related Fees.    Services within audit-related fees include the audit of our Retirement Plan financial statements and associated filings, fees for audits in connection with acquisitions, dispositions and audits related to controls over the processing of data on customer-facing information systems.

Tax Fees.    No tax-related services were rendered or fees billed for the fiscal year ended June 28, 2013 or the fiscal year ended June 29, 2012.

All Other Fees.    For the fiscal years ended June 28, 2013 and June 29, 2012, no professional services were rendered or fees billed for services not included within Audit Fees or Audit-Related Fees.

E&Y did not perform any professional services related to financial information systems design and implementation for us in fiscal 2013 or 2012.

The Audit Committee has determined in its business judgment that the provision of non-audit services described above is compatible with maintaining E&Y’s independence.

Pre-Approval of Audit

and Non-Audit Services

Under our Audit Committee Pre-Approval Policy and Procedures, as adopted by our Audit Committee, our Audit Committee must pre-approve all audit and non-audit services provided by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the firm’s independence. The policy utilizes a framework of both general pre-approval for certain specified services and specific pre-approval for all other services.

Early in each fiscal year, our Audit Committee reviews and, as it deems appropriate, pre-approves the audit services, audit-related services and tax services, if any, together with specific details regarding such services anticipated to be required for such fiscal year including, when available, estimated fees. Our Audit Committee periodically reviews the services provided to date and actual fees against the estimates, and such fee amounts may be updated to the extent appropriate at the regularly scheduled meetings of our Audit Committee. Additional pre-approval is required before actual fees for any service can exceed the originally pre-approved amount. Our Audit Committee may also revise the list of pre-approved services and related fees from time to time. All of the services described above under the captions “Audit Fees” and “Audit-Related Fees” with respect to fiscal 2013 were pre-approved in accordance with this policy.

If we seek to engage our independent registered public accounting firm for other services that are not considered subject to general pre-approval as described above, then our Audit Committee must approve such specific engagement as well as the estimated fees. Such engagement will be presented to our Audit Committee for pre-approval at its next regularly scheduled meeting. If the timing of the project requires an expedited decision, then we may ask the Chairperson of our Audit Committee to pre-approve such engagement. Any such pre-approval by the Chairperson is then presented to our full Audit Committee for ratification at the next Audit

Committee meeting. In any event, pre-approval of any engagement by our Audit Committee or the Chairperson of our Audit Committee is required before our independent registered public accounting firm may commence any engagement. Additional pre-approval is required before any fees can exceed approved fees for any such specifically-approved services.

Appointment of Independent Registered

Public Accounting Firm for Fiscal 2014

Our Audit Committee has appointed E&Y to audit our books and accounts and internal control over financial reporting for the fiscal year ending June 27, 2014.

Although applicable law does not require shareholder ratification of the appointment, our Board believes that obtaining shareholder ratification of the appointment is a sound corporate governance practice. If our shareholders do not ratify the appointment of E&Y, our Audit Committee will reconsider whether to retain E&Y and may retain E&Y or hire another firm without resubmitting the matter to shareholders for approval. We expect that a representative of E&Y will be present at the 2013 Annual Meeting to respond to appropriate questions from shareholders and to make a statement if he or she desires to do so.

As provided in our Audit Committee’s charter and as discussed above, our Audit Committee is responsible for directly appointing, retaining, terminating and overseeing our independent registered public accounting firm. Although we have a very long-standing relationship with E&Y, our Audit Committee frequently evaluates the independence and effectiveness of our independent registered public accounting firm and its personnel, and the cost and quality of its audit and audit-related services. In accordance with sound corporate governance practices and in order to ensure that our Audit Committee and our shareholders are receiving the best and most cost-effective audit services available, our Audit Committee periodically considers issuing a request for proposal from E&Y and other large nationally recognized accounting firms with regard to our audit engagement. A determination to use a request for proposal process could result in a firm other than E&Y providing audit engagement services to us in later years. Our Audit Committee retains the discretion at any time to appoint a different independent registered public accounting firm.

Vote Required and Related Matters

The affirmative vote of a majority of the shares present or represented at the 2013 Annual Meeting of Shareholders and entitled to vote on this proposal will be required to ratify our Audit Committee’s appointment of our independent registered public accounting firm. Abstentions will have the effect of a vote against ratification of the appointment of our independent registered public accounting firm. Any broker non-votes will have no effect on the ratification of the appointment of our independent registered public accounting firm.

Recommendation Regarding Proposal 3

Our Board of Directors unanimously recommends that you vote “FOR” ratification of our Audit Committee’s appointment of E&Y as our independent registered public accounting firm for the fiscal year ending June 27, 2014. If not otherwise specified, proxies will be voted “FOR” approval of this proposal.

SHAREHOLDER PROPOSALS FOR THE 2014 ANNUAL MEETING OF SHAREHOLDERS

Pursuant to applicable requirements of the Securities Exchange Act of 1934, as amended, in order to be considered for inclusion in our proxy statement and form of proxy/voting instruction for the 2014 Annual Meeting of Shareholders, we must receive any proposals that shareholders wish to present no later than May 15, 2014. Such proposals will need to be in writing and comply with SEC regulations regarding the inclusion of shareholder proposals in Harris-sponsored proxy materials.

In addition, our By-Laws provide that, for any shareholder proposal or director nomination to be properly presented at the 2014 Annual Meeting of Shareholders, but not for inclusion in our proxy statement and form of proxy/voting instruction, the shareholder proposal or director nomination must comply with the requirements set forth in our By-Laws and we must receive notice of the matter not less than 90 nor more than 120 days prior to October 25, 2014. Thus, to be timely, notice of a shareholder proposal or director nomination for the 2014 Annual Meeting of Shareholders must be received by our Secretary no earlier than June 27, 2014 and no later than July 27, 2014. However, if the 2014 Annual Meeting of Shareholders is not scheduled to be held within a period that commences on September 25, 2014 and ends on November 24, 2014, and instead, such meeting is scheduled to be held on a date outside that period, notice of a shareholder proposal or director nomination, to be timely, must be received by our Secretary by the later of 90 days prior to such other meeting date or 10 days following the date such other meeting date is first publicly announced or disclosed.

Notwithstanding the foregoing notice deadlines under our By-Laws, in the event that the number of directors to be elected to our Board of Directors at the 2014 Annual Meeting of Shareholders is increased and either all of the nominees for director at the 2014 Annual Meeting of Shareholders or the size of the increased Board of Directors is not publicly announced or disclosed by us by July 18, 2014, notice will be considered timely, but only with respect to nominees for any new positions created by such increase, if the notice is delivered to our Secretary no later than 10 days following the first date all of such nominees or the size of the increased Board of Directors is publicly announced or disclosed.

Further, any proxy granted with respect to the 2014 Annual Meeting of Shareholders will confer discretionary authority to vote with respect to a shareholder proposal or director nomination if notice of such proposal or nomination is not received by our Secretary within the applicable timeframe provided above.

Each notice of a shareholder proposal or director nomination must contain all of the information required by our By-Laws, including:

•	Whether the shareholder is providing the notice at the request of a beneficial holder of our stock;

•

Whether the shareholder, any beneficial holder on whose behalf the notice is being delivered or any nominee has any agreement, arrangement or understanding with, or has received any financial assistance, funding or other consideration from any other person with respect to the investment by the shareholder or such beneficial holder in us or the matter the notice relates to, and the details thereof;

•

The name and address of the shareholder, any beneficial holder on whose behalf the notice is being delivered, any nominees listed in the notice and any persons with whom such agreement, arrangement or understanding exists or from whom such assistance has been obtained, each an “Interested Person,” or collectively, “Interested Persons;”

•	A description of all equity securities and debt instruments of us or any of our subsidiaries beneficially owned by all Interested Persons;

•

Whether and the extent to which any hedging, derivative or other transaction is in place or has been entered into by or for the benefit of any Interested Person with respect to us or our subsidiaries, the effect or intent of which is to increase or decrease the economic risk or voting power of such Interested Person;

•

A representation that the shareholder is a holder of record of our stock that would be entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose the matter set forth in the notice;

•	The information regarding each nominee required by paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the SEC;

•	Each nominee’s signed consent to serve as a director of Harris if elected; and

•	Information as to whether each nominee is eligible for consideration as an independent director under the relevant standards contemplated by Item 407(a) of Regulation S-K.

The above is a summary of the material requirements for shareholder proposals and director nominations set forth in our By-Laws and we refer you to our By-Laws for more detailed information.

A copy of our By-Laws is available on the Corporate Governance section of our website at harris.com/corporate_governance/. You also may obtain a copy of our By-Laws upon written request to our Secretary at the address below.

A nomination or proposal that does not supply adequate information about the nominee or proposal and the shareholder making the nomination or proposal, or that does not comply with our By-Laws, will be disregarded. You should address all nominations or proposals to:

Secretary

Harris Corporation

1025 West NASA Boulevard

Melbourne, Florida 32919

DISCRETIONARY VOTING ON OTHER MATTERS

Except for the matters described in this proxy statement, our Board of Directors is not aware of any matter that will or may be properly presented at the 2013 Annual Meeting of Shareholders. The deadline under our By-Laws for any shareholder proposal not discussed in this proxy statement to be properly presented at the 2013 Annual Meeting of

Shareholders has passed. If any other matter is properly brought before the 2013 Annual Meeting of Shareholders, the persons named as proxies in our proxy materials intend to vote the shares for which we have received proxies in accordance with their best judgment.

MISCELLANEOUS MATTERS

Annual Report on Form 10-K

Our Annual Report on Form 10-K for our fiscal year ended June 28, 2013 has been filed with the SEC. Upon request, we will furnish to shareholders without charge a copy of the Annual Report on Form 10-K. Shareholders may obtain a copy by:

•	Writing to our Secretary at:

Harris Corporation

1025 West NASA Boulevard

Melbourne, Florida 32919; or

•	Calling (321) 727-9100.

A copy also is available on the Investor Relations section of our website at harris.com/ar.

Shareholder List

A list of our shareholders of record as of the record date of August 30, 2013 will be available for examination for any purpose germane to the 2013 Annual Meeting of Shareholders during normal business hours at 1025 West NASA Boulevard, Melbourne, Florida, at least 10 calendar days prior to, and also at, the 2013 Annual Meeting of Shareholders.

By Order of the Board of Directors

Scott T. Mikuen

Senior Vice President,

General Counsel and

Secretary

Melbourne, Florida

September 10, 2013

HARRIS CORPORATION 1025 WEST NASA BOULEVARD MELBOURNE, FL 32919

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to submit your proxy/voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on October 24, 2013. Have your proxy/voting instruction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic proxy/voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Harris in printing and mailing proxy materials, you can consent to receiving all future proxy statements, proxy/voting instruction cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to submit your proxy/voting instructions up until 11:59 P.M. Eastern Time on October 24, 2013. Have your proxy/voting instruction card in hand when you call and then follow the instructions.

NOTE: Your Internet or phone voting instructions authorize the named proxies and/or provide the Plan Trustee with instructions to vote your shares in the same manner as if you marked, signed, dated and returned your proxy/voting instruction card.

VOTE BY MAIL (ONLY IF NOT VOTING BY INTERNET OR PHONE)

Mark, sign and date your proxy/voting instruction card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M62527-P42812 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY/VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.

HARRIS CORPORATION PROXY/VOTING INSTRUCTION CARD

The Board of Directors recommends a vote “FOR” each nominee listed in Proposal 1 and “FOR” Proposals 2 and 3:

1. Election of Directors for a One-Year Term Expiring at 2014 Annual Meeting of Shareholders

Nominees: For Against Abstain

1a. William M. Brown 1b. Peter W. Chiarelli 1c. Thomas A. Dattilo 1d. Terry D. Growcock 1e. Lewis Hay III 1f. Vyomesh I. Joshi 1g. Karen Katen 1h. Stephen P. Kaufman

For address changes and/or comments, please check this box and write them on the back where indicated.

For Against Abstain

1i. Leslie F. Kenne 1j. David B. Rickard 1k. Dr. James C. Stoffel 1l. Gregory T. Swienton

1m. Hansel E. Tookes II

2. Advisory Vote to Approve the Compensation of Named Executive Of? cers as Disclosed in Proxy Statement

3. Rati? cation of Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm for Fiscal Year 2014

NOTE: If this proxy/voting instruction card is properly executed, then the undersigned’s shares will be voted in the manner instructed herein, or if no instruction is provided, then either as the Board of Directors recommends or, if the undersigned is a participant in the Harris Corporation Retirement Plan, as may otherwise be provided in the Plan. The named proxies also are authorized, in their discretion, to consider and act upon such other business as may properly come before the 2013 Annual Meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee, guardian or other ? duciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized of? cer.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

(See reverse side for information on how to submit your proxy/voting instructions by Internet, by phone or by mail.)

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on October 25, 2013:

The Notice of 2013 Annual Meeting and Proxy Statement and Annual Report for Fiscal Year Ended June 28, 2013 are available at www.proxyvote.com.

M62528-P42812

HARRIS CORPORATION Annual Meeting of Shareholders October 25, 2013 1:00 PM

This proxy is solicited on behalf of the Board of Directors of Harris Corporation and the Harris Corporation Retirement Plan Trustee.

You are receiving this proxy/voting instruction card because you are a registered shareholder and/or a participant in the Harris Corporation Retirement Plan. This proxy/voting instruction card revokes all prior proxies/voting instructions given by you. If you are voting by mail with this proxy/voting instruction card, please mark your choices and sign and date on the reverse side exactly as your name or names appear there. If shares are held in the name of joint holders, each should sign. If you are signing as attorney, executor, administrator, trustee, guardian or other ? duciary, please give your full title as such.

If the undersigned is a registered shareholder, the undersigned hereby appoints WILLIAM M. BROWN, GARY L. McARTHUR and SCOTT T. MIKUEN, and each of them, with power to act without the others and with full power of substitution, as proxies and attorneys-in-fact, and hereby authorizes them to represent and vote, as instructed on the reverse side of this proxy/voting instruction card, all the shares of Harris Corporation common stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of Harris Corporation to be held on October 25, 2013 or at any adjournments or postponements thereof, with all powers which the undersigned would possess if present at the Annual Meeting.

If this proxy/voting instruction card has been properly executed but the undersigned has provided no voting instructions, then the undersigned’s shares will be voted “FOR” the election of the Board of Directors’ nominees and “FOR” Proposals 2 and 3.

If the undersigned is a participant in the Harris Corporation Retirement Plan, the undersigned hereby instructs the Plan Trustee to vote, as instructed on the reverse side of this proxy/voting instruction card, the shares allocable to the undersigned’s Harris Corporation Stock Fund Account at the Annual Meeting of Shareholders of Harris Corporation to be held on October 25, 2013 or any adjournments or postponements thereof. If the undersigned does not provide voting instructions, the Plan Trustee will vote such shares in the same proportion as the shares for which other participants have timely provided voting instructions.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be marked, signed and dated on reverse side